 As filed with the Securities and Exchange Commission on October 16, 2000

                                                 Registration No. 333-43470
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    To
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                               ----------------

                          EXODUS COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                               ----------------


      Delaware                       4813                    77-0403076
   (State or Other        (Primary Standard Industrial    (I.R.S. Employer
   Jurisdiction of        Classification Code Number)  Identification Number)
  Incorporation or
    Organization)

                         2831 Mission College Boulevard
                             Santa Clara, CA 95054
                                 (408) 346-2200
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                               ----------------

                                 Adam W. Wegner
    Senior Vice President, Legal and Corporate Affairs, General Counsel and
                                   Secretary
                         2831 Mission College Boulevard
                             Santa Clara, CA 95054
                                 (408) 346-2200
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                               ----------------

                                   Copies to:
                              Horace L. Nash, Esq.
                            Robert A. Freedman, Esq.
                            Kimberly A. Chance, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                          Palo Alto, California 94306
                                 (650) 494-0600

                               ----------------

   Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
                          Exodus Communications, Inc.

        Exchange Offer For $1,000,000,000 11 5/8% Senior Notes Due 2010
              and (Euro)200,000,000 11 3/8% Senior Notes Due 2008

                            Terms of Exchange Offer

Exchange Offer

   We will exchange new notes that are registered under the Securities Act for old notes that were sold on July 6, 2000.

   All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

   We will receive no proceeds from the exchange offer.

Exchange Offer Expiration

       , 2000 at 5:00 p.m., New York City time (10:00 p.m., London Time).

Old Notes

   On July 6, 2000, we issued and sold $1.0 billion 11 5/8% Senior Notes due 2010 and (Euro)200.0 million of 11 3/8% Senior Notes due 2008.

   If you tender your old notes in the exchange offer, interest will cease to accrue before your new notes are issued. If you do not tender in the exchange offer, your old notes will continue to be subject to the same terms and restrictions except that we will not be required to register your old notes under the Securities Act.

Exodus Communications, Inc.

   2831 Mission College Boulevard, Santa Clara, California 95054, (408) 346-
2200.

New Notes

   The new notes will be identical to the old notes except that the new notes will be registered under the Securities Act.

  . Maturity: The 11 5/8% Senior Notes will mature on July 15, 2010. The 11 3/8% Senior Notes will mature on July 15, 2008.

  . Change of Control: Upon a change of control, you can require us to purchase your notes at 101% of the principal amount.

  . Interest: Interest on the notes will be paid every six months on January 15 and July 15, starting January 15, 2001.

  . Redemption by Exodus: The 11 5/8% Senior Notes are redeemable by us any time on or after July 15, 2005, except that redemptions for a portion of the notes may be made at any time prior to July 15, 2003 with the cash proceeds of specified capital stock sales. The 11 3/8% Senior Notes are not redeemable by us prior to maturity.

  .  Ranking: The notes will be general unsecured obligations, ranking:

    .  equally with all our senior unsecured indebtedness;

    .  senior to all our subordinated indebtedness; and

    . junior to all our secured indebtedness and liabilities of our subsidiaries.

   Investment in the notes to be issued in the exchange offer involves risks. See the risk factors section beginning on page 11.

   This prospectus and the accompanying letter of transmittal are first being
mailed to holders of outstanding notes on or about       , 2000.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     , 2000.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Documents Incorporated by Reference......................................  ii
Prospectus Summary.......................................................   1
Risk Factors.............................................................  11
Disclosure Regarding Forward-Looking Statements..........................  22
Use of Proceeds..........................................................  23
Capitalization...........................................................  24
Selected Consolidated Financial Data.....................................  25
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  27
Business.................................................................  38
Management...............................................................  49
Description of Anticipated Credit Facilities.............................  53
Certain Other Indebtedness...............................................  54
The Exchange Offer.......................................................  57
Description of Notes.....................................................  67
Material United States Federal Income Tax Considerations.................  98
Plan of Distribution..................................................... 103
Legal Matters............................................................ 103
Experts.................................................................. 103
Available Information.................................................... 104
Index to Consolidated Financial Statements and Financial Statement
 Schedule................................................................ F-1

                      DOCUMENTS INCORPORATED BY REFERENCE

   This prospectus incorporates important business and financial information about Exodus that is not included in or delivered with this prospectus. We are incorporating by reference in this prospectus the following documents which we filed with the commission:

    .  Our annual report on Form 10-K for the year ended December 31, 1999.

    . Our quarterly reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000.

    . Our current reports on Form 8-K filed April 7, 2000, June 21, 2000, June 30, 2000, September 28, 2000 and October 13, 2000.

   We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be part of this prospectus as of the date of filing of the reports and documents.

   Any statement contained in this prospectus or in a document which is incorporated by reference in this prospectus will be modified or superceded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference in this prospectus modifies or supercedes the prior statement. Any statement so modified or superceded will not, except as so modified or superceded, constitute a part of this prospectus.

   This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents, other than exhibits to these documents. Requests should be directed to:

   Exodus Communications, Inc.
   2831 Mission College Boulevard
   Santa Clara, California 95054
   Attn: General Counsel and Secretary
   Telephone: (408) 346-2200

   In order to assure timely delivery of the requested materials before the
expiration of the exchange offer, any request should be made prior to     ,
2000.

                               PROSPECTUS SUMMARY

   The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read the entire prospectus and the documents we have referred you to.

                          Exodus Communications, Inc.

   Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. We offer sophisticated system and network management solutions, along with professional services, to provide optimal performance for customers' Web sites. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of June 30, 2000, we had over 3,300 customers under contract and managed over 51,000 customer servers worldwide. Our customers represent a variety of industries, ranging from leading Internet companies to major enterprise customers, including Yahoo!, USA Today.com, weather.com, priceline.com, British Airways and Nordstrom.

   Internet usage is growing rapidly and businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance mission-critical Internet operations.

   Exodus offers an integrated portfolio of solutions that provide customers with a scalable, secure and high performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers and our redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

   Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

  .  Continue to position Exodus as the leader in this market;

  . Focus on enhancing systems and network management, Internet technology services and professional services;

  .  Accelerate our global expansion;

  .  Leverage our expertise to address new market opportunities; and

  . Continue to establish strategic relationships for distribution and technology.

   We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate 22 Internet Data Centers located in Atlanta, Austin, Boston, Chicago, Frankfurt, Los Angeles, New York, Seattle, Silicon Valley, Washington, D.C., London, Tokyo and Toronto.

   We expanded our solutions and services by acquiring providers of Internet technologies--Arca Systems, American Information Systems, Cohesive Technology Solutions, Service Metrics, Global OnLine Japan, and KeyLabs, Inc. In October 1998, we purchased Arca Systems, a provider of advanced network and system security consulting services. In February 1999, to accelerate our launch into the Chicago metropolitan area, we acquired American Information Systems, a regional provider of co-location, Web hosting and professional services. In July 1999, we acquired Cohesive Technology Solutions, a technology professional services organization with expertise in networking, Web applications and technology solutions. In November 1999, we acquired Service Metrics, an Internet monitoring applications and services company. In December 1999, we acquired Global OnLine Japan, an Internet solutions provider, through which we offer complex Web hosting and a range of managed and professional services in the Japanese market. Finally, in February 2000, we acquired KeyLabs, Inc., a provider of e-business testing services and in April 2000, we completed an equity investment in Mirror Image Internet, Inc., a provider of content distribution services.

                                 Recent Events

   Issuance of New Debt. On July 6, 2000, we issued $1.0 billion aggregate principal amount of 11 5/8% Senior Notes due 2010 and (Euro)200.0 million aggregate principal amount of 11 3/8% Senior Notes due 2008. The 11 5/8% Senior Notes and the 11 3/8% Senior Notes were sold at 100% face value. The 11 5/8% Senior Notes are currently eligible to trade on The Portal Market. The 11 3/8% Senior Notes are in the process of being listed on the Luxemborg Stock Exchange. The 11 5/8% Senior Notes and the 11 3/8% Senior Notes are governed by separate indentures.

   New Trustee. On September 6, 2000, HSBC Bank USA replaced Chase Manhattan Bank and Trust Company, N.A. as trustee on the indentures governing the 11 5/8% Senior Notes and the 11 3/8% Senior Notes and all of our other indentures. Chase Manhattan Bank will continue to act as security registrar and to maintain an office or agency where the notes may be surrendered for registration or transfer. In addition, the Chase Manhattan Bank London will remain as transfer agent and paying agent.

   Acquisition of Grenville Consulting Ltd. In August 2000, our UK subsidiary, Exodus Internet Limited, acquired Grenville Consulting Ltd., a leading UK consulting firm. We issued notes payable totaling $9.0 million, due
December 31, 2005, in exchange for all of the outstanding shares of Grenville Consulting. The transaction will be accounted for as a purchase.

   Acquisition of GlobalCenter Holding Co. On September 28, 2000, we entered into a definitive merger agreement to acquire GlobalCenter Holding Co., an indirect wholly owned subsidiary of Global Crossing North America, Inc. At the effective time of the merger, we will issue to GlobalCenter stockholders shares of our common stock equal to $6.525 billion divided by the average closing price of Exodus stock for the ten trading days prior to the closing of the transaction, subject to a collar. The transaction will be accounted for as a purchase and is expected to close in the first quarter of 2001, subject to regulatory and shareholder approval.

   As part of the transaction, we have agreed to form a joint venture with Asia Global Crossing Ltd. to provide complex Web hosting and managed services in Asia. Exodus will own 67% of the joint venture and Asia Global Crossing will own 33%. Both we and Asia Global Crossing will contribute all of our Asia region web hosting assets to the joint venture. Asia Global Crossing will be the primary network provider for the joint venture in Asia, and we will manage and operate the joint venture.

   As part of the transaction, we also entered into two Network Services, Marketing and Cooperation Agreements, one with Global Crossing Ltd. and the other with Asia Global Crossing Ltd. under which we agreed, for a period of 10 years, to purchase 50% or more of our future network needs outside of Asia from Global Crossing Ltd., and agreed to purchase 60% or more of our future network needs in Asia from Asia Global Crossing. In return, Global Crossing and Asia Global Crossing have agreed to use us and our affiliates as Global Crossing's and Asia Global Crossing's and their affiliates' exclusive provider of internet Web hosting services for a period of two years after the closing of the merger and have also agreed to provide us with preferred pricing on all network services and assets offered by Global Crossing and Asia Global Crossing, including circuits, IRUs and dark fiber.


                         Anticipated Credit Facilities

   We expect to enter into a credit facility with a syndicate of banks under which, subject to our compliance with our existing indentures and with financial covenants and the satisfaction of customary borrowing conditions, we will be permitted to borrow up to $600.0 million. This bank credit facility will include a revolving credit facility in the aggregate amount of $225.0 million and two term loan facilities in the aggregate amount of $375.0 million. We expect that Chase Securities Inc. will act as sole book manager and joint-lead arranger, Goldman Sachs Credit Partners L.P. will act as joint-lead arranger and co-documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as syndication agent, Morgan Stanley Senior Funding, Inc. will act as co-documentation agent, and The Chase Manhattan Bank will act as administrative and collateral agent for the facilities.

   Our obligations under the credit facilities will be guaranteed by each of our existing and future wholly-owned U.S. subsidiaries. We expect the credit facilities and the guarantees by our wholly-owned U.S. subsidiaries to be secured, to the extent permitted by our existing indentures, by substantially all of our assets and substantially all of the assets and stock of our wholly-owned U.S. subsidiaries.

   The specific terms of each facility are subject to change as we negotiate final loan documents. We cannot provide any assurance as to whether, or on what terms, we will obtain these credit facilities. See "Description of Anticipated Credit Facilities."

                                ----------------

   Our principal executive offices are located at 2831 Mission College Blvd., Santa Clara, California 95054. Our telephone number is (408) 346-2200.

   Exodus Communications, Exodus, CyberCabinet, CyberRack, Multipath Site, Multipath Net, SystemHealth Monitoring and Virtual Data Center are trade names and trademarks of Exodus. This prospectus also includes trade names and trademarks of other companies, including Unicenter and Unicenter TNG(TM), which are trademarks of Computer Associates International, Inc.

                               The Exchange Offer

Securities Offered..........
                              $1.0 billion aggregate principal amount of 11 5/8% Senior Notes due 2010 and (Euro)200.0 million aggregate principal amount of 11 3/8% Senior Notes due 2008. The terms of the new notes and the old notes are identical except for transfer restrictions and registration rights relating to the old notes that will not be applicable to the new notes. The old notes and the new notes are collectively referred to as the notes.

Issuance of Old Notes.......  $1.0 billion aggregate principal amount of 11
                              5/8% Senior Notes due 2010 and (Euro)200.0
                              million aggregate principal amount of 11 3/8% Senior Notes due 2008 were issued on July 6, 2000 to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC, which placed the old notes with qualified institutional buyers and to buyers in offshore transactions in reliance on Regulation S under the Securities Act.

The Exchange Offer..........
                              We are offering to exchange $1,000 principal amount of new dollar notes for each $1,000 principal amount of old dollar notes. Old dollar notes may only be exchanged in $1,000 principal amount increments. There are $1.0 billion aggregate principal amount of old dollar notes outstanding.

                              We are also offering to exchange (Euro)1,000 principal amount of new euro notes for each
                              (Euro)1,000 principal amount of old euro notes. Old euro notes may only be exchanged in
                              (Euro)1,000 principal amount increments. There are (Euro)200.0 million aggregate principal amount of old euro notes outstanding.

Conditions to the Exchange    The exchange offer is not conditioned upon any
Offer.......................  minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to customary conditions, which may be waived by us. See "The Exchange Offer--
                              Conditions to the Exchange Offer."

Procedures for Tendering....
                              If you want to tender your old dollar notes in the exchange offer, you must complete and sign the letter of transmittal for dollar notes according to the instructions contained in this prospectus and the letter of transmittal for dollar notes. If you want to tender your old euro notes in the exchange offer, you must complete and sign the letter of transmittal for euro notes according to the instructions contained in this prospectus and the letter of transmittal for euro notes. You must then mail, fax or hand deliver the applicable letter of transmittal, together with any other required documents, to the applicable exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of old notes. You should allow sufficient time to ensure timely delivery. Some brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. If you own old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you are urged to contact that person promptly if you wish to tender old notes in the exchange offer. Letters of transmittal and certificates representing the old notes should not be sent to Exodus. These documents should be sent only to the applicable exchange agent. Questions regarding how to tender and requests for information should also be directed to the exchange agent.

                              If you hold old dollar notes through The
                              Depositary Trust Company or old euro notes through Euroclear or Cedelbank and wish to accept the exchange offer, you must do so pursuant to the book-entry transfer facility's procedures for book-entry transfer (or other applicable procedures), all in accordance with this prospectus and the applicable letter of transmittal. See "The Exchange Offer Procedures for Tendering Old Notes."

Expiration Date;              The exchange offer will expire on the earlier of
Withdrawal..................  5:00 p.m., New York City time (10:00 p.m., London
                              time) on     , 2000 or the date when all old
                              notes have been tendered, or a later date and
                              time to which it may be extended. However, it may
                              not be extended beyond     , 2000. We will accept
                              for exchange any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date. The tender of old notes may be withdrawn at any time prior to the expiration date. Any old note not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer. The new notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange
                              Offer--Terms of the Exchange Offer; Period for
                              Tendering Old Notes" and "--Withdrawals of
                              Tenders."

Guaranteed Delivery           If you wish to tender your old notes and (1) your
Procedures..................  old notes are not immediately available or (2)
                              you cannot deliver your old notes together with the applicable letter of transmittal to the applicable exchange agent prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures contained in the applicable letter of transmittal. See "The
                              Exchange Offer--Procedures for Tendering Old
                              Notes--Guaranteed Delivery Procedures."

Tax Considerations..........  For U.S. federal income tax purposes, the exchange of old notes for new notes should not be considered a sale or exchange or otherwise a taxable event to the holders of notes. See "Material United States Federal Income Tax Considerations."

Use of Proceeds.............  We will receive no proceeds from the exchange offer.

                              Holders of old notes will not have dissenters'
Appraisal Rights............  rights or appraisal rights in connection with the exchange offer.

Exchange Agent..............  Chase Manhattan Bank & Trust Company, National
                              Association is serving as exchange agent in connection with the exchange offer for the old dollar notes, and Chase Manhattan Bank London is serving as exchange agent in connection with the exchange offer for the old euro notes.

Resales of New Notes........  Based on an interpretation by the Securities and
                              Exchange Commission set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer new notes issued in the exchange offer in exchange for old notes without restrictions under the federal securities laws. However, there are exceptions to this general statement. You may not freely transfer the new notes if:

                              .  you are an affiliate of Exodus;

                              . you did not acquire the new notes in the ordinary course of your business;

                              . you have engaged in, intend to engage in, or have an arrangement or understanding with any person to participate in the distribution of the new notes; or

                              . you are a broker-dealer who acquired the old notes directly from us.

                              Any holder subject to any of the exceptions above and each participating broker-dealer that receives new notes for its own account in the exchange offer in exchange for old notes that were acquired as a result of market making, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the new notes.

Consequences of Not
Exchanging the Old Notes....
                              If you do not tender your old notes or your old notes are not properly tendered, the existing transfer restrictions will continue to apply. The old dollar notes are currently eligible for sale pursuant to Rule 144A through The Portal Market and the old euro notes are currently listed on the Luxembourg Stock Exchange. Application is expected to be made for listing the new euro notes on the Luxembourg Stock Exchange. We cannot assure you that we will be successful in this listing or of when the listing will be complete. Because we anticipate that most holders will elect to exchange old notes for new notes due to the absence of restrictions on the resale of new notes under the Securities Act in most cases, we anticipate that the liquidity of the market for any old notes remaining after the consummation of the exchange offer will be substantially limited. See "Risk Factors--There could be negative consequences to you if you do not exchange your old notes for new notes" and "The Exchange Offer--Consequences of Failure to Exchange Old Notes."

                      Summary Description of the New Notes

   The terms of the new notes and the old notes are identical in all respects, except that the terms of the new notes do not include the transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are referred to collectively as the notes.

   The new notes will bear interest from the most recent date to which interest has been paid on the old notes. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date on which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old notes whose old notes are accepted for exchange will not receive any payment in respect of interest on the old notes otherwise payable on any interest payment date that occurs on or after completion of the exchange offer.

Notes Offered...............  $1.0 billion aggregate principal amount of 11
                              5/8% Senior Notes due 2010, which we will also refer to as dollar notes.

                              (Euro)200.0 million aggregate principal amount of 11 3/8 Senior Notes due 2008, which we will also refer to as euro notes.

                              The euro notes and the dollar notes will each be a separate class of securities and will be entitled to vote as separate classes on all matters.

Maturity Date...............  The dollar notes will mature July 15, 2010. The euro notes will mature July 15, 2008.

Interest Payment Dates......  Interest on the notes will be paid every six months on January 15 and July 15 of each year, starting January 15, 2001.

Optional Redemption.........  Except as described in this prospectus, the dollar notes will not be redeemable at our option prior to July 15, 2005. The dollar notes will be subject to redemption, at our option, in whole or in part, at any time on or after July 15, 2005 and prior to maturity, but excluding the redemption date, upon not less than 30 days' nor more than 60 days' notice at the redemption prices set forth in this prospectus plus accrued and unpaid interest and liquidated damages (as described below), if any.

                              In addition, at any time prior to July 15, 2003, we may redeem up to 35% of the aggregate outstanding principal amount of the dollar notes with the net cash proceeds of one or more sales of capital stock (as described below), other than disqualified stock, at a redemption price equal to 111.625% of the aggregate principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption; provided that at least 65% of the original principal amount of the dollar notes remains outstanding immediately following the redemption. In order to effect the redemption, we must mail a notice of redemption no later than 45 days after the related sale of capital stock and must consummate the redemption within 60 days after the closing of the sale of capital stock.

                              The euro notes are not redeemable at our option at any time prior to maturity.

Change of Control...........
                              In the event of a change of control (as described below), each holder will have the right to require that we purchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, and liquidated damages, if any, to the date of purchase. See "Risk Factors--We may not be able to effect repurchase of the notes upon a Change of Control in accordance with the terms of the indentures."

Ranking.....................
                              The notes will be senior unsecured indebtedness ranking equally with our existing and future senior unsecured obligations and senior in right of payment to all of our subordinated indebtedness. The notes will be effectively subordinated to all secured indebtedness and to any liabilities of any of our subsidiaries, including trade payables. As of June 30, 2000, we had approximately $112.3 million of secured indebtedness and outstanding liabilities of our subsidiaries. In addition, the notes rank equally with our $275.0 million of 11 1/4% Senior Notes due 2008 and $375.0 million and (Euro)125.0 million of 10 3/4% Senior Notes due 2009 and are senior in right of payment to our $72.2 million of 5% Convertible Subordinated Notes due March 15, 2006 and our $500.0 million of 4 3/4%
                              Convertible Subordinated Notes due July 15, 2008. See "Risk Factors--Our substantial leverage and debt service obligations adversely affect our cash flow."

Restrictive Covenants.......
                              The indentures governing the notes contain covenants that, among other things, limit our ability to incur specific types of debt, pay dividends, make distributions, make specific types of investments or other restricted payments, sell assets, enter into specified transactions with affiliates, incur liens, engage in mergers and consolidations and allow restricted subsidiaries (as defined) to issue capital stock and make guarantees. See "Description of Notes."

                   Summary Consolidated Financial Information

   The following summary consolidated financial information should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The summary consolidated financial information for each of the years in the three-year period ended December 31, 1999 is derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors. The summary consolidated financial information as of June 30, 2000 and for the six months ended June 30, 1999 and June 30, 2000 is derived from our unaudited condensed consolidated financial statements for these periods. Historical results are not necessarily indicative of results to be expected in the future.

                                                               Six Months
                             Year Ended December 31,         Ended June 30,
                           ------------------------------  -------------------
                             1997      1998       1999       1999      2000
                           --------  --------  ----------  --------  ---------
                                (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Total revenues...........  $ 12,408  $ 52,745  $  242,140  $ 72,726  $ 313,695
Operating loss...........   (24,792)  (57,573)    (97,216)  (33,943)   (61,555)
Net loss.................   (25,298)  (67,316)   (130,323)  (45,871)  (109,644)
Cumulative dividends and
 accretion on redeemable
 convertible preferred
 stock...................    (1,413)   (2,014)        --        --         --
Net loss attributable to
 common stockholders.....   (26,711)  (69,330)   (130,323)  (45,871)  (109,644)
Basic and diluted net
 loss per share..........  $  (0.87) $  (0.28) $    (0.39) $  (0.14) $   (0.28)
Shares used in computing
 basic and diluted net
 loss per share..........    30,856   251,616     335,848   329,013    388,471
Consolidated Statement of
 Cash Flows Data:
Net cash provided by
 (used for) operating
 activities..............  $(15,518) $(47,312) $  (46,726) $(24,048) $   7,538
Net cash used for
 investing activities....   (23,864)  (92,757)   (390,614) (106,773)  (539,240)
Net cash provided by
 financing activities....    45,937   285,814   1,296,745   309,001     42,705
Depreciation and
 amortization............     3,429    13,024      50,881    12,807     70,855
Capital expenditures.....    22,489    44,564     283,468    81,958    409,767
Other Data:
EBITDA(1)................  $(20,274) $(41,945) $  (44,738) $(20,467) $  10,345
Deficiency of earnings
 available to cover fixed
 charges(1)..............   (25,298)  (67,316)   (130,323)  (45,871)  (109,644)

                                                         At June 30, 2000
                                                     -------------------------
                                                       Actual   As Adjusted(2)
                                                     ---------- --------------
                                                          (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents........................... $  520,170   $1,675,356
Restricted cash equivalents and investments.........     51,160       51,160
Working capital.....................................    387,176    1,542,362
Total assets........................................  2,219,768    3,408,648
Current portion of equipment loans, line of credit
 facilities and capital lease obligations...........     39,253       39,253
Equipment loans, line of credit facilities and
 capital lease obligations, less current portion....     53,217       53,217
Senior notes(3).....................................    769,267    1,958,147
Convertible subordinated notes(4)...................    572,237      572,237
Total stockholders' equity..........................    556,693      556,693

--------
(1) "EBITDA" represents earnings (loss) before net interest expense, income taxes, depreciation, amortization, including amortization of deferred stock compensation, and other noncash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges," earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized and the portion of rental expense that we believe to be representative of interest. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.

(2) As adjusted to reflect the sale of $1.0 billion principal amount of our 11 5/8% Senior Notes due 2010 and (Euro)200.0 million principal amount of our 11 3/8% Senior Notes due 2008 and application of the net proceeds therefrom. For purposes of this table, the translation of euros into dollars has been made at $0.9444 per euro, which represents the Noon Buying Rate on June 28, 2000. See "Use of Proceeds" and "Capitalization".
(3) Represents $275.0 million aggregate principal amount of our 11 1/4% Senior Notes due 2008 (the "11 1/4% Senior Notes") and a related $375,000 premium and $375.0 million and (Euro)125.0 million aggregate principal amount of our 10 3/4% Senior Notes due 2009 (the "10 3/4% Senior Notes").

(4) Represents $72.2 million aggregate principal amount of our 5% Convertible Subordinated Notes due March 15, 2006 (the "5% Convertible Subordinated Notes") and $500.0 million aggregate principal amount of our 4 3/4% Convertible Subordinated Notes due July 15, 2008 (the "4 3/4% Convertible Subordinated Notes").

                                  RISK FACTORS

   Holders of old notes should carefully consider the information set forth under the caption "Risk Factors" and all other information set forth in this prospectus before tendering their old notes in the exchange offer. The risk factors set forth in this prospectus, other than "Risk Factors--There could be negative consequences to you if you do not exchange your old notes for new notes," are generally applicable to the old notes as well as the new notes.

There could be negative consequences to you if you do not exchange your old notes for new notes

   Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. We anticipate that most holders will elect to exchange their old notes for new notes because in doing so they will eliminate most restrictions on the resale of new notes. As a result, we anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreement, and these old notes will continue to be subject to restrictions on transfer. The old dollar notes are currently eligible for sale under Rule 144A through The Portal Market, and the old euro notes are currently listed on the Luxembourg Stock Exchange. Application is expected to be made for listing the new euro notes on the Luxembourg Stock Exchange. We cannot assure you that we will be successful in this listing or of when the listing will be complete.

   As a result of making the exchange offer, we will have fulfilled our obligations under the registration rights agreement. Holders who do not tender their old notes generally will not have any further registration rights or rights to receive the liquidated damages specified in the registration rights agreement for our failure to register the new notes.

   The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

  .  to us or one of our subsidiaries;

  .  to a qualified institutional buyer;

  .  to an institutional accredited investor;

  . to a party outside the United States under Regulation S under the Securities Act;

  . under an exemption from registration provided by Rule 144 under the Securities Act; or

  .  under an effective registration statement.

Our short operating history and heavy losses make our business difficult to evaluate

   Our limited operating history makes evaluating our business operations and our prospects difficult. We began offering server hosting and Internet connectivity services in 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. Due to our short operating history, our business model is still evolving. We have incurred operating losses each fiscal quarter and year since 1995. We have incurred negative cash flows from operations each fiscal quarter from 1995 through March 31, 2000. For the quarter ended June 30, 2000, we achieved positive cash flow from operations; however, there is no assurance that positive cash flows from operations will continue or increase in future periods. Our accumulated deficit was approximately $337.9 million at June 30, 2000. We anticipate continuing to make significant investments in new Internet Data Centers and network infrastructure, product development, sales and marketing programs and personnel. We believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. We may also use significant amounts of cash and/or equity to acquire complementary businesses, products, services or technologies. Although we have experienced significant growth in revenues in recent periods, this growth rate is not necessarily indicative of future operating results. It is possible that we may never achieve profitability on a quarterly or an annual basis.

Our operating results have fluctuated widely and we expect this to continue

   We have experienced significant fluctuations in our results of operations on a quarterly and an annual basis. We expect to continue to experience significant fluctuations due to a variety of factors, many of which are outside of our control, including:

  .  demand for and market acceptance of our services;

  . the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations;

  . the timing of expansion of existing Internet Data Centers and completion of new Internet Data Centers, including obtaining necessary permits and adequate public utility power;

  . costs related to the acquisition of network capacity and arrangements for interconnections with third-party networks;

  .  customer retention and satisfaction;

  .  capacity utilization of our Internet Data Centers;

  . the timing, magnitude and integration of acquisitions of complementary businesses and assets;

  .  the timing of customer installations;

  .  customer discounts and credits;

  .  the mix of services we sell;

  . the timing and success of marketing efforts and service introductions by us and our competitors;

  . the introduction by third parties of new Internet and networking technologies;

  .  changes in our pricing policies and our competitors' pricing policies;

  .  fluctuations in bandwidth used by customers; and

  . delays in obtaining licenses and permits required to construct facilities, deploy networking infrastructure or operate in the United States and foreign countries.

   In addition, a relatively large portion of our expenses are fixed in the short term, particularly with respect to telecommunications, depreciation, substantial interest expenses, real estate and personnel. Therefore, our results of operations are particularly sensitive to fluctuations in revenues. Furthermore, if we were to become unable to continue leveraging third-party products in our services offerings, our product development costs could increase significantly. Finally, many of our customers are emerging growth companies with negative cash flows, and there is the possibility that we will not be able to collect receivables on a timely basis.

Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources

   The expansion of our network through the opening of additional Internet Data Centers in geographically diverse locations is one of our key strategies. We currently have 22 Internet Data Centers located in the following metropolitan areas: Atlanta, Austin, Boston, Chicago, Frankfurt, London, Los Angeles, New York, Seattle, Silicon Valley, Tokyo, Toronto and Washington, D.C. To expand successfully, we must be able to assess markets, locate and secure new Internet Data Center sites, install telecommunications circuits and equipment and Internet Data Center facilities, and establish additional interconnections with Internet service providers. To manage this expansion effectively, we must continue to improve our operational and financial systems and expand, train and manage our employee base. Our inability to establish additional Internet Data Centers or effectively manage our expansion would have a material adverse effect upon our business.

   We expect to expend substantial resources for leases or purchases of real estate, improvements of facilities, purchase of complementary businesses, assets and equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support and sales and marketing personnel with the establishment of each new Internet Data Center. Moreover, we expect to make additional significant investments in sales and marketing and the development of new services as part of our expansion strategy. If we fail to generate sufficient cash flows or to raise sufficient funds we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, making it difficult for us to generate additional revenue and to respond to competitive pressures.

   In general, it takes us at least six months to select the appropriate location for a new Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure and hire operations and sales personnel. Expenditures commence well before the Internet Data Center opens, and it takes an extended period for us to approach break-even capacity utilization. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We incur further expenses from sales personnel hired to test market our services in markets where there is no Internet Data Center. Growth in the number of our Internet Data Centers is likely to increase the amount and duration of losses. In addition, if we do not attract customers to new Internet Data Centers in a timely manner, or at all, our business would be materially adversely affected.

Because we compete with much larger companies and there are few barriers to entry of new competitors, we are always at risk that we will lose business to new and existing competitors

   Our market is intensely competitive. There are few barriers to entry, and we expect to face additional competition from existing competitors and new market entrants. Many companies have already announced that they intend to begin to provide services, or they will expand their service offerings, in ways that are competitive with our services. The principal competitive factors in our market include:

  .  the ability to deliver services when requested by the customer;

  .  Internet system engineering and other expertise;

  .  customer service;

  .  network capability, reliability, quality of service and scalability;

  .  variety of services offered;

  . access to network resources, including circuits, equipment and interconnection capacity to other networks;

  .  broad geographic presence;

  .  price;

  .  the ability to maintain and expand distribution channels;

  .  brand name;

  .  the timing of introductions of new services;

  .  network security; and

  .  financial resources.

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  .  providers of server hosting services;

  .  national, foreign and regional Internet service providers;

  . global, regional and local telecommunications companies and Regional Bell Operating Companies; and

  .  information technology outsourcing firms.

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, they may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, some of these competitors have entered into and are likely to continue to enter into, business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to consolidate in the near future, which could result in increased competition, including price competition.

Our market is new and our services may not be generally accepted by enterprises looking to outsource their mission-critical Internet operations, which could harm our operating results

   The market for Internet system and network management solutions has only recently begun to develop, is evolving rapidly and is characterized by an increasing number of market entrants. This market may not prove to be viable or, if it becomes viable, may not continue to grow. We currently incur costs greater than our revenues. If we cannot retain or grow our customer base, we will not be able to increase our sales and revenues or create economies of scale to offset our costs. Our future growth depends on the willingness of enterprises to outsource the system and network management of their mission-critical Internet operations and our ability to market our services in a cost-effective manner to a sufficiently large number of customers. If this market fails to develop, or develops more slowly than expected, or if our services do not achieve market acceptance, our business will be adversely affected. In addition, in order to be successful we must be able to differentiate ourselves from our competition through our service offerings and delivery.

Our substantial leverage and debt service obligations adversely affect our cash flow

   We have substantial amounts of outstanding indebtedness, primarily from our 11 5/8% Senior Notes, 11 3/8% Senior Notes, 10 3/4% Senior Notes, 11 1/4% Senior Notes, 4 3/4% Convertible Subordinated Notes, and our 5% Convertible Subordinated Notes. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of, the notes and our other debt when due. As of June 30, 2000, we had debt of approximately $1.4 billion, which does not include the issuance of our 11 5/8% Senior Notes and our 11 3/8% Senior Notes in July 2000. We also have the right to issue $100.0 million of additional 10 3/4% Senior Notes on or prior to December 8, 2000, $100.0 million of additional 11 5/8% Senior Notes before the maturity date of those notes and (Euro)100.0 million of additional 11 3/8% Senior Notes before the respective maturity dates of those notes. Furthermore, we expect to enter into secured credit facilities for up to $600.0 million, and the notes would be effectively subordinated to any borrowings under the credit facilities. In addition, we expect to add additional equipment loans and lease lines to finance capital expenditures for our Internet Data Centers and to obtain additional long-term debt, working capital lines of credit and lease lines. We cannot be certain that any financing arrangements will be available.

   Our substantial leverage could have significant negative consequences, including:

  . increasing our vulnerability to general adverse economic and industry conditions;

  .  limiting our ability to obtain additional financing;

  . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  . placing us at a possible competitive disadvantage compared to competitors with less leverage or better access to capital resources.

We are subject to restrictive covenants in our note indentures that limit our flexibility in managing our business

   The notes, our other existing senior notes and convertible subordinated notes contain various restrictions on our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions and take other actions. Our anticipated secured bank credit facility is likely to have additional restrictive covenants. Furthermore, our existing financing arrangements are, and future financing arrangements are likely to be, secured by substantially all of our assets. The existing financing arrangements require, and future financing arrangements are likely to require, that we maintain specific financial ratios and comply with covenants restricting our ability to incur debt, pay dividends or make other restricted payments, sell assets, enter into affiliate transactions or take other actions.

   In addition, a number of instruments evidencing our debt restrict the manner in which the funds raised in our debt financings and debt incurred in the future may be used.

We must manage growth effectively by expanding operating and financial procedures, controls and systems or our business will be harmed

   We are experiencing, and we expect to continue to experience, rapid growth with respect to the building of our Internet Data Centers and network infrastructure, acquisitions of assets and companies, expansion of our service offerings, geographic expansion, expansion of our customer base and increases in the number of employees. This growth has placed, and we expect it to continue to place, a significant strain on our financial, management, operational and other resources, including our ability to ensure customer satisfaction. This expansion also requires significant time commitment from our senior management and places a significant strain on their ability to manage the existing business. In addition, we are required to manage multiple relationships with a growing number of third parties as we seek to complement our service offerings. Our ability to manage our growth effectively will require us to continue to expand operating and financial procedures and controls, to replace or upgrade our operational, financial and management information systems and to attract, train, motivate and retain key employees. We have recently hired many key employees and officers, and as a result, our entire management team has worked together for only a brief time. In addition, we intend to hire additional senior management personnel to support our growth and expansion of our business. If our executives are unable to manage growth effectively, our business could be materially adversely affected.

We may experience difficulty in integrating our acquisitions, which could harm our operating results

   We believe that our future growth depends, in part, upon the acquisition of complementary businesses, products, services or technologies. After purchasing a company, we could have difficulty in assimilating its technology, personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition, future acquisitions by us may require us to issue stock that could dilute the ownership of our then existing stockholders, incur additional debt or assume liabilities, result in large one-time write-offs or create goodwill or other intangible assets that could result in amortization expenses.

System failures could lead to significant costs

   We must protect our network infrastructure, our equipment, and customers' equipment against damage from human error, physical or electronic security breaches, power loss and other facility failures, fire, earthquake, flood, telecommunications failure, sabotage, vandalism and similar events. Despite precautions we have taken, a natural disaster or other unanticipated problems at one or more of our Internet Data Centers could result in interruptions in our services or significant damage to customer equipment. In addition, failure of any of our telecommunications providers, such as MCI WorldCom, Qwest Communications Corporation and Global Crossing, to provide consistent data communications capacity, and local exchange carriers to provide interconnection agreements, could result in interruptions in our services. Any damage to or failure of our systems or service providers could result in reductions in, or terminations of, services supplied to our customers, which could have a material adverse effect on our business. In the past, we have experienced interruptions in specific circuits within our network resulting from events outside our control, temporary loss of power, and failure of networking equipment, all of which led to short-term degradation in the level of performance of our network or temporary unavailability of our services. We attempt to limit exposure to system downtime by contract by giving customers a credit of free service for a short period of time for disruptions. However, customers may demand additional remedies. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover those expenses.

Customer satisfaction with our services is critical to our success

   Our customers demand a very high level of service and services are an increasingly significant portion of our offerings. As customers outsource more mission-critical operations to us, we are subject to increased liability claims and customer dissatisfaction if our systems fail or our customers otherwise become unsatisfied. Our customer contracts generally provide a limited service level commitment related to the continuous availability of service on a 24 hours per day, seven days per week basis. This commitment is generally limited to a credit consisting of free service for a short period of time for disruptions in Internet transmission services. If we incur significant service level commitment obligations in connection with system downtime, our liability insurance may not be adequate to cover these expenses.

Our ability to expand our network is unproven and will require substantial financial, operational and management resources

   To satisfy customer requirements, we must continue to expand and adapt our network infrastructure. We are dependent on MCI WorldCom, Qwest, Global Crossing and other telecommunications providers for our network capacity. The expansion and adaptation of our telecommunications infrastructure will require substantial financial, operational and management resources as we negotiate telecommunications capacity with network infrastructure suppliers. Due to the limited deployment of our services to date, our ability to connect and manage a substantially larger number of customers at high transmission speeds is unknown. We have yet to prove our network's ability to be scaled up to higher customer levels while maintaining superior performance. Furthermore, it may be difficult for us to increase quickly our network capacity in light of current necessary lead times within the industry to purchase circuits and other critical items. If we fail to achieve or maintain high capacity data transmission circuits, customer demand could diminish because of possible degradation of service. In addition, as we upgrade our telecommunications infrastructure to increase bandwidth available to our customers, we expect to encounter equipment or software incompatibility which may cause delays in implementation.

We depend on network interconnections provided by third parties who may raise their fees or deny access

   We rely on a number of public and private network interconnections to allow our customers to connect to other networks. If the networks with which we interconnect were to discontinue their interconnections, our ability to exchange traffic would be significantly constrained. Furthermore, our business will be harmed if these networks do not add more bandwidth to accommodate increased traffic. Many of the companies with which we maintain interconnections are our competitors. Some of these networks require that we pay them fees for the right to maintain interconnections. There is nothing to prevent any networks, many of which are significantly larger than we are, from increasing fees or denying access. In early 2000, one network with which we previously maintained interconnections unilaterally terminated their interconnections. In the future, other networks could refuse to continue to interconnect directly with us, might impose significant costs on us or limit our customers' access to their networks. In this event, we may not be able on a cost-effective basis to access alternative networks to exchange our customers' traffic. In addition, we may not be able to pass through to our customers any additional costs of utilizing these networks. In these cases, our business could be harmed.

Difficulties presented by international economic, political, legal, accounting and business factors could harm our business in international markets

   A component of our strategy is to expand into international markets. We opened our first Internet Data Center outside of the United States in the London metropolitan area in June 1999 and acquired an Internet Data Center in Tokyo through our acquisition of GOL in December 1999. In April 2000, we opened two additional Internet Data Centers in Frankfurt and Toronto. In September 2000, we entered into a joint venture with Asia Global Crossing Ltd. to provide complex Web hosting and managed services in Asia, and in September 2000, we entered into a network services agreement with Asia Global Crossing Ltd. to purchase, over the next 10 years, 60% or more of our network needs in Asia. Furthermore, we plan to open additional international Internet Data Centers by the end of 2000. In order to expand our international operations, we may enter into joint ventures or outsourcing agreements with third parties, acquire rights to high-bandwidth transmission capability, acquire complementary businesses or operations, or establish and maintain new operations outside of the United States. Thus, we may depend on third parties to be successful in our international operations. In addition, the rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect our ability to expand operations and may increase our cost of operations internationally. The risks inherent in conducting business internationally include:

  . unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

  .  challenges in staffing and managing foreign operations;

  .  differences in technology standards;

  .  employment laws and practices in foreign countries;

  .  longer payment cycles and problems in collecting accounts receivable;

  .  political instability;

  . fluctuations in currency exchange rates and imposition of currency exchange controls; and

  .  potentially adverse tax consequences.

We might not be successful in our attempts to keep up with rapid technological change and evolving industry standards

   Our future success will depend on our ability to offer services that incorporate leading technology and address the increasingly sophisticated and varied needs of our current and prospective customers. Our market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate advances on a cost-effective and timely basis. Moreover, technological advances may have the effect of encouraging our current or future customers to rely on in-house personnel and equipment to furnish the services we currently provide. In addition, keeping pace with technological advances may require substantial expenditures and lead time.

   We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products, services and architectures offered by various vendors. Although we work with various vendors in testing newly developed products, these products may not be compatible with our infrastructure or adequate to address changing customer needs. Any incompatibility would require us to make significant investments to achieve compatibility. Although we intend to support emerging standards, industry standards may not be established or we may not be able to conform timely to new standards. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business.

System security risks could disrupt our services

   The ability to provide secure transmissions of confidential information over networks accessible to the public is a significant barrier to electronic commerce and communications. A portion of our services rely on encryption and authentication technology licensed from third parties. Despite a variety of network security measures we have taken, we cannot assure that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur. Recently, numerous computer viruses have circulated through the world. Our network and our customer sites are potentially vulnerable to these viruses, which could harm our results of operations. Our Internet Data Centers have experienced, and in the future may experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Exodus or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Exodus passwords as well as credit card and bank account numbers, stored in our computer systems or those of our customers. As a result, we could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to our customers.

We depend on third-party equipment and software suppliers

   We depend on vendors to supply key components of our telecommunications infrastructure and system and network management solutions. Some of the telecommunications services and networking equipment is available only from sole or limited sources. For instance, the routers, switches and modems we use are currently supplied primarily by Cisco Systems, Inc. We typically purchase or lease all of our components under purchase orders placed from time to time. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. If we are unable to obtain required products or services on a timely basis and at an acceptable cost, our business would be harmed. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components we use, our business would be harmed. For example, we have experienced performance problems with routers and switches, including previously unknown software and firmware bugs, that have caused temporary disruptions in and impairment of network performance.

Government regulation and legal uncertainties may harm our business

   Laws and regulations directly applicable to communications and commerce over the Internet are becoming more prevalent. The United States Congress has considered enacting Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union also enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. We provide services over the Internet in many states in the United States and in many foreign countries, and we facilitate the activities of our customers in these jurisdictions. As a result we may be required to qualify to do business, or be subject to taxation, or be subject to other laws and regulations, in these jurisdictions even if we do not have a physical presence or employees or property in these jurisdictions. The application of these multiple sets of laws and regulations is uncertain, but we could find that we are subject to regulation, taxation, enforcement or other liability in unexpected ways, which could materially adversely affect our business.

We could be held liable for the information disseminated through our network

   The law relating to the liability of online services companies and Internet access providers for information and commerce carried on or disseminated through their networks is currently unsettled. The Child Online Protection Act of 1998 imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring material that is harmful to minors, by means of the World Wide Web, without restricting access to this type of material by underage persons. Numerous states have adopted or are currently considering similar types of legislation. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through systems could require us to implement measures to reduce exposure to liability, which may require the expenditure of substantial resources, or to discontinue various service or product offerings. Further, the costs of defending against any claims and potential adverse outcomes of these claims could have a material adverse effect on our business. While we carry professional liability insurance, it may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks.

   Some businesses, organizations and individuals have in the past sent unsolicited commercial e-mail messages through our network or advertising sites hosted at our facilities to a massive number of people. This practice, known as "spamming," has led to some complaints against us. In addition, some ISPs and other online services companies could deny network access to us if we allow undesired content or spamming to be transmitted through our networks. Although we prohibit customers by contract from spamming, we cannot be sure that customers will not engage in this practice, which could have a material adverse effect on our business.

Our future success depends on our key personnel

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. Any officer or employee can terminate his or her relationship at any time. If we lose the services of one or more of our key employees or are unable to attract additional qualified personnel, our business would be adversely affected. We do not carry key-person life insurance for any of our employees.

If the Internet and Internet infrastructure development do not continue to grow, our business will be harmed

   Our success depends in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for our services. In addition, the rate of development and adoption of the Internet has been slower outside of the United States and the cost of bandwidth has been higher. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

We face risks associated with protection and enforcement of intellectual property rights

   We rely on a combination of copyright, patent trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. We have very little patented technology that would preclude or inhibit competitors from entering our market. Although we have entered into confidentiality agreements with our employees, contractors, suppliers, distributors and appropriate customers to limit access to and disclosure of our proprietary information, these may prove insufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. In addition, the laws of various foreign countries may not protect our products, services or intellectual property rights to the same extent as do the laws of the United States.

   In addition to licensing technologies from third parties, we are developing and acquiring additional proprietary intellectual property. Third parties may try to claim that our products or services infringe their intellectual property. We expect that participants in our markets will be increasingly subject to infringement claims. Any claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on terms acceptable to us or at all.

The notes are effectively subordinated to our secured indebtedness and the liabilities of our subsidiaries

   The notes are effectively subordinated to our secured debt, including our anticipated credit facilities, to the extent of the value of the assets securing the debt. The notes are also effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries. Any right we may have to receive assets of any of our subsidiaries upon liquidation or reorganization will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. As of June 30, 2000, we had approximately $92.5 million of outstanding secured debt and our subsidiaries had approximately $19.8 million of liabilities. In addition, we also expect to enter into secured credit facilities for up to $600.0 million, and the notes will be effectively subordinated to any borrowings under the credit facilities. The indentures governing the notes contain limitations on our ability and the ability of our subsidiaries to incur additional debt, excluding outstanding secured debt. However, these limitations are subject to a number of exceptions, and there can be no assurances that we will not incur significant additional debt in the future, including debt to which the holders of the notes would be effectively subordinated. See "Description of Notes--Covenants--Limitation on Debt."

Our management has broad discretion in the allocation of the proceeds of the offering of the old notes

   We expect to use the net proceeds from the sale of the old notes primarily to finance the purchase or other acquisition of assets or businesses to be used in the System and Network Management Business (as defined in the indentures governing the notes). Our management retains broad discretion in allocating the proceeds from the sale of the notes. The failure of management to apply the funds effectively could harm our business. See "Use of Proceeds."

We may not be able to effect repurchase of the notes upon a Change of Control in accordance with the terms of the Indentures

   Upon the occurrence of a Change of Control (as defined elsewhere in this prospectus), we may be required to purchase all or a portion of the notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. Prior to commencing such an offer to purchase, we may be required to (1) repay in full all of our indebtedness, including the anticipated secured credit facilities that would prohibit the repurchase of the notes or (2) obtain any consent required to make the repurchases. If we are unable to repay all of this indebtedness or are unable to obtain the necessary consents, we will be unable to offer to purchase the notes. That failure would constitute an event of default under the Indentures. We may not have sufficient funds available at the time of any Change of Control to repurchase the notes. The events that require a repurchase upon a Change of Control under the Indentures may also constitute events of default under any of our indebtedness. See "Description of Notes--Repurchase at the Option of Holders."

You may find it difficult to sell your notes

   The old dollar notes are eligible for trading in The Portal Market. The old euro notes are currently listed on the Luxembourg Stock Exchange. There is no existing trading market for the new notes, although we expect to apply to list the new euro notes on the Luxembourg Stock Exchange. We cannot assure you that we will be successful in this listing or of when the listing will be complete. Accordingly, we cannot be sure that any market for the new notes will develop, that the holders of the new notes will be able to sell their notes or the prices at which any sales will be made. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than the exchange tender price of the old notes, as our previously registered notes do. Prevailing market prices from time to time will depend on many factors, including then existing interest rates, our operating results and cash flow and the market for similar securities.

   In addition, the liquidity of, and trading markets for, the new notes may be adversely affected by declines in the market for high-yield securities generally. A decline may aversely affect liquidity and trading markets independent of our financial performance or prospects.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify certain of such forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Forward-looking statements in this prospectus include, but are not limited to, those relating to the expansion of our network through the opening of additional Internet Data Centers and the timing of openings, the upgrading of our telecommunications infrastructure, our planned introduction of various new products and services, the possibility of acquiring complementary businesses, products, services and technologies and our ability to make required payments on our current and future debt instruments. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors". These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth herein may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new notes offered in the exchange offer. In consideration for issuing the new notes, we will receive in exchange old notes in like principal amount, the terms of which are identical in all respects to the new notes except for transfer restrictions and registration rights. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in any increase in our indebtedness.

   The net proceeds from the sale of the old notes, after deducting the underwriting discounts and offering expenses, was approximately $1.155 billion. The net proceeds will be used in the System and Network Management Business (as defined in the indentures governing the notes), such as Internet Data Centers. In the ordinary course of business, we evaluate potential acquisitions of businesses, products, services and technologies. Except as disclosed in this prospectus, we have no present understandings, commitments or agreements with respect to any acquisition of any businesses, products, services or technologies. Pending these uses, we have invested the net proceeds in investment-grade, short-term, interest-bearing securities. See "Risk Factors-- Our management has broad discretion in the allocation of the proceeds of the offering of the old notes."

                                 CAPITALIZATION

   The following table sets forth our unaudited capitalization as of June 30, 2000 on an actual basis and on an as adjusted basis to reflect the receipt of the estimated net proceeds from the sale of the old notes and the application of the net proceeds therefrom.

                                                            June 30, 2000
                                                        ----------------------
                                                                        As
                                                          Actual     Adjusted
                                                        ----------  ----------
                                                           (in thousands)
Cash and cash equivalents.............................. $  520,170  $1,675,356
                                                        ==========  ==========
Restricted cash equivalents............................ $   51,160  $   51,160
                                                        ==========  ==========
Current portion of equipment loans, line of credit
 facilities and capital lease obligations(1)........... $   39,253  $   39,253
                                                        ==========  ==========
Long-term debt (excluding current portion)(1):
  Bank borrowings(2)...................................        --          --
  Equipment loans and line of credit facilities........      3,849       3,849
  Capital lease obligations............................     49,368      49,368
  Senior notes(3)(4)...................................    769,267   1,958,147
  Convertible subordinated notes(5)....................    572,237     572,237
                                                        ----------  ----------
    Total long-term debt...............................  1,394,721   2,583,601

Stockholders' equity(6):
  Preferred stock, $0.001 par value: 5,000,000 shares
   authorized, no shares issued or outstanding.........        --          --
  Common stock, $0.001 par value: 1,500,000,000 shares
   authorized, 414,824,138 shares issued and
   outstanding.........................................        415         415
  Additional paid-in capital...........................    842,057     842,057
  Deferred stock compensation..........................     (1,914)     (1,914)
  Accumulated deficit..................................   (337,860)   (337,860)
  Accumulated other comprehensive income...............     53,995      53,995
                                                        ----------  ----------
    Total stockholders' equity.........................    556,693     556,693
                                                        ----------  ----------
      Total capitalization............................. $1,951,414  $3,140,294
                                                        ==========  ==========

--------
(1) See notes 4 and 6 of notes to consolidated financial statements.
(2) See note 4 of notes to consolidated financial statements. Does not include potential borrowings under the anticipated credit facilities.
(3) Represents $275.0 million aggregate principal amount of our 11 1/4% Senior Notes and a related $375,000 premium and $375.0 million and (Euro)125.0 million aggregate principal amount of our 10 3/4% Senior Notes.
(4) For purposes of this table, the translation of euros into dollars has been made at $0.9444 per euro, which represents the Noon Buying Rate on June 28, 2000.

(5) Represents $72.2 million aggregate principal amount of our 5% Convertible Subordinated Notes and $500.0 million aggregate principal amount of our 4 3/4% Convertible Subordinated Notes.

(6) Does not include (i) 101,441,512 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans as of June 30, 2000 with a weighted average per share exercise price of $15.83,
    (ii) 39,563,755 shares of common stock available for future grant as of June 30, 2000 under our stock and option plans, (iii) 986,664 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2000 with a weighted average per share exercise price of $0.93 or (iv) $6.525 billion value of common stock to be issued in connection with our proposed acquisiton of GlobalCenter Inc. See notes 1 and 10 of notes to consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data and the consolidated statement of cash flows data for each of the years in the three-year period ended December 31, 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our consolidated financial statements that have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The consolidated statement of operations data and the consolidated statement of cash flows data for the six-month periods ended June 30, 1999 and 2000 and the consolidated balance sheet data as of June 30, 2000 are derived from unaudited condensed consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data and the consolidated statement of cash flows data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 are derived from consolidated financial statements that have been audited by KPMG LLP that are not included in this prospectus. The unaudited condensed consolidated financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future.

   In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges" and "Ratio of earnings to fixed charges," earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.

                                                                                Six Months
                                    Year Ended December 31,                   Ended June 30,
                          ------------------------------------------------  -------------------
                           1995     1996      1997      1998       1999       1999      2000
                          -------  -------  --------  --------  ----------  --------  ---------
                                       (in thousands, except per share data)
Consolidated Statement
 of Operations Data:
Revenues................  $ 1,408  $ 3,130  $ 12,408  $ 52,745  $  242,140  $ 72,726  $ 313,695
Cost of revenues........    1,128    2,990    16,868    61,578     197,231    63,186    219,523
                          -------  -------  --------  --------  ----------  --------  ---------
Gross profit............      280      140    (4,460)   (8,833)     44,909     9,540     94,172
Operating expenses:
 Marketing and sales....    1,056    2,734    12,702    29,034      75,809    23,637     75,162
 General and
  administrative........      427    1,056     5,983    16,058      42,951    15,028     56,590
 Product development....       70      444     1,647     3,507       8,869     3,386      7,413
 Amortization of
  goodwill and
  intangible assets.....      --       --        --        141       9,438     1,432     16,562
 Merger costs...........      --       --        --        --        5,058       --         --
                          -------  -------  --------  --------  ----------  --------  ---------
 Total operating
  expenses..............    1,553    4,234    20,332    48,740     142,125    43,483    155,727
                          -------  -------  --------  --------  ----------  --------  ---------
 Operating loss.........   (1,273)  (4,094)  (24,792)  (57,573)    (97,216)  (33,943)   (61,555)
 Interest and other
  income (expense):
 Interest and other
  income................      --        68       193     7,157      15,928     6,977     24,397
 Interest and other
  expense...............      (38)    (107)     (699)  (16,900)    (49,035)  (18,905)   (72,486)
                          -------  -------  --------  --------  ----------  --------  ---------
 Total interest and
  other expense, net....      (38)     (39)     (506)   (9,743)    (33,107)  (11,928)   (48,089)
                          -------  -------  --------  --------  ----------  --------  ---------
 Net loss...............   (1,311)  (4,133)  (25,298)  (67,316)   (130,323)  (45,871)  (109,644)
 Cumulative dividends
  and accretion on
  redeemable convertible
  preferred stock.......      --       --     (1,413)   (2,014)        --        --         --
                          -------  -------  --------  --------  ----------  --------  ---------
Net loss attributable to
 common stockholders....  $(1,311) $(4,133) $(26,711) $(69,330) $ (130,323) $(45,871) $(109,644)
                          =======  =======  ========  ========  ==========  ========  =========
Basic and diluted net
 loss per share.........  $ (0.06) $ (0.13) $  (0.87) $  (0.28) $    (0.39) $  (0.14) $   (0.28)
                          =======  =======  ========  ========  ==========  ========  =========
Shares used in computing
 basic and diluted net
 loss per share.........   21,048   30,624    30,856   251,616     335,848   329,013    388,471
                          =======  =======  ========  ========  ==========  ========  =========

Consolidated Statement
 of Cash Flows Data:
Net cash provided by
 (used for) operating
 activities.............  $  (461) $(3,116) $(15,518) $(47,312) $  (46,726) $(24,048) $   7,538
Net cash used for
 investing activities...      (69)  (3,877)  (23,864)  (92,757)   (390,614) (106,773)  (539,240)
Net cash provided by
 financing activities...      692   10,545    45,937   285,814   1,296,745   309,001     42,705
Depreciation and
 amortization...........       65      461     3,429    13,024      50,881    12,807     70,855
Capital expenditures....       69    3,499    22,489    44,564     283,468    81,958    409,767

Other Data:
EBITDA..................  $(1,208) $(3,633) $(20,274) $(41,945) $  (44,738) $(20,467) $  10,345
Deficiency of earnings
 available to cover
 fixed charges..........   (1,311)  (4,133)  (25,298)  (67,316)   (130,323)  (45,871)  (109,644)

                                          December 31,
                          -----------------------------------------------  June 30,
                           1995     1996      1997      1998      1999       2000
                          -------  -------  --------  -------- ---------- ----------
                                              (in thousands)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............  $   163  $ 3,715  $ 10,270  $156,015 $1,015,960 $  520,170
Restricted cash
 equivalents and
 investments............      --       378     1,753    45,614     35,390     51,160
Working capital
 (deficiency)...........   (1,170)   1,892    (3,707)  124,636    942,659    387,176
Total assets............      840    8,289    40,973   298,798  1,742,890  2,219,768
Equipment loans, line of
 credit facilities,
 capital lease
 obligations,
 convertible
 subordinated notes and
 senior notes, less
 current portion........      141    1,449    15,135   227,284  1,574,727  1,394,721
Total stockholders'
 equity (deficit).......   (1,140)  (5,234)  (30,600)   24,277     17,615    556,693

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such a difference include those set forth under "Risk Factors".

Overview

   As a leading provider of services for companies with complex Internet businesses, we offer a wide range of capabilities, from sophisticated managed and professional services to state-of-the-art facilities to one of the most technologically advanced global networks in the world.

   We are the successor to a Maryland corporation that was formed in August 1992 to provide computer-consulting services. We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996 and introduced managed services in 1997 and professional services in 1998. We have derived most of our revenues from customers for whom we provide these services. Many of our Internet Data Center customers initially purchase a subset of our service offerings to address specific departmental or enterprise Internet computing needs, and many of these customers purchase additional services as the scale and complexity of their Internet operations increase. We sell our services under contracts that typically have minimum terms of one year. Customers pay monthly fees for the services utilized, as well as one-time fees for installation, certain professional services and for equipment they purchase from us.

   We opened our first Internet Data Center in the Silicon Valley metropolitan area in August 1996. Since that time, we have opened additional North American Internet Data Centers in the metropolitan areas of New York (March 1997 and September 1999), Silicon Valley (August 1997, June 1998, June 1999 and June
2000), Seattle (September 1997 and June 1999), Los Angeles (October 1997 and September 1999), Washington, D.C. (December 1997 and May 1999), Boston (July 1998 and December 1999), Chicago (April 1999), Austin, Texas (November 1999), Atlanta (December 1999) and Toronto, Canada (April 2000). In addition, we opened our first Internet Data Center outside of the United States in London in June 1999. In December 1999, we acquired Global OnLine Japan Co., Ltd. of Tokyo, Japan, which has an Internet Data Center located in Tokyo. We relocated this Internet Data Center to a new facility in Tokyo in March 2000. In April 2000, we opened an Internet Data Center in Frankfurt, Germany. The building of Internet Data Centers has required us to obtain substantial equity and debt financing. See "Risk Factors--Our substantial leverage and debt service obligations adversely affect our cash flow" and "--Liquidity and Capital Resources" below.

   On July 1, 1998, we issued $200.0 million of 11 1/4% Senior Notes due 2008 for aggregate net proceeds of approximately $193.4 million (net of discounts to the initial purchasers and offering expenses). Interest is payable semiannually on January 1 and July 1 each year. On June 22, 1999, we issued an additional $75.0 million of Senior Notes due 2008 at 100.5% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73.2 million (net of offering expenses). Interest is payable semi-annually on January 1 and July 1 of each year. On December 8, 1999, we issued $375.0 million and
(Euro)125.0 million of 10 3/4% Senior Notes due 2009 for aggregate net proceeds of approximately $486.0 million (net of offering expenses). Interest is payable semiannually on June 15 and December 15 of each year.

   On March 3, 1999, we issued $250.0 million of 5% Convertible Subordinated Notes due March 15, 2006 for aggregate net proceeds of approximately $242.1 million (net of offering expenses). The Convertible Notes are convertible into our common stock at a conversion rate of 175.1408 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. Interest on the Convertible Notes is payable on March 15 and September 15 of each year. On December 8, 1999, we issued $500.0 million of 4 3/4% Convertible Subordinated Notes due July 15, 2008 for aggregate net proceeds of approximately $485.0 million (net of offering expenses). These Convertible Notes are convertible into our common stock at a conversion rate of 28.4068 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. Interest is payable on January 15 and July 15 of each year.

   On February 11, 2000, we acquired KeyLabs, a provider of e-business testing services based in Utah. We issued approximately 786,000 shares of Exodus common stock in exchange for all outstanding shares of KeyLabs common stock and reserved approximately 202,000 shares of common stock for issuance upon the exercise of KeyLabs options we assumed pursuant to the agreement, for total consideration valued at approximately $50.0 million. The transaction was accounted for as a purchase with the results of KeyLabs' operations included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $48.2 million and was attributed primarily to goodwill ($46.1 million), customer lists ($1.5 million) and assembled workforce ($620,000). These amounts are being amortized on a straight-line basis over periods ranging from 3 to 5 years.

   In April 2000, we invested in the common stock of Mirror Image Internet, Inc. ("Mirror Image"), a provider of content distribution services. $75.0 million of the investment was paid in cash, with the balance of the consideration consisting of 7,516,536 shares of our common stock. Those shares were registered for resale in May 2000. The total value of the investment on the closing date was approximately $385.1 million. We hold less than 20% ownership of Mirror Image and do not exert significant influence over its operations. We also entered into a commercial agreement to offer Mirror Image's content distribution services and to deploy Mirror Image Content Access Point architecture throughout our Internet Data Center network.

   In July 2000 we issued $1.0 billion of our 11 5/8% Senior Notes due 2010 and
(Euro)200.0 million of our 11 3/8% Senior Notes due 2008, for aggregate net proceeds of approximately $1.155 billion (net of offering expenses). Interest is payable semiannually on January 15 and July 15 of each year.

   In August 2000, we acquired Grenville Consulting Limited, a leading UK consulting firm. We issued notes payable totaling $9.0 million in exchange for all the outstanding shares of Grenville and incurred acquisition costs of approximately $300,000. The notes bear interest at 4% per annum and are due December 31, 2005. The transaction will be accounted for as a purchase. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $9.1 million and was attributed primarily to goodwill ($8.4 million) and assembled workforce ($690,000). These amounts will be amortized on a straight line basis over 5 years.

   In September 2000, we entered into a definitive merger agreement to acquire GlobalCenter Holding Co., an indirect wholly owned subsidiary of Global Crossing North America, Inc. At the effective time of the merger we will issue to GlobalCenter Stockholders shares of our common stock equal to $6.525 billion divided by the average closing price of Exodus stock prior to the closing, subject to a collar. The transaction will be accounted for as a purchase and is expected to close in the first quarter of 2001, subject to regulatory and shareholder approval.

   As part of the GlobalCenter transaction, we have agreed to form a joint venture with Asia Global Crossing to provide complex web hosting and managed services in Asia. We will own 67% of the joint venture and Asia Global Crossing will own 33%. Both we and Asia Global Crossing will contribute all of our Asia region web hosting assets to the joint venture. Asia Global Crossing will be the primary network provider for the joint venture in Asia, and we will manage and operate the joint venture.

   Also, in conjunction with the GlobalCenter transaction, we entered into two 10-year network service agreements, one with Global Crossing Ltd. and the other with Asia Global Crossing Ltd., and a new 10-year capacity agreement with Global Crossing Bandwidth, Inc. Under the terms of the network agreement with Global Crossing Ltd., we will make an irrevocable and non-refundable payments of $100.0 million by December 31, 2000 to be credited against the purchase of future network services. Under the terms of the new capacity agreement we made a non-recurring, non-refundable payment of $100.0 million to be credited against future capacity usage.

   We intend to expand domestically and internationally. Prior to building an Internet Data Center in a new geographic region, we employ various means to evaluate the market opportunity in a given location, including market research on Internet usage statistics, the pre-selling of services into the proposed market and analysis of specific financial criteria. We typically require at least six months to select the appropriate location for an Internet Data Center, construct the necessary facilities, install equipment and telecommunications infrastructure, and hire the operations and sales personnel needed to conduct business at that site. Expenditures related to an Internet Data Center commence well before the Internet Data Center opens, and it takes an extended period to approach break-even capacity utilization at each site. As a result, we expect that individual Internet Data Centers will experience losses for in excess of one year from the time they are opened. We experience further losses from sales personnel hired to test market our services in markets where there is no, and may never be an, Internet Data Center. In addition, we intend to make services an increasingly significant portion of our offerings. As a result, we expect to make investments in expanding our business rapidly into new geographic regions which, while potentially increasing our revenues in the long term, will lead to significant losses for the foreseeable future. See "Risk Factors--Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources."

   Since we began to offer server hosting and Internet connectivity services in 1995, we have experienced operating losses each fiscal quarter and year. We have experienced negative cash flows from operations in each fiscal quarter from 1995 through March 31, 2000. For the quarter ended June 30, 2000, we achieved positive cash from operations; however, there is no assurance that positive cash flows from operations will continue or increase in future periods. As of June 30, 2000, we had an accumulated deficit of approximately $337.9 million. The revenue and income potential of our business and market is unproven, and our limited operating history makes an evaluation of our business operations and our prospects difficult. We intend to invest in new Internet Data Centers and other sites, product development and sales and marketing programs. We therefore believe that we will continue to experience net losses on a quarterly and annual basis for the foreseeable future. As a company in the new and rapidly evolving market for Internet system and network management solutions, we encounter risks, expenses and difficulties that affect our business and prospects. There can be no assurance that we will achieve profitability on a quarterly or an annual basis or that we will sustain profitability. See "Risk Factors--Our short operating history and heavy losses make our business difficult to evaluate."

Results of Operations for the Years Ended December 31, 1997, 1998 and 1999 and the Six Months Ended June 30, 1999 and 2000

   The following table sets forth certain statement of operations data as a percentage of total revenues for the years ended December 31, 1997, 1998 and 1999 and for the six-month periods ended June 30, 1999 and 2000. The information for the years ended December 31, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements included in this prospectus. This information should be read in conjunction with the consolidated financial statements and related notes included in this prospectus. The information for the six-month periods ended June 30, 1999 and 2000 have been derived from our unaudited condensed consolidated financial statements included in this prospectus which, in management's opinion, have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. These operating results are not indicative of the results to be expected for any future period.

                                                                Six Months
                                          Years Ended           Ended June
                                         December 31,               30,
                                      -----------------------   -------------
                                       1997     1998    1999    1999    2000
                                      ------   ------   -----   -----   -----
Revenues.............................  100.0%   100.0%  100.0%  100.0%  100.0%
Cost of revenues.....................  135.9    116.8    81.4    86.9    70.0
                                      ------   ------   -----   -----   -----
  Gross profit.......................  (35.9)   (16.8)   18.6    13.1    30.0
Operating expenses:
  Marketing and sales................  102.4     55.0    31.3    32.5    24.0
  General and administrative.........   48.2     30.4    17.7    20.7    18.0
  Product development................   13.3      6.6     3.7     4.6     2.4
  Amortization of goodwill and
   intangible assets.................    --       0.3     3.9     2.0     5.2
  Merger costs.......................    --       --      2.1     --      --
                                      ------   ------   -----   -----   -----
    Total operating expenses.........  163.9     92.3    58.7    59.8    49.6
                                      ------   ------   -----   -----   -----
    Operating loss................... (199.8)  (109.1)  (40.1)  (46.7)  (19.6)
Interest and other income (expense):
  Interest and other income..........    1.6     13.6     6.6     9.6     7.8
  Interest and other expense.........   (5.7)   (32.0)  (20.3)  (26.0)  (23.1)
                                      ------   ------   -----   -----   -----
    Total interest and other expense,
     net.............................   (4.1)   (18.4)  (13.7)  (16.4)  (15.3)
                                      ------   ------   -----   -----   -----
    Net loss......................... (203.9)% (127.5)% (53.8)% (63.1)% (34.9)%
                                      ======   ======   =====   =====   =====

 Revenues

   Our revenues consist of (1) monthly fees for customer use of Internet Data Center sites, network services, managed services and professional services and use of equipment and software provided by us, (2) revenues from sales or rentals of third-party equipment to customers and (3) fees for installation and certain professional services. Currently, substantially all of our revenues are derived from services. Revenues, other than installation fees, equipment sales to customers and certain professional services, are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment sales revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. We sell third-party equipment to our customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when the services are rendered. Revenues from sales or rentals of third-party equipment were less than 10% of total revenues for the years ended December 31, 1997, 1998 and 1999.

   Our revenues increased 325% from $12.4 million in 1997 to $52.7 million in 1998 and increased an additional 359% to $242.1 million in 1999. This growth in service revenues was primarily the result of opening our Internet Data Centers, increases in the number of new customers, increases in revenues from existing customers, and increases in revenues arising from our managed service and professional service offerings.

   Our revenues increased 331% to $313.7 million for the six-month period ended June 30, 2000 from $72.7 million in the same respective period of the prior year. Revenues generated by Internet Data Centers increased to $260.5 million for the six-month period ended June 30, 2000 from $67.2 million in the same respective period of the prior year. This growth in revenues was primarily the result of opening new Internet Data Centers, expanding existing Internet Data Centers, increases in the number of new customers and increases in revenues from existing customers. In addition, revenues generated by professional services increased to $53.2 million for the six-month period ended June 30, 2000 from $5.5 million in the same respective period of the prior year which was primarily due to increases in revenues arising from increases in the number of customers and revenues generated from the acquisition of Cohesive in July 1999.

 Cost of Revenues

   Our cost of revenues is comprised of the costs for salaries and benefits for our customer service and operations personnel (customer service personnel, network engineers and professional services personnel), depreciation and amortization, rent, consultants' fees, costs of network and local telecommunications circuits, interconnections to other networks, repairs and utilities related to our Internet Data Centers and other sites, and costs of third-party equipment sold or rented to customers.

   Cost of revenues increased 265% from $16.9 million in 1997 to $61.6 million in 1998 and increased an additional 220% to $197.2 million in 1999. Our cost of revenues as a percentage of revenues decreased from 136% in 1997 to 117% in 1998 and declined to 81% in 1999. The year-to-year increases in cost of revenues in absolute dollars were primarily the result of higher costs associated with hiring additional employees and consultants, including professional services employees hired in connection with our business combinations, traffic on our network and to other networks, increased depreciation due to capital expenditures related to the buildout and expansion of Internet Data Centers, increased rent, and increased utilities and other costs related to the opening and expanding of Internet Data Centers. The year-to-year decrease in cost of revenues as a percentage of revenues primarily resulted from revenues from new and existing Internet Data Centers increasing faster than related costs of revenues.

   Cost of revenues increased 247% to $219.5 million for the six-month period ended June 30, 2000 from $63.2 million in the same respective period of the prior year. Our cost of revenues as a percentage of revenues decreased to 70% for the six-month period ended June 30, 2000 from 87% for the same respective period of the prior year. The increase in cost of revenues in absolute dollars was primarily the result of increased costs associated with hiring additional employees and consultants, including professional services employees hired in connection with our business combinations, increased depreciation due to capital expenditures related to the buildout and expansion of Internet Data Centers and increased traffic on our network and to other networks, which in aggregate represented more than 70% of the increase. Cost of revenues also increased in absolute dollars due to the increased rent, increased utilities and other costs related to the opening and expanding of Internet Data Centers. The decrease in cost of revenues as a percentage of revenues primarily resulted from revenues from new and existing Internet Data Centers increasing faster than related costs of revenues as we have realized economies of scale from our investments. We expect that cost of revenues will continue to increase in absolute dollars.

 Marketing and Sales

   Our marketing and sales expenses are comprised of salaries, commissions and benefits for our marketing and sales personnel, printing and advertising costs, public relations costs, consultants' fees and travel and entertainment expenses.

   Our marketing and sales expenses increased 129% from $12.7 million in 1997 to $29.0 million in 1998 and increased an additional 161% to $75.8 million in 1999. Our marketing and sales expenses as a percentage of revenues decreased from 102% in 1997 to 55% in 1998 and to 31% in 1999. The year-to-year increases in marketing and sales expenses in absolute dollars were primarily the result of increased compensation and related expenses associated with hiring additional marketing and sales personnel, including employees hired in connection with our business combinations, and increased expenses related to branding campaigns for expanding marketing programs in connection with our expansion of our operations. These expanded operations include the number and scope of our Internet system and network management solutions. The year-to-year decrease in marketing and sales expenses as a percentage of revenues was primarily due to revenues growing faster than marketing and sales expenses over that time period.

   Our marketing and sales expenses increased 218% to $75.2 million for the six month period ended June 30, 2000 from $23.6 million in the same respective period of the prior year. Our marketing and sales expenses as a percentage of revenues decreased to 24% for the six month period ended June 30, 2000 from 33% for the same respective period of the prior year. The increase in marketing and sales expenses in absolute dollars was primarily the result of increased compensation and related expenses associated with hiring additional marketing and sales personnel, including employees hired in connection with our business combinations, and increased travel expenses. These items in aggregate represented more than 80% of the increase. Marketing and sales expenses also increased in absolute dollars due to increased marketing program expenses and increased rent. The decrease in marketing and sales expenses as a percentage of revenues was primarily due to revenues growing faster than marketing and sales expenses over that time period and reflects the emergence of economies of scale as a result of our investments. We expect that marketing and sales expenses will continue to increase in absolute dollars.

 General and Administrative

   Our general and administrative expenses are primarily comprised of salaries and benefits for our administrative and management information systems security personnel, consulting fees, recruiting fees, depreciation on information technology equipment and travel expenses.

   Our general and administrative expenses increased 168% from $6.0 million in 1997 to $16.1 million in 1998 and increased an additional 167% to $43.0 million in 1999. Our general and administrative expenses as a percentage of revenues decreased from 48% in 1997 to 30% in 1998 and to 18% in 1999. The year-to-year increases in general and administrative expenses in absolute dollars were primarily the result of increased compensation expenses associated with additional hiring of general and administrative personnel, including employees hired in connection with our business combinations, costs for consultants and professional services providers, increased recruiting expenses, higher depreciation and increased rent and related expenses due to entering into additional operating leases. The decrease in general and administrative expenses as a percentage of revenues was primarily due to revenues growing faster than general and administrative expenses.

   Our general and administrative expenses increased 277% to $56.6 million for the six-month period ended June 30, 2000 from $15.0 million in the same respective period of the prior year. Our general and administrative expenses as a percentage of revenues decreased to 18% for the six month period ended June 30, 2000 from 21% for the same respective period of the prior year. The increase in general and administrative expenses in absolute dollars was primarily the result of increased compensation expenses associated with additional hiring of general and administrative personnel, including employees hired in connection with our business combinations, bad debt expenses, costs for consultants and professional services providers and higher depreciation expenses, which in aggregate represents more than 70% of the increase. General and administrative expenses also increased in absolute dollars due to increased recruiting expenses, increased freight expenses and increased rent. The decrease in general and administrative expenses as a percentage of revenues was primarily due to revenues growing faster than general and administrative expenses and reflects the emergence of economies of scale as a result of our investments. We expect that general and administrative expenses will continue to increase in absolute dollars.

 Product Development

   Our product development expenses consist primarily of salaries and benefits for our product development personnel and fees paid to consultants.

   Our product development expenses increased 113% from $1.6 million in 1997 to $3.5 million in 1998 and increased an additional 153% to $8.9 million in 1999. Our product development expenses as a percentage of revenues decreased from 13% in 1997 to 7% in 1998 and to 4% in 1999. The year-to-year increases in product development expenses in absolute dollars were primarily the result of the hiring of additional product development personnel to support our expanded service offerings. The year-to-year decrease in product development expenses as a percentage of revenues resulted from revenues growing faster than product development expenses.

   Our product development expenses increased 119% to $7.4 million for the six month period ended June 30, 2000 from $3.4 million in the same respective period of the prior year. Our product development expenses as a percentage of revenues decreased to 2% for the six-month period ended June 30, 2000 from 5% for the same respective period of the prior year. The increase in product development expenses in absolute dollars was primarily the result of increased compensation expenses associated with the hiring of additional product development personnel to develop our expanded service offerings, which represented more than 80% of the increase. The decrease in product development expenses as a percentage of revenues resulted from revenues growing faster than product development expenses and reflects the emergence of economics of scale as a result of our investments. We expect that product development expenses will continue to increase in absolute dollars.

 Amortization of Goodwill and Intangible Assets

   As part of our strategy to grow through acquisitions of complementary businesses, we acquired the assets of Arca in October 1998, AIS in February 1999, Cohesive in July 1999, GOL in December 1999 and KeyLabs in February 2000. In connection with those acquisitions, we have recorded intangible assets related to goodwill, customer lists and workforce in place. Amortization related to those intangibles was $141,000 in 1998 and $9.4 million in 1999. Amortization related to those intangibles was approximately $16.6 million and $1.4 million for the six month periods ended June 30, 2000 and 1999, respectively. These intangibles are being amortized on a straight-line basis over periods generally ranging from 2 to 8 years. We expect amortization related to goodwill and other intangible assets will continue to increase in absolute dollars.

 Merger Costs

   Merger costs generally comprise one-time charges related to our acquisitions of complementary businesses. In 1999, we incurred approximately $5.1 million in merger costs related to the acquisitions of Service Metrics in November 1999 and Cohesive in July 1999.

 Interest and Other Expense, Net

   Our net interest and other expense increased from $506,000 in 1997 to $9.7 million in 1998 and to $33.1 million in 1999. The increase in net interest expense from 1997 to 1998 was primarily the result of interest expenses associated with our increasing additional indebtedness, including the $200.0 million of 11 1/4% Senior Notes which were issued July 1, 1998, substantially increased borrowings as we entered into equipment loans and lease agreements to finance the construction of our Internet Data Centers, and working capital lines of credit to finance working capital for our operations offset in part by increased interest income related to the additional cash raised in the $200.0 million Senior Notes financing. The increase in net interest expenses from 1998 to 1999 was primarily due to the $250.0 million of 5% Convertible Subordinated Notes issued March 3, 1999, the $75.0 million of 11 1/4% Senior Notes issued June 22, 1999, the $375.0 million and (Euro)125.0 million 10 3/4% Senior Note financing and the $500 million 4 3/4% Convertible Note financing which occurred on December 8, 1999 and increased borrowings as we entered into equipment loans and lease agreements to finance the construction of our Internet Data Centers. Interest expense for 1999 was partially offset by increased interest income in 1999 as a result of cash raised in our $200.0 million and $75.0 million Senior Notes financings and our $250.0 million Convertible Note financing, along with our $375.0 million and (Euro)125.0 million 10 3/4 Senior Note financing and our $500.0 million 4 3/4% Convertible Note financing which occurred on December 8, 1999.

   Our net interest and other expense increased to $48.1 million for the six month period ended June 30, 2000 from $11.9 million for the same period of the prior year. The increase in interest and other expense was primarily due to the $250.0 million of 5% Convertible Subordinated Notes issued March 3, 1999, the $75.0 million 11 1/4% Senior Notes issued June 22, 1999, the $375.0 million and
(Euro)125.0 million 10 3/4% Senior Note financing and the $500.0 million 4 3/4% Convertible Subordinated Note financing which occurred on December 8, 1999 and increased borrowings as we entered into equipment loans and lease agreements to finance the construction of our Internet Data Centers. In addition, in March 2000, holders of an aggregate principal amount of approximately $160.0 million of our 5% Convertible Subordinated Notes converted the notes into approximately 28,000,000 shares of our common stock. We made aggregate payments of approximately $3.2 million to the holders in connection with these conversions which is included in interest expense for the three month period ended March 31, 2000, in accordance with SFAS 84. Furthermore, holders of an additional approximate $18.0 million principal amount of our 5% Convertible Subordinated Notes due March 15, 2006 converted the notes into approximately 3,200,000 shares of our common stock. We did not make any payments in connection with these conversions. The increase in interest expense was partially offset by increased interest and other income as a result of cash raised in our sales of senior notes and convertible notes. We expect that net interest and other expense will continue to increase as we enter into additional equipment leases and loans, obtain additional borrowings and long term debt and experience reduced interest income as a result of the decline in our cash reserves to fund working capital and other uses. For example, we expect to enter into a secured bank credit facility in the amount of up to $600.0 million which will cause borrowing expenses to increase each year the facility can be fully utilized.

 EBITDA

   Our earnings (losses) before net interest and other expense, income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other non-cash charges, including fixed asset write-offs ("EBITDA") were $(20.3) million in 1997, $(41.9) million in 1998 and $(44.7)
million in 1999. The year-to-year increases in the level of EBITDA losses were primarily due to increased expenditures needed to support our growth in operations, including salaries and benefits for additional employees, network costs, rent, utilities and other costs related to the increase in the number of our Internet Data Centers as well as increased marketing and sales expenses, general and administrative expenses, consulting fees and professional services.

   EBITDA was $10.3 million for the six month period ended June 30, 2000 compared to $(20.5) million for the same period of the prior year. The increase in the level of EBITDA was primarily due to increased revenues from new and existing customers, as well as increases in revenues from our managed services and professional service offerings. The increase in revenue was partially offset by related increases in the costs of those revenues as well as increased operating expenses.

   Although EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles, our management believes that EBITDA is an additional meaningful measure of performance.

Liquidity and Capital Resources

   From inception through June 30, 2000, we have financed our operations primarily through private sales of preferred stock, our initial public offering of common stock in March 1998, our Senior Notes offerings in July 1998, June 1999 and December 1999, our Convertible Subordinated Notes offerings in March 1999 and

December 1999, and through various types of equipment loans and lease lines and working capital lines of credit. At June 30, 2000, our principal source of liquidity was approximately $520.2 million in cash and cash equivalents. In addition, in July 2000, we issued $1.0 billion of our 11 5/8% Senior Notes and
(Euro)200.0 million of our 11 3/8% Senior Notes. We also have the right to issue up to $100.0 million of additional 10 3/4% Senior Notes on or prior to December 8, 2000, up to $100.0 million of additional 11 5/8% Senior Notes prior to the maturity date of those notes and (Euro)100.0 million of addition 11 3/8% Senior Notes prior to the maturity of those notes. As of June 30, 2000, our outstanding bank borrowings, equipment loans and lines of credit facilities, capital lease obligations and senior and convertible notes were approximately $1.4 billion. See notes 4 and 6 of notes to Consolidated Financial Statements. Furthermore, we expect to enter into secured credit facilities, under which we will be permitted to borrow up to $600.0 million. However, there can be no assurance as to whether, or on what terms, we will obtain the credit facilities. In addition, existing financing arrangements require us to maintain compliance with certain covenants including minimum cash balance and other profitability based measurements. As of June 30, 2000, we were in compliance with all such covenants.

   Since we began to offer server-hosting services in 1995 through 1999, we have had significant negative cash flows from operating activities. Cash flows from operating activities were positive for the six months ended June 30, 2000. However, there can be no assurance that positive cash flows from operating activities will continue or increase in future periods. Net cash provided by operating activities for the six months ended June 30, 2000 was $7.5 million, primarily due to depreciation and amortization and increases in accounts payable and accrued expenses, offset in part by net losses and increases in accounts receivable and prepaid expenses. This compares to net cash used for operating activities for the six months ended June 30, 1999 of $24.0 million which was primarily due to net losses, an increase in accounts receivable and prepaid expenses and other assets, offset in part by depreciation and amortization and an increase in accounts payable, accrued expenses and accrued interest payable.

   Net cash used for investing activities for the six months ended June 30, 2000 was $539.2 million primarily due to capital expenditures for the continued construction of Internet Data Centers, our investment in Mirror Image, an increase in restricted cash equivalents and investments and increase in other assets, offset in part by a release of restricted cash equivalents and investments. This compares to net cash used for investing activities for the six months ended June 30, 1999 of $106.8 million which was due to capital expenditures for the construction of Internet Data Centers, acquisition of AIS and expenditures related to a telecommunications agreement into which we entered.

   Net cash provided by financing activities for the six-month period ended June 30, 2000 was approximately $42.7 million, primarily due to the proceeds from our issuance of common stock and exercise of employee stock options, offset in part by payments on capital lease obligations, equipment loans and line of credit facilities. This compares to net cash provided by financing activities for the six-month period ended June 30, 1999 of $309.0 million which was primarily due to the proceeds from our issuance of $250 million of convertible subordinated notes and our $75.0 million offering of senior notes, offset in part by payments on capital lease obligations, equipment loans and line of credit facilities.

   As of June 30, 2000, we had commitments under capital leases and under noncancellable operating leases of $80.3 million and $639.4 million, respectively, through 2016. In addition, in August 1999 we entered into capacity purchase agreements with Global Crossing USA, Inc. The agreements provide for a total potential outlay of approximately $105.0 million for fiber capacity and related maintenance covering approximately 25 years. As of June 30, 2000, we had expended $43.5 million.

   In September 2000, we entered into a new 10-year capacity agreement with Global Crossing Bandwidth, Inc. Under the terms of the agreement, we made a non-recurring, non-refundable payment of $100.0 million to be credited against future capacity usage.

   Also in September 2000, we entered into a 10-year network services agreement with Global Crossing Ltd. Under the terms of this agreement, we will make an irrevocable and non-refundable payment of $100.0 million by December 31, 2000 to be credited against the purchase of future network services.

   We intend to make significant expenditures during the next 12 months primarily for property and equipment, in particular equipment and construction needed for existing and future Internet Data Centers, as well as office equipment, computers and telephones. We have a $30.0 million line of credit facility with a financial institution that is used for letters of credits required to obtain facilities for operating activities. We expect to finance capital expenditures primarily through the remaining net proceeds from our 10 3/4% Senior Notes and 4 3/4% Convertible Subordinated Notes issued in December 1999, the proceeds from the notes, borrowings under the anticipated secured credit facilities, existing and future equipment loans and lease lines of credit, and issuances of additional debt, equity and other financing activities. We believe our currently estimated working capital and capital expenditure requirements over the next 12 months can be met with existing cash and cash equivalents and investments, cash from sales of services and proceeds from existing and future debt financings and existing and future equipment financing lines of credit. We may enter into additional equipment loans and capital leases. We may also seek to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that we will be successful in generating sufficient cash flows from operations or raising capital in sufficient amounts on terms acceptable to us. See "Risk Factors--Our rapid expansion produces a significant strain on our business and requires us to expend substantial resources".

Recent Accounting Pronouncements

 Derivative Instruments and Hedging Activities

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 2000, we entered into a foreign currency exchange contract in order to reduce the impact of currency fluctuations related to our Euro denominated senior notes. We will be required to adopt SFAS No. 133 for the year ending December 31, 2001. We expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows.

 Revenue Recognition

   In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 101B which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we do not expect the adoption of SAB 101 to have a material effect on our consolidated financial position or results of operations, implementation guidance is expected to be released by the SEC in the near term.

   In March 2000, the Emerging Issues Task Force ("EITF") published their consensus on EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF Issue No. 00-3 outlines the accounting criteria for hosting arrangements. We do not expect the adoption of EITF Issue No. 00-3 to have a material effect on our consolidated financial position or results of operations.

 Stock-Based Compensation

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No.
25. This Interpretation clarifies the application of Opinion 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, this interpretation is effective July 1, 2000. We do not expect the adoption of Interpretation No. 44 did not have a material effect on our consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures About Market Risk

 Interest Rate Risk

   Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio which principally consists of money market funds with original maturities of 90 days or less. Current yields on these instruments, categorized as cash equivalents, range from approximately 5.50% to 6.50%. We do not use derivative financial instruments in our investment portfolio. We place our investments with high quality issuers, and, by policy, limit the amount of risk by investing primarily in money market funds, debt instruments of the U.S. government and its agencies, and certificates of deposits. An increase or decrease in interest rates would not significantly increase or decrease interest expense on debt obligations due to the fixed nature of our debt obligations.

 Investment Risk

   We invest in equity instruments of privately-held companies for business and strategic purposes. These investments are included in other assets and are accounted for under the cost method when ownership is less than 20% and we do not have the ability to exercise significant influence over operations. For these investments in privately-held companies, our policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. We identify and record impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded. Since our initial investment, one of these investments in a privately-held company has become a marketable equity security upon the investee completing an initial public offering and one of these investments in a privately-held company has become a marketable equity security upon an acquisition by a public company. Such investments are subject to significant fluctuations in fair market value due to the volatility of the stock market.

 Foreign Currency Risk

   Our international business is subject to risks typical of an international business, including, but not limited to, differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, our future results could be materially adversely impacted by changes in these or other factors. We are exposed to foreign exchange rate fluctuations on the financial results of foreign subsidiaries that are translated into U.S. dollars upon consolidation and on our (Euro)125.0 million of 10 3/4% Senior Notes due 2009 and (Euro)200.0 million of 11 3/8% Senior Notes due 2008, which have periodic interest payments due in Euros on June 15 and December 15, and January 15 and July 15, respectively, of each year commencing on June 15, 2000 and January 15, 2001, respectively. Furthermore, exchange rate volatility may negatively impact our financial results.

   We entered into a foreign currency exchange contract in order to reduce the impact of currency fluctuations related to our Euro denominated senior notes. Net gains or losses are included in other income and expense in the accompanying consolidated statements of operations. We recognized net gains from the foreign currency exchange contracts of $258,000 for the six months ended June 30, 2000. We had an outstanding forward foreign exchange contract at June 30, 2000 to buy $27.8 million for (Euro)29.0 million under a foreign currency exchange facility with a bank in the United States.

   A sensitivity analysis was performed on our hedging portfolio as of June 30, 2000. This sensitivity analysis was based on a modeling technique that measures the hypothetical market value resulting from a 10% shift in the value of exchange rates relative to the U.S. dollar. The increase in the value of the U.S. dollar (and a corresponding decrease in the value of the hedged foreign currency asset) would lead to an increase in the fair value of our financial hedging instrument by approximately $2.7 million. Conversely, the decrease in the value of the U.S. dollar would result in a decrease in the fair value of this financial instrument by approximately $2.9 million.

                                    BUSINESS

The Company

   Exodus Communications is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. We offer sophisticated system and network management solutions, along with professional services to provide optimal performance for customers' Web sites. Exodus delivers its services from geographically distributed, state-of-the-art Internet Data Centers that are connected through a high-performance dedicated and redundant backbone network. Our tailored solutions are designed to integrate with existing enterprise systems architectures and to enable customers to outsource the monitoring, administration and optimization of their equipment, applications and overall Internet operations. As of June 30, 2000, we had over 3,300 customers under contract and managed over 51,000 customer servers worldwide. Our customers represent a variety of industries, ranging from leading Internet companies to major enterprise customers, including Yahoo!, USA TODAY.com, weather.com, priceline.com, British Airways and Nordstrom.

   Internet usage is growing rapidly and businesses are increasing the breadth and depth of their Internet product and services offerings. These Internet operations are mission-critical for Internet-centric businesses and are becoming increasingly mission-critical for many enterprises. In order to ensure the quality, reliability, availability and redundancy of these mission-critical Internet operations, corporate IT departments must make substantial investments in facilities, personnel, equipment and networks which must be continuously upgraded to reflect changing technologies and must rapidly scale as the enterprise grows. This recurring and significant investment is an inefficient use of resources and, as a result, a significant need exists for outsourcing arrangements that can increase performance, provide continuous operation of Internet solutions and reduce Internet operating expenses. We believe a significant opportunity exists for a highly focused company to provide a combination of server hosting, Internet connectivity and managed and professional services that will enable reliable, high performance mission-critical Internet operations.

   Exodus offers an integrated portfolio of solutions that provide customers with a scalable, secure and high-performance platform for the development, deployment and proactive management of mission-critical Internet operations. Our server hosting and Internet connectivity services are offered through our Internet Data Centers and our redundant backbone network of multiple high speed OC-3 and OC-12 lines, along with our public and private network interconnections. We continue to upgrade our network in order to accommodate expected traffic growth. Our managed services include performance monitoring, site management reports, data backup, content delivery and management services, security services and professional services. These services provide the foundation for high performance, availability, scalability and reliability of customers' mission-critical Internet operations. In addition, we integrate best-of-breed technologies from leading vendors with our industry expertise and proprietary technology.

   Our objective is to become the leading provider of Internet system and network management solutions for enterprises with mission-critical Internet operations. To achieve this objective, we intend to:

  .  Continue to position Exodus as the leader in this market

  . Focus on enhancing systems and network management, Internet technology services and professional services

  .  Accelerate our global expansion

  .  Leverage our expertise to address new market opportunities

  . Continue to establish strategic relationships for distribution and technology

   We began offering server hosting and Internet connectivity services in late 1995, opened our first dedicated Internet Data Center in August 1996, and introduced managed services in 1997 and professional services in 1998. We currently operate 22 Internet Data Centers located in Atlanta, Austin, Boston, Chicago, Frankfurt, Los Angeles, New York, Seattle, Silicon Valley, Washington, D.C., London, Tokyo and Toronto.

   We expanded our solutions and services by acquiring providers of Internet technologies--Arca Systems, American Information Systems, Cohesive Technology Solutions, Service Metrics, Global OnLine Japan, KeyLabs, Inc. and Grenville Consulting Limited. In October 1998, we purchased Arca Systems, a provider of advanced network and system security consulting services. In February 1999, to accelerate our launch into the Chicago metropolitan area, we acquired American Information Systems, a regional provider of co-location, Web hosting and professional services. In July 1999, we acquired Cohesive Technology Solutions, a technology professional services organization with expertise in networking, Web applications and technology solutions. In November 1999, we acquired Service Metrics, an Internet monitoring applications and services company. In December 1999, we acquired Global OnLine Japan, an Internet solutions provider, through which we offer complex Web hosting and a range of managed and professional services in the Japanese market. In February 2000, we acquired KeyLabs, Inc., a provider of e-business testing services. In April 2000, we completed an equity investment in Mirror Image, Inc., a provider of content distribution services. In August 2000, we acquired Grenville Consulting Limited, a leading UK consulting firm. In addition, in September 2000, we agreed to acquire GlobalCenter Holding Co., an indirect wholly owned subsidiary of Global Crossing North America, Inc. and a leading provider of complex web hosting services.

Services

   Exodus' Internet solutions and services are designed to provide enterprises with the high-performance, scalability and expertise they need to optimize their mission-critical Internet operations. We create tailored solutions for our customers based on their unique business and technical requirements, and modify the services as the customers' needs evolve. Our service offerings include server hosting from within Internet Data Centers, network services, managed services and professional services, including advanced, proprietary security technologies.

 Internet Data Centers--Server Hosting Facilities

   We deliver our services from geographically distributed, state-of-the-art Internet Data Centers with uninterruptible power supply and back-up generators, fire suppression, raised floors, HVAC, separate cooling zones, 24x7 operations and high levels of physical security. In these facilities, we support leading Internet hardware and software systems vendor platforms, including those from Compaq Computer Corporation, Dell Computer Corporation, Hewlett-Packard Company, International Business Machines Corporation, Microsoft Corporation, Silicon Graphics, Inc. and Sun Microsystems, Inc, as well as network vendor platforms including those from F5 Networks, Inc., Alteon Web Systems, ArrowPoint Communications, Inc., Cisco Systems, Inc., Foundry Networks, AXENT Technologies, Inc. and Check Point Software Technologies, Ltd. This multi-vendor flexibility enables the customer to retain complete control over the technical solution and to integrate Internet operations with existing IT technical architecture. Because mission-critical Internet operations are complex and constantly changing and often require immediate hardware and software upgrades to maintain targeted service levels, customers have unlimited 24x7 access to the Internet Data Centers. Additional space and electrical power can be added as needed, ensuring that the customer has access to additional server hosting services.

   Based upon their technical requirements, customers can select from shared rack facilities within common cage areas, highly secure cabinets, enclosed cage facilities or vaults. Our server hosting facilities generally include dedicated electrical power circuits to ensure that each customer's electrical power requirements are met.

   The following chart summarizes the key features of our current server hosting services:

Service               Description                           Benefits
-------               -----------                           --------
CyberRack    . 19 "or 23" half or full rack     . Entry-level service, providing
                                                  economical solution for
                                                  customers who do not need
                                                  dedicated environments
                                                . Secured environment that is
                                                  shared by multiple customers

Service                     Description                           Benefits
-------                     -----------                           --------
CyberCabinet  . Dedicated, locked cabinet, 19" or 23" . A single rack with the security of a dedicated
                                                        environment, including
                                                        dedicated power circuits

Virtual Data  . Dedicated, locked 7' x 8' cage        . Flexibility in designing and
 Center         or customized to order                  configuring Internet servers,
                                                        including space for multiple
                                                        racks and other customer
                                                        computing products
                                                        .Dedicated power circuits

ExodusVault   . Dedicated, enclosed 8' x 8' or        . Additional security for
                8' x 12' vault or customized            sensitive Internet
                to order                                transactions as required by
                                                        financial institutions and on-
                                                        line merchants
                                                        .Biometric identification for
                                                        entry and exit, motion and
                                                        temperature detectors,
                                                        cameras, high impact glass,
                                                        and secured data and
                                                        electrical lines
                                                      . Dedicated power circuits

 Network Services--Internet Connectivity

   Exodus connects its Internet Data Centers through a high-performance, dedicated and redundant backbone network with multiple high speed OC-3 and OC-12 lines, along with our extensive public and private network interconnections. Our Network Services are designed to deliver the scalability, high availability and performance required for high-volume, mission-critical Internet operations. Since our customers' mission-critical Internet operations often experience network traffic spikes due to promotions or events, we have a policy of providing sufficient excess network capacity for our customers.

   To meet customers' requirements of near 100% availability, our network is designed to minimize the likelihood of any single point of failure. Each Internet Data Center has multiple physical fiber paths into the facility. We maintain multiple network links from multiple vendors into each Internet Data Center and regularly check that our fiber backbone is traversing physically separated paths. Customers may also enhance their Internet site's availability by physically duplicating their site at multiple Internet Data Centers, and synchronizing applications and content through our private fiber backbone network. This network architecture optimizes the availability of a customer's site, even in the event of a link failure. To ensure maximum scalability, reliability and performance, we provide customers with scalable bandwidth services ranging from Ethernet (10 megabits per second) connections to Gigabit Ethernet (1,000 megabits per second) connections.

   Our network services are also designed to consistently deliver low-latency and peak network performance. During the second quarter of 2000, our peak Internet exchange rate was 10.3 gigabits per second volume of traffic. Our backbone engineering personnel continuously monitor traffic patterns and congestion points throughout our network and at our interconnection points, and dynamically reroute traffic flows to optimize end-user response times. We also provide peak network performance by maintaining a large number of direct public and private network interconnections. Our network includes interconnections with over 300 Internet service providers worldwide.

 Managed Services

   We provide managed services to our customers, including detailed monitoring, reporting and management tools to control their hardware, network, software and application environments. Through our system and network management framework, a customer can manage mission-critical Internet operations housed at our Internet Data Centers as well as at their own site. We believe this framework provides an important advantage to enterprises seeking to outsource a portion of their Internet operations and to link the management of the outsourced operations with in-house operations. Our proactive service methodology focuses on identifying and resolving potential problems before they affect an Internet site's availability or performance. Our sophisticated Internet system and network management solutions enable us to identify and to begin to resolve hardware, software, network and application problems, frequently before the customer is even aware that a problem exists.

   The following chart summarizes the key features of our current managed services:

 Service                               Description                         Benefits
 -------                               -----------                         --------
 Managed Monitoring         . A package of 24x7 monitoring     . Real time monitoring,
  Services (MMS)              and management solutions for       notification and reporting for
                              system and database                server and database alarms and
                              applications                       problems to identify potential
                                                                 problems proactively
                                                                 .Maximizes availability of
                                                                 customers' mission-critical
                                                                 Internet operations by
                                                                 identifying potential problems
                                                                 proactively
                                                                 .Offload problem resolution to
                                                                 Exodus (optional)

 Site Management Reports    . Bandwidth usage reports,         . Assists in capacity planning
                              graphic and the Internet on an     and tabular statistics
                              hourly, daily and semi-monthly     delivered to customers via
                              basis                              management of network
                                                                 resources

 Internet Disaster Recovery . Tape management services to      . Maximizes the availability of
                              restore sites after a system       customers' applications;
                              failure                            provides additional redundancy
                              .Distributed load balancing        in the event of Internet site
                              services to seamlessly re-         failure
                              route user traffic to an
                              alternate site in the event of
                              a failure
                              .Exodus acts as value-added
                              reseller of Cisco and F5 Labs,
                              Inc. products, primarily
                              routers, hubs and switching
                              equipment, in connection with
                              server hosting services

 Exodus Data Vault          . Fully-managed on site back-up    . Maintains regular data back-up
                              and restore services provided      and fast network restore
                              in partnership with Sun            capability for mission-
                              Microsystems, utilizing            critical Internet sites
                              Veritas NetBackup solution and
                              DLT tape storage technology

 Exodus MultiPath Net       . Intelligent routing services     . Maximizes availability and
                              that geographically distribute     performance for Internet sites
                              end-user requests                  located across multiple
                              .Provides sophisticated            Internet Data Centers
                              Internet site redundancy           .Optimizes end-user response
                                                                 time

 Exodus MultiPath Site      . Site requests intelligently      . Increases availability and
                              balanced across multiple           performance for multi-server,
                              servers located within a           mission-critical Internet
                              single Internet Data Center        sites

 Service                              Description                         Benefits
 -------                              -----------                         --------
 Managed Firewall Service  . Fully managed firewall           . Enhances site security
                             perimeter security solution        .24x7 proactive monitoring

 Vulnerability Scanning    . Automated testing for web site   . Provides notification of
                             weaknesses                         potential security
                                                                vulnerabilities

 Intrusion Detection       . Detection and notification of    . Allows customers to react
                             hacker attacks                     quickly when their site is
                                                                being attacked

 Exodus ReadyCache Content . Deployment of Inktomi's          . Improves Web site access
  Distribution Service       network caching technology         performance
                             through our network of             .Provides customers with the
                             Internet Data Centers that         cost-effective option to
                             facilitates the distribution       geographically distribute
                             of customer content worldwide      their content, thereby
                                                                enabling them to reach a wider
                                                                range of their Internet end-
                                                                users

 Exodus Gigabit Ethernet   . Gigabit Ethernet bandwidth       . Performance increases
                             service provides access to the     .Easier to scale bandwidth
                             Internet via the Exodus            .Redundant Internet
                             network to customer's co-          connections available
                             location facility

   We offer Web site performance monitoring and measurement services that empower our customers to make informed Web site decisions and strengthen branding. The following chart summarizes the key features of our current Web site performance monitoring and measurement services:

 Service                              Description                         Benefits
 -------                              -----------                         --------
 SM-Web                    . Measures the end-user            . Provides end-to-end time
                             perspective of Web site            performance measurements for
                             performance from a globally        diagnosis, analysis, and
                             distributed network of data        reporting of site performance
                             collection agents                  problems
                                                                .Reports performance trends
                                                                for up to 13 months, enabling
                                                                peak period performance
                                                                monitoring and seasonality
                                                                analysis
                                                                .Supports pager and e-mail
                                                                notification of performance
                                                                degradation based upon
                                                                customer defined thresholds
                                                                for proactive repair
                                                                .Gives customers an
                                                                understanding of the end-user
                                                                performance experience on
                                                                their site, providing guidance
                                                                for improvements

 Service                     Description                        Benefits
 -------                     -----------                        --------
 SM-Scenario      . Measures the end-user           . Provides performance
                    perspective of Web site           measurement data for all URLs
                    transaction process (trades,      involved in a site process or
                    purchases, etc.) performance      transaction
                    from a globally distributed       .Identifies poor performing
                    network of data collection        URLs and process flow sequence
                    agents. SM-Scenario emulates      errors
                    an end-user sequence of           .Enables Web site problem
                    actions, executes the process     identification and site
                    steps, and captures the           performance and process
                    performance of each URL           optimization
                    invoked                           .Helps customers ensure an
                                                      efficient and effective
                                                      process for end-user
                                                      transactions

 SM-Webpoint      . Provides a real-time            . Gives customers real-time
                    measurement Web site              performance of statistics from
                    performance from any point in     a globally distributed network
                    the data collection agent         of data collection agents for
                    network                           site diagnostics and repair
                                                      .Provides detailed statistics
                                                      for each object on the
                                                      measured URL identifying
                                                      specific elements causing
                                                      performance degradation
                                                      .Helps customers analyze and
                                                      troubleshoot end-user
                                                      complaints and trouble tickets
                                                      on site performance

 SM-Sourcetracker . Isolates the performance        . Gives customers an ability to
                    measurements of specific          measure delivery of specific
                    objects on a Web page.            page elements from third party
                    Designed primarily to measure     providers
                    URLs that are dynamically         .Enables accurate measurements
                    delivered and presented on a      of Service Level Agreements
                    site (for example, ad banners,    (SLAs) from providers of
                    content, scripts)                 specific page elements

 Professional Services

   We also offer a comprehensive portfolio of professional services. We assist our customers in planning their strategies for managing their complex mission-critical Internet operations, transitioning operations to our Internet Data Centers and managing various aspects of their Internet operations. We also provide solutions in network, systems and information technology, Web site and data storage consulting and security. These services can be layered to allow customers to outsource an increasing portion of the management of their Internet operations. The acquisition of KeyLabs enables us to offer an end-to-end Web hosting solution that addresses the architectural design, deployment readiness and optimization of sites, along with ongoing performance management provided by Service Metrics. We plan to leverage KeyLabs' expertise in stress and load testing services to help customers anticipate, identify and resolve performance issues with their e-commerce sites before they go live.

Customers

   We have established a diversified base of customers in a wide range of industries, including finance, entertainment, high technology, education, healthcare and publishing. As of June 30, 2000, we had over 3,300 customers under contract. The following is a representative list of our Internet Data Center customers. None of these customers individually represented in excess of 10% of revenues in 1999 or in the first six months of 2000.

                                                           Internet-centric
   Enterprise Customers                                        Customers
   --------------------                                  ---------------------
   British Airways                                       Yahoo!
   NORDSTROM.com                                         Priceline.com
   Weather.com                                           AmericanGreetings.com
   USATODAY.com                                          Excite, Inc.
   Merrill Lynch & Co., Inc.                             Iwon.com
   Albertson's, Inc.                                     Lycos, Inc.
   Franklin Templeton Corporation                        ZDTV
   CompUSA, Inc.                                         pcOrder.com
   MSNBC                                                 uBid.com
   Handspring, Inc.                                      Quote.com
   National Public Radio

Sales and Marketing

   Our sales and marketing objective is to achieve broad market penetration within our target market of enterprises that depend upon the Internet for mission-critical operations. As of June 30, 2000, we employed 599 persons engaged in sales and marketing.

   We sell our services to enterprises directly through our sales force and indirectly through our channel partners. We are actively seeking to increase our sales and distribution capabilities and coverage in the United States and to expand internationally as new Internet Data Centers are installed throughout Europe and Asia Pacific. Currently, most of our sales are derived through the efforts of our direct sales force.

 Sales Force

   Our sales force is organized into four distinct groups, consisting of field sales, strategic accounts, channel sales and telesales, each of which is further divided into geographical regions throughout the United States, Europe, and Asia Pacific. Systems engineers and project managers support our sales force, providing pre- and post-sales support to ensure that customers' services are implemented properly and efficiently.

 Exodus Alliance Program

   The Exodus Alliance Program, called "Partnering for Success", includes relationships with more than 700 technology companies, including Compaq Computer Corporation, Microsoft Corporation, Inktomi Corporation, Andersen Consulting, marchFIRST, Inc., Oracle Corporation, Sun Microsystems, Inc. and Cisco Systems, Inc. The various levels of alliance program partner participation are summarized below:

  . Global Alliance Partners are market-makers in their respective industry and include such companies as Microsoft, Compaq and Cisco. Through product promotions and bundled solutions, Global Alliance Partners can offer their customers new value-added services and greater pricing incentives. Global Alliance Partners make marketing and sales commitments to Exodus and offer a global model for sales engagement between the companies.

  . Alliance Partners market our services, and receive a monthly residual income for opportunities introduced to us. Alliance Partners are typically larger regional or national systems integrators, Web developers, hardware and software resellers, consulting organizations and Internet service providers.

  . Alliance Agents play a sales representative role for us, and receive a one-time payment, based on the monthly recurring charges from opportunities brought into us. They are typically consultants, independent Web developers, content developers, developers of small- to medium-sized applications and regional value added resellers.

  . Resellers market co-branded Exodus services. They commit to certain volume levels to resell as part of their application or niche-focused service offering to their customer base.

 Marketing

   Our marketing organization is responsible for product marketing management, public relations and marketing communications. Product marketing management includes defining the product roadmap and bringing to market the portfolio of services and programs that will address customer needs. These activities include product strategy and definition, pricing, competitive analysis, product launches, channel program management and product lifecycle management. Public relations focuses on cultivating industry analyst and media relationships with the goal of securing broad media coverage and public recognition of our leadership position in the market for Internet system and network management solutions. We stimulate service demand and brand awareness for Exodus through a broad range of marketing communications, public relations and advertising efforts, as well as through our Web site, www.exodus.net.

Customer Service

   We offer superior customer service by understanding the technical requirements and business objectives of our customers and by fulfilling their needs proactively on an individual basis. Working closely with our customers, we optimize the performance of our customers' Internet operations, take actions intended to avoid downtime, resolve problems that may arise, and make appropriate adjustments in services as customer needs change over time. To enhance our customer service delivery and increase operating efficiencies 24x7, we operate a Global Response Center, which handles inbound calls, monitoring, and problem resolution for our Internet Data Centers. Partnering with our customers, we also solicit feedback to ensure that we continue to offer the highest quality of service. We use advanced software tools to aid in customer monitoring and service efforts. Many of our customer service personnel have been specifically trained and certified by the vendors of our software tools, including Sun Microsystems, Inc., Microsoft Corporation, Oracle Corporation, Computer Associates and Cisco Systems.

   In coordination with the Sales Project Managers (PM's), we also provide customer service and technical support during the installation phase, including a transition team. Our customer service continues after installation, through Customer Relationship Representatives (CRR's) who are responsible for resolving customer problems.

   In addition, we provide system integration services between the customer's Internet site and legacy systems. After installation, primary customer support is coordinated through our Global Response Center and supported by each Internet Data Center's Network Control Center. These centers are operated 24x7 by engineers who monitor site and network operations, and activate teams to solve problems that arise. To solve complex problems, we draw on the collective expertise at all of our Internet Data Centers, creating a global engineering pool. Our customer service personnel also are available to assist customers whose operations require specialized procedures.

   We employ network engineers and systems administrators who work with customers to design and maintain their Internet operations. Our network engineers and system administrators are trained specialists who support Windows NT, Solaris, Linux and other UNIX platforms. They are also trained to support Cisco and other routers and switches. They also serve as the next level of support for customer issues that cannot be resolved by the Global Response Center. We also employ a group of network engineers who are accountable for designing and operating the dynamic network that connects our Internet Data Centers to each other and the Internet. This group constantly monitors the network design and effectiveness to optimize performance for customers, rerouting traffic as conditions require.

   Our contracts with customers generally cover the provision of services by us for a one-year period and may contain, among other things, various service level warranties. These service agreements entered into prior to August 1997 typically included service level warranties which provided that, if we failed to provide Internet Data Center services to a customer for more than 24 consecutive hours, a customer's account would be credited for the charges the customer paid for services it did not receive during period affected. Between August 1997 and July 1998, our service agreements typically included service level warranties which provided that, if we fail to provide Internet Data Center services to a customer for more than two consecutive hours, the customer's account would be credited for one day of service and, if for more than eight consecutive hours, one week of service, with each customer limited to one credit per month. Since July 1998, our service agreements have typically included service level warranties which provide that, if we fail to provide Internet Data Center services to a customer for more than 15 minutes, the customer's account would be credited for one day of service, up to a maximum of seven days in any month. In addition, we provide additional credits for packet loss and transmission latency. Certain customers have received more favorable terms than those described above.

   As of June 30, 2000, we employed 677 persons dedicated to customer service and network engineering.

Network Design

   Comprising the Exodus Network is a global backbone, high performance network architecture and industry-leading public and private interconnect arrangements. Our high performance, dedicated, and redundant backbone network connects all of our Internet Data Centers using multiple high-speed OC-3, and OC-12 lines which significantly reduces the risk of a single point of failure.

   Our high-performance intellectual property network is designed to provide the highest possible availability and reliability for our customers' Internet operations. The network comprises our Internet Data Centers that are interconnected by a high-performance backbone network and that are connected to the Internet through public and private interconnections. Within each Internet Data Center, a virtual LAN environment provides redundant, high-speed internal connectivity.

   Our Internet Data Centers are located near most of the major Internet exchange points ("IXPs") and are connected to their local IXPs by multiple OC-3 and OC-12 lines, provisioned by local exchange carriers, such as Teleport Communications Group Inc., MFS Communications Company, Inc., Brooks Fiber Properties, Inc. and the Regional Bell Operating Companies. These links to the local exchange points, combined with private exchanges with Internet service providers, connect the customers' traffic to the Internet.

   In order to provide a high level of redundancy, performance and capacity, along with real-time content replication or caching across our Internet Data Centers, we have multiple OC-3 and OC-12 lines. We engineer our backbone with a geographically diverse fiber path to provide high availability, even in the event of a link failure. We regularly upgrade our network in order to accommodate expected traffic growth. For customers with servers located at multiple Internet Data Centers, we provide dynamic response time and load balancing technologies for optimal routing of traffic.

   Within each Internet Data Center, we deploy a virtual LAN environment to increase reliability and performance and to provide customers with redundant connectivity to our backbone and the Internet. We place OC-3 and OC-12 lines on different routers to avoid any single points of failure. We also use a combination of public and private interconnections to achieve fast and reliable delivery of content. We have private and public interconnections with more than 300 Internet service providers. We also have a presence at each of the major U.S. IXPs.

   We will continue to work with Internet service providers to establish direct private interconnections at each of our Internet Data Centers, thus enhancing content delivery. Our broad combination of public and private interconnections provides customers with the reliability and redundancy that they need to ensure their content reaches its intended destination. We seek to provide significant unutilized network capacity for our LAN, WAN and public and private interconnections to allow for spikes in demand or line outages.

Product Development

   Our product development group is responsible for evaluating and integrating best-of-breed technologies to enhance our service offerings that support the customers' mission-critical Internet operations. We are also developing proprietary technologies that will be integrated with these best-of-breed technologies. We believe that establishing relationships with technology leaders enable us to leverage these enterprises' research and development expertise. These relationships enable us to gain quicker access to innovative technologies and thus provide more creative value-added solutions for our customers. As of June 30, 2000, we employed 110 persons in product development.

   We incurred product development expenses of $1.6 million in 1997, $3.5 million in 1998, $8.9 million in 1999 and $7.4 million in the first six months of 2000.

Competition

   Our market is intensely competitive. There are few substantial barriers to entry, and we expect to face additional competition from existing competitors and new market entrants in the future. Many companies have announced that they intend to begin providing or greatly expanding their service offerings to be competitive with our services. The principal competitive factors in this market include:

  .  ability to deliver services when requested by the customer

  .  Internet system engineering and other technical expertise

  .  customer service

  .  network capability, reliability, quality of service and scalability

  .  variety of services offered

  . access to network resources, including circuits, equipment and interconnection capacity to other networks

  .  broad geographic presence

  .  price

  .  ability to maintain and expand distribution channels

  .  brand name recognition

  .  timing of introductions of new services

  .  network security

  .  financial resources

   There can be no assurance that we will have the resources or expertise to compete successfully in the future. Our current and potential competitors in the market include:

  .  providers of server hosting services

  .  national, foreign and regional Internet service providers

  . global, regional and local telecommunications companies and Regional Bell Operating Companies

  .  information technology outsourcing firms

  .  other technology services and products companies

   Many of our competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services competitive with those we provide.

   Some of our competitors may be able to provide customers with additional benefits in connection with the Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to ours. We may not be able to offset the effects of any price reductions. In addition, we believe our market is likely to encounter consolidation in the near future, which could result in increased price and other competition.

Employees

   As of June 30, 2000, Exodus had 2,469 employees, including 599 employees in sales and marketing, 110 employees in product development, 677 employees in customer service and network engineering, 660 employees in professional services, and 423 employees in finance and administration. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. The competition for personnel is intense, and there can be no assurance that we will be able to identify, attract and retain personnel in the future. None of our employees is represented by a labor union, and management believes that our employee relations are good. See "Risk Factors--We must manage growth effectively by expanding operating and financial procedures, controls or our business will be harmed" and "Risk Factors--Our future success depends on our key personnel."

Properties

   Our executive offices are located in Santa Clara, California and consist of approximately 150,000 square feet that are leased pursuant to an agreement that expires in 2008. We lease the facilities for our current Internet Data Centers in the following metropolitan areas and specific cities, which cover an aggregate of approximately 1,900,000 gross square feet and expire in the years indicated below:

                                                                        Lease
   Metropolitan Area                                 City and State   Expiration
   -----------------                               ------------------ ----------
   Silicon Valley................................. Santa Clara, CA       2009
                                                   Santa Clara, CA       2008
                                                   Santa Clara, CA       2009
                                                   Santa Clara, CA       2009
                                                   Santa Clara, CA       2009
   New York....................................... Jersey City, NJ       2007
                                                   Weehawken, NJ         2011
   Seattle........................................ Seattle, WA           2007
                                                   Seattle, WA           2009
   Los Angeles.................................... Irvine, CA            2007
                                                   El Segundo, CA        2005
   Washington, D.C. .............................. Herndon, VA           2004
                                                   Sterling, VA          2009
   Boston......................................... Waltham, MA           2011
                                                   Waltham, MA           2011
   Chicago........................................ Oak Brook, IL         2010
   London......................................... Park Royal, UK        2023
   Austin......................................... Austin, TX            2011
   Atlanta........................................ Lithia Springs, GA    2011
   Tokyo.......................................... Tokyo, Japan          2011
   Toronto........................................ Toronto, Canada       2013
   Frankfurt...................................... Frankfurt, Germany    2010

Legal Proceedings

   From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this offering circular, we are not subject to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth information regarding our executive officers and directors:

Name                     Age                       Position
----                     ---                       --------
Ellen M. Hancock........  57 Chairman and Chief Executive Officer
Donald P. Casey.........  54 President and Chief Operating Officer
Beverly A. Brown........  55 Executive Vice President, Chief Marketing Officer
R. Marshall Case........  42 Executive Vice President, Finance and Chief
                             Financial Officer
Herbert A. Dollahite....  48 Executive Vice President, Quality, Customer Services
                             and Support
Morris Taradalsky.......  54 Executive Vice President, Engineering
Sam S. Mohamad..........  41 President of Worldwide Sales and International
                             Field Operations
William R. Yeack........  42 Executive Vice President, Professional Services
Adam W. Wegner..........  35 Senior Vice President, Legal and Corporate Affairs,
                             General Counsel and Secretary
John R. Dougery(1)......  60 Director
Mark Dubovoy(2).........  53 Director
Max D. Hopper(2)(4).....  65 Director
L. William Krause(2)....  58 Director
Daniel C. Lynch(3)......  59 Director
Thadeus J.
 Mocarski(3)(4).........  38 Director
Naomi O. Seligman(1)....  67 Director
Dirk A. Stuurop(1)(3)...  52 Director
Laura D'Andrea
 Tyson(4)...............  53 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Finance Committee
(4) Member of the Corporate Governance Committee

   Each director will hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified or until his earlier resignation or removal. Each officer serves at the discretion of the Board of Directors.

   Ellen M. Hancock has served as our Chief Executive Officer since September 1998 and has been a director since April 1998. She also served as our President from March 1998 to June 2000 and as the acting Vice President, Marketing of Exodus from July 1998 to October 1998. From July 1996 to July 1997, she served as Executive Vice President for Research and Development and Chief Technology Officer of Apple Computer, Inc. From September 1995 to May 1996, Mrs. Hancock served as an Executive Vice President and Chief Operating Officer of National Semiconductor Corporation. From 1966 to February 1995, she served in various staff, managerial and executive positions at International Business Machines Corporation, most recently as Senior Vice President and Group Executive. Ms. Hancock is a director of Colgate-Palmolive Company and Aetna Inc. She holds a B.A. degree in mathematics from The College of New Rochelle and an M.A. degree in mathematics from Fordham University.

   Donald P. Casey has served as our President and Chief Operating Officer since June 2000. From 1991 to May 1999, Mr. Casey served in various executive positions with Wang Laboratories, Inc., including as Chief Technology Officer and President of U.S. Services and later as President. From 1990 to 1991, he served with

Lotus Development Corporation as Vice President of its Spreadsheet Division. From 1988 to 1990, Mr. Casey served as Vice President, Networking and Communications and later as Vice President, Multimedia and Networking of Apple Computer, Inc. From 1967 to 1988, Mr. Casey held various a number of executive positions International Business Machines Corporation including Vice President of the Networking Software and Networking Hardware Divisions. Mr. Casey holds a B.S. degree in mathematics from Saint Francis College in New York City, New York.

   Beverly Brown has served as our Executive Vice President, Chief Marketing Officer since October 1999. From June 1996 to October 1999, she served as President and Chief Executive Officer of DataMan Software, Inc. From February 1994 to May 1996, she served as an Executive Vice President for Praxis International, Inc., where she was responsible for sales, marketing, business development and professional services. From December 1992 to January 1994, Ms. Brown served as Vice President, Marketing for the INGRES business unit of The ASK Group. Ms. Brown is also a director of SEEC, Inc. She holds a B.S. degree in chemistry/biology from LadyCliff College.

   R. Marshall Case has served as our Executive Vice President, Finance and Chief Financial Officer since January 2000. From February 1998 until January 2000, he served as Executive Vice President and Chief Financial Officer of Auspex Systems, Inc. From September 1997 until February 1998, he served as Vice President Finance and Administration of Viking Freight Inc., a division of FDX. From November 1995 until September 1997, he served as Vice President Financial Planning and Analysis of Amdahl Corporation. Mr. Case previously served as Executive Vice President, Martin Marietta Overseas Corporation and held a variety of increasingly responsible financial management positions while at General Electric Corporation for 12 years. Mr. Case holds a B.S. in Accounting from the State University of New York.

   Herbert Dollahite has served as our Executive Vice President, Customer Services and Support and Quality since November 1998, and served as our Vice President, Quality from June 1998 to November 1998. From August 1994 to June 1998, he served as Senior Engineer/Scientist II, Senior Manager, Central Quality, Director, Integration Quality, and Senior Director, Global Quality Engineering of Apple Computer, Inc. Dr. Dollahite holds a B.S. degree in Engineering from Cornell University, an M.B.A. degree from University of Virginia and a Ph.D. degree in Computer Science from the University of Alabama-Huntsville.

   Morris Taradalsky has served as our Executive Vice President, Engineering since April 2000. Mr. Taradalsky served as Executive Vice President and General Manager, Enterprise Division, at NetObjects, Inc., a provider of e-business software and solutions, from April 1997 until April 2000. From 1994 to 1997, Mr. Taradalsky served as Chief Executive Officer of MicroNet Technology, Inc., a privately held storage systems supplier. From 1988 to 1994, Mr. Taradalsky was employed at Apple Computer, Inc. where he was General Manager of the Apple Business Systems Division. Prior to joining Apple Computer, Mr. Taradalsky was employed by IBM for 18 years in a number of positions, including Vice President and General Manager, Santa Teresa Laboratory. Mr. Taradalsky received a Bachelor's Degree in Mathematics from Pennsylvania State University.

   Sam S. Mohamad has served as our President of Worldwide Sales and International Field Operations since June 2000. He previously served as our Executive Vice President, Worldwide Sales from December 1998 to June 2000 and as our Vice President, Worldwide Sales from February 1997 to December 1998. From March 1996 to January 1997, he served as Vice President of Sales and Marketing of Genuity, Inc., a provider of data center products and services. From 1987 to February 1996, Mr. Mohamad held various positions at Oracle Corporation, most recently as Vice President of Direct Sales and Marketing.

   William R. Yeack has served as our Executive Vice President, professional services since August 1999. Mr. Yeack has served as General Manager, North America and Corporate Vice President of Marketing for Synon, Inc. from 1996 to August 1999. From 1994 to 1996, Mr. Yeack was President of Tandem Services Company and Director of Tandem Computers. Mr. Yeack holds B.S.B.A. and M.B.A. degrees from Ohio State University.

   Adam W. Wegner has served as our Senior Vice President, Legal and Corporate Affairs since February 2000 and our General Counsel and Secretary since July 1997 and served as our Vice President from October 1998 until January 2000. From January 1995 until July 1997, he was an attorney with the law firm of Fenwick & West LLP. Mr. Wegner holds a B.A. degree in political science from the University of Pennsylvania and a J.D. degree from the Georgetown University Law Center.

   John R. Dougery has served as a director of Exodus since February 1996. He has been President of Dougery Ventures, a venture capital firm, since January 1998. From 1981 to December 1997, he was a general partner of Dougery & Wilder, a venture capital firm. Mr. Dougery is a director of Printronix, Inc. Mr. Dougery holds a B.A. degree in mathematics from the University of California, Berkeley and an M.B.A. degree from Stanford University.

   Mark Dubovoy has served as a director of Exodus since October 1996. He was a founder and has served as a general partner of LeapFrog Ventures, a venture capital partnership, since November 1999. He also was a founder and has served as a general partner of Information Technology Ventures, a venture capital partnership, since September 1994. From 1991 to 1994, he was a general partner of Grace/Horn Ventures, a venture capital partnership. Mr. Dubovoy is a director of iPrint.com, inc. Mr. Dubovoy holds a B.S. degree in physics from the National University of Mexico and M.A. and Ph.D. degrees in physics from the University of California, Berkeley.

   Max D. Hopper has served as a director of Exodus since January 1998. Mr. Hopper has been the Chief Executive Officer of Max D. Hopper Associates, Inc., an information services management consulting firm, since 1995. From 1985 to January 1995, he served in various positions at American Airlines, a subsidiary of AMR Corporation, most recently as Senior Vice President, Information Systems and Chairman of the SABRE Group. Mr. Hopper is also a director of Gartner Group, Inc., US Data Corporation, Accrue Software, Inc., Metrocall, Inc., Payless Cashways, Inc. and United Stationers, Inc. He holds a B.S. degree in mathematics from the University of Houston.

   L. William Krause has served as a director of Exodus since June 2000. He has served as President of LWK Ventures, a private investment company, since November 1998. From October 1991 to November 1998, Mr. Krause served as President and Chief Executive Officer of Storm Technology, Inc., a digital imaging company which filed for protection under federal bankruptcy laws in November 1998. He served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 until 1993. From 1967 to 1981, Mr. Krause served in various marketing and general management positions at Hewlett-Packard Company. Mr. Krause is a director of Pinnacle Systems, Inc., Ramp Networks, Inc. and Sybase, Inc. He holds a B.S.E.E. degree from the Citadel.

   Daniel C. Lynch has served as director of Exodus since January 1998. Mr. Lynch has been the owner of Lynch Enterprises, a venture capital firm, since August 1993. From April 1994 to August 1996, he was a director of UUNet Technologies, Inc., an Internet service provider. From 1991 to August 1993, he was the Chairman of the Board of Interop, a conference and trade show company, which he founded and which is now a division of ZD Comdex Forums. Mr. Lynch is a director and founder of Cybercash, Inc., which he founded, and Covad Communications Group. He holds a B.S. degree in mathematics from Loyola Marymount University and an M.A. degree in mathematics from the University of California, Los Angeles.

   Thadeus J. Mocarski has served as a director of Exodus since June 1997. Since 1994, Mr. Mocarski has been an officer of various entities affiliated with Fleet Equity Partners, a private equity firm, most recently as Managing Director. Prior to joining Fleet Equity Partners, Mr. Mocarski was an attorney with the law firm of Edwards & Angell. Mr. Mocarski holds a B.A. degree in economics and government from Colby College and a J.D. degree from the Washington College of Law.

   Naomi O. Seligman has served as a director of Exodus since July 1999. She was a founder of Cassius Advisors, a management consultancy, where she has been a senior partner since September 1999. Prior to that,

Ms. Seligman had been a senior partner of the Research Board, a private-sector research institute, from 1971 to 1999. Ms. Seligman is a director of the Dun & Bradstreet Corporation, Ventro Corporation, Martha Stewart Living Omnimedia, Inc. and Sun Microsystems, Inc. She holds a B.A. degree in economics from Vassar College and an M.B.A. degree from the London School of Economics.

   Dirk A. Stuurop has served as a director of Exodus since June 2000. He has served as President of Stuurop & Company, a private strategic advisory firm, since October 1999. From 1982 to May 1999, Mr. Stuurop served in various investment banking positions at Merrill Lynch & Company, most recently as Chairman, Global Financial Institutions. Mr. Stuurop is a director of Philadelphia Consolidated Holding Corporation. He holds an M.S. degree in economics from the University of Groningen (The Netherlands) and an M.B.A. from the Wharton School of the University of Pennsylvania.

   Laura D'Andrea Tyson has served as a director of Exodus since June 2000. Dr. Tyson is Dean of the Walter A. Haas School of Business, a position she assumed in July 1998. Previously, she was professor of the Class of 1939 Chair in Economics and Business Administration at the University of California, Berkeley, a position she held from January 1997 to July 1998. Prior to this position, Dr. Tyson served in the first Clinton Administration as Chairman of the President's National Economic Council from March 1995 to December 1996 and 16th Chairman of the White House Council of Economic Advisers from January 1993 to March 1995. Prior to joining the Administration, Dr. Tyson was professor of Economics and Business Administration, Director of the Institute of International Studies, and Research Director of the Berkeley Roundtable on the International Economy at the University of California, Berkeley from July 1979 to January 1993. Dr. Tyson holds a B.A. degree from Smith College and a Ph.D. degree in economics from the Massachusetts Institute of Technology. Dr. Tyson is the author of numerous articles on economics, economic policy and international competition. She is a director of Eastman Kodak Company, Fox Entertainment Company, Human Genome Sciences, Inc., Morgan Stanley Dean Witter and SBC Communications.

                  DESCRIPTION OF ANTICIPATED CREDIT FACILITIES

   We expect to enter into a credit facility with a syndicate of banks providing for revolving credit borrowings of up to $225.0 million and term facilities of up to $375.0 million. We expect one tranche of the term credit facility to provide for multiple borrowings of up to $225.0 million, within a specified period after entering into the term credit facility. The other tranche of the term facility is to provide for one borrowing of up to $150.0 million to be drawn at the closing of the facilities. A portion of the revolving facility will be available, at our option, in the form of letters of credit. In addition, we may establish additional facilities for purchase money financings of telecommunications assets subject to our compliance with the covenants to be contained in the credit agreement for the facilities. We expect that Chase Securities Inc. will act as sole book manager and joint-lead arranger, Goldman Sachs Credit Partners L.P. will act as joint-lead arranger and co-documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as syndication agent, Morgan Stanley Senior Funding, Inc. will act as co-documentation agent, and The Chase Manhattan Bank will act as administrative and collateral agent for the facilities.

   The credit facilities are subject to the satisfaction of material conditions precedent and the specific terms of each facility are subject to change as we negotiate final loan documents. We cannot provide any assurance as to whether, or on what terms, we will obtain these credit facilities.

   Our obligations under the credit facilities will be guaranteed by each of our existing and future wholly-owned U.S. subsidiaries.

   We expect the facilities and the guarantees by our wholly-owned U.S. subsidiaries to be secured, to the extent permitted by our existing indentures, by a first priority security interest on substantially all of our assets and substantially all the assets and stock of our existing and future wholly-owned U.S. subsidiaries, subject to exceptions.

   The revolving facility will allow for borrowings of revolving credit loans from time to time until the fifth anniversary of the establishment of the facilities. The tranches under the term credit facilities will mature five years and seven years, respectively, after the establishment of the facilities and will amortize on a quarterly basis commencing on a date and in annual amounts to be agreed upon by us and the bank syndicate. The proceeds of the revolving facility may be used for our working capital and general corporate needs, while the proceeds of the term facilities must be used to purchase or construct telecommunications assets, including real estate. Our ability to borrow under these facilities will be subject to, among other things, compliance with covenants, including financial ratios, and customary borrowing conditions. In addition, aggregate outstanding borrowings will be limited to specified amounts in order to ensure compliance with the indentures governing our outstanding senior debt.

   Loans under the revolving facility and the delayed-draw tranche of the term facility will bear interest, at our option, at the London interbank offered rate for eurodollar deposits for the relevant interest period adjusted for statutory reserves, or Adjusted LIBOR, plus a specified margin, or at the higher of Chase Manhattan's prime rate and the Federal funds effective rate plus 1/2 of 1%, or Alternate Base Rate, plus a specified margin. The interest rate under the other tranche of the term facility will, at our option, be Adjusted LIBOR plus a specified margin or Alternate Base Rate plus a specified margin.

   We expect the credit agreement governing the facilities to contain affirmative and negative covenants, including provisions that will restrict our ability and the ability of our subsidiaries to incur additional indebtedness, to incur liens, to make investments, to engage in sales of assets, to incur capital expenditures and to make restricted payments. We also expect the credit agreement governing the facilities to require us and our subsidiaries maintain financial ratios. The credit agreement governing the facilities will contain customary events of default.

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

                           CERTAIN OTHER INDEBTEDNESS

The 10 3/4% Senior Notes

   In December 1999, we issued an aggregate of $375.0 million and (Euro)125.0 million of 10 3/4% Senior Notes pursuant to an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "10 3/4% Senior Notes Indenture"). The 10 3/4% Senior Notes are unsecured obligations, and mature on December 15, 2009. Interest on the 10 3/4% Senior Notes accrues at the rate of 10 3/4% per annum, payable semi-annually on June 15 and December 15 of each year.

   The 10 3/4% Senior Notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after December 15, 2004 at the redemption prices set forth in the 10 3/4% Senior Notes Indenture. In addition, at any time prior to December 15, 2002, we may redeem up to 35% of the aggregate principal amount of the 10 3/4% Senior Notes with the net proceeds of one or more sales of certain types of our stock at a redemption price of 110.75%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of the 10 3/4% Senior Notes initially issued remain outstanding. Upon a Change of Control, as defined in the 10 3/4% Senior Notes Indenture, we would be required to make an offer to purchase the 10 3/4% Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. The definition of Change in Control in the 10 3/4% Senior Notes Indenture is substantially similar to the definition of Change of Control in the indentures governing the notes.

   The debt evidenced by the 10 3/4% Senior Notes ranks equally in right of payment with all of our existing and future unsubordinated unsecured debt, including the notes offered by this prospectus, and senior in right of payment to all of our existing and future subordinated debt, including our 4 3/4% Convertible Subordinated Notes and our 5% Convertible Subordinated Notes.

   The 10 3/4% Senior Notes Indenture restricts, among other things, our ability to incur additional debt and the use of proceeds of such additional debt, pay dividends or make certain other restricted payments, incur certain liens to secure debt, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 11 1/4% Senior Notes

   In July 1998 and July 1999, we issued an aggregate of $275.0 million of 11 1/4% Senior Notes pursuant to an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "11 1/4% Senior Notes Indenture"). The 11 1/4% Senior Notes are unsecured obligations, and mature on July 1, 2008. Interest on the 11 1/4% Senior Notes accrues at the rate of 11 1/4% per annum, payable semi-annually on January 1 and July 1 of each year. We have placed in escrow enough cash to meet the requirement of the first four interest payments due on the 11 1/4% Senior Notes.

   The 11 1/4% Senior Notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after July 1, 2003 at the redemption prices set forth in the 11 1/4% Senior Notes Indenture. In addition, at any time prior to July 1, 2001, we may redeem up to 35% of the aggregate principal amount of the 11 1/4% Senior Notes with the net proceeds of one or more sales of certain types of our stock at a redemption price of 111.25%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the original principal amount of the 11 1/4% Senior Notes initially issued remain outstanding. Upon a Change of Control, as defined in the 11 1/4% Senior Notes Indenture, we would be required to make an offer to purchase the 11 1/4% Senior Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. The definition of Change of Control in the 11 1/4% Senior Note Indenture is substantially similar to the definition of Change of Control in the indentures governing the notes.

   The debt evidenced by the 11 1/4% Senior Notes ranks equally in right of payment with all of our existing and future unsubordinated unsecured debt, including our 10 3/4% Senior Notes and the notes offered by this prospectus, and senior in right of payment to all of our existing and future subordinated debt, including the 4 3/4% Convertible Subordinated Notes and our 5% Convertible Subordinated Notes.

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

   The 11 1/4% Senior Notes Indenture restricts, among other things, our ability to incur additional debt and the use of proceeds of such additional debt, pay dividends or make certain other restricted payments, incur certain liens to secure debt, or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

The 5% Convertible Subordinated Notes

   In March 1999, we issued $250.0 million of 5% Convertible Subordinated Notes due 2006 pursuant to an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "5% Convertible Subordinated Notes Indenture"). The 5% Convertible Subordinated Notes are convertible into our common stock at a conversion rate of 175.1408 shares per $1,000 in principal amount of 5% Convertible Subordinated Notes. The 5% Convertible Subordinated Notes are unsecured obligations, and mature on March 15, 2006. Interest on the 5% Convertible Subordinated Notes accrues at the rate of 5% per annum, payable semi-annually on March 15 and September 15 of each year. As of June 30, 2000, $72.2 million in principal amount of the 5% Convertible Subordinated Notes were outstanding.

   The 5% Convertible Subordinated Notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after March 20, 2001, at the redemption prices set forth in the 5% Convertible Subordinated Notes Indenture; provided, however, that the 5% Convertible Subordinated Notes will not be redeemable at our option on or after March 20, 2001 and before January 20, 2003 unless the last reported bid price for our common stock equals or exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption. Upon a Change of Control, as defined in the 5% Convertible Subordinated Notes Indenture, we would be required to make an offer to purchase the 5% Convertible Subordinated Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. The definition of Change of Control in the 5% Convertible Subordinated Notes Indenture differs in a number of respects from the definition of Change of Control in the indentures governing the notes.

   The debt evidenced by the 5% Convertible Subordinated Notes is subordinated in right of payment to all of our existing and future senior indebtedness including our 10 3/4% Senior Notes, our 11 1/4% Senior Notes and the notes and ranks equally in right of payment to all of our existing and future subordinated debt, including our 4 3/4% Convertible Subordinated Notes. The indentures governing the notes provide that the notes are "Designated Senior Indebtedness" as defined in the 5% Convertible Subordinated Indenture. This designation provides certain additional rights to the holders of the notes.

The 4 3/4% Convertible Subordinated Notes

   In December 1999, we issued $500.0 million of 4 3/4% Convertible Subordinated Notes pursuant to an indenture between us and Chase Manhattan Bank and Trust Company, National Association, as trustee (the "4 3/4% Convertible Subordinated Notes Indenture"). The 4 3/4% Convertible Subordinated Notes are convertible into our common stock at a conversion rate of 28.4068 shares per $1,000 in principal amount of 4 3/4% Convertible Subordinated Notes. The 4 3/4% Convertible Subordinated Notes are unsecured obligations, and mature on July 15, 2008. Interest on the 4 3/4% Convertible Subordinated Notes accrues at the rate of 4 3/4% per annum, payable semi-annually on January 15 and July 15 of each year, beginning July 15, 2000. As of June 30, 2000, $500.0 million in principal amount of the 4 3/4% Convertible Subordinated Notes were outstanding.

   The 4 3/4% Convertible Subordinated Notes will be redeemable at our option, in whole or in part, at any time or from time to time, on or after January 20, 2002, at the redemption prices set for in the 4 3/4% Convertible Subordinated Notes Indenture; provided, however, that the 4 3/4% Convertible Subordinated Notes will not be redeemable at our option on or after January 20, 2002 and before January 15, 2004 unless the last reported bid price for the common stock equals or exceeds 140% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending within five trading days of the call for redemption. Upon a Change of Control, as defined in the 4 3/4% Convertible Subordinated Notes Indenture, we would be required to make an offer to purchase the 4 3/4% Convertible Subordinated Notes at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. The definition of Change of Control in the 4 3/4% Convertible Subordinated Notes Indenture differs in a number of respects from the definition of Change of Control in the indentures governing the notes.

   The debt evidenced by the 4 3/4% Convertible Subordinated Notes is subordinated in right of payment to all of our existing and future senior indebtedness including our 10 3/4% Senior Notes, our 11 1/4% Senior Notes and the notes and ranks equally in right of payment to all of our existing and future subordinated indebtedness, including our 5% Convertible Subordinated Notes. The indentures governing the notes provide that the notes are "Designated Senior Indebtedness" as defined in the 4 3/4% Convertible Notes Indenture. This designation provides certain additional rights to the holders of the notes.

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

                               THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

   On July 6, 2000 we sold the old notes to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, Chase Securities Inc., Donaldson Lufkin & Jenrette Securities Corporation, FleetBoston Robertson Stephens, Inc. and Thomas Weisel Partners LLC (the "Purchasers") pursuant to a purchase agreement dated June 28, 2000 between us and the Purchasers. As set forth in this prospectus and in the accompanying letters of transmittal, we will accept for exchange any and all old notes that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 5:00 p.m., New York City time
(10:00 p.m., London time) on     , 2000; provided, however, that if we extend
the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

   As of the date of this prospectus, $1.0 billion aggregate principal amount of the old dollar notes and (Euro)200.0 million aggregate principal amount of the old euro notes are outstanding. This prospectus, together with the letters of transmittal, is first being sent on or about the date set forth on the cover page to all holders of old notes at the addresses set forth in the security register maintained by the trustee or other applicable registrar. Our obligation to accept old notes for exchange is subject to conditions as set forth under "--Conditions to the Exchange Offer" below.

   We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any old notes, by mailing written notice of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

   Old dollar notes tendered in the exchange offer must be $1,000 in principal amount or any integral multiple of $1,000, and old euro notes tendered in the exchange offer must be (Euro)1,000 in principal amount or any integral multiple of (Euro)1,000.

   We will mail written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. This notice will be mailed to the holders of record of the old notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of other event giving rise to the notice requirement.

Registration Covenant; Exchange Offer

   Under our registration rights agreements with the Purchasers, we agreed to file with the Commission the exchange offer registration statement on the appropriate form under the Securities Act with respect to the new notes. Upon the effectiveness of the exchange offer registration statement, we will offer to the holders of the old notes who are able to make required representations the opportunity to exchange their old notes for new notes. Alternatively, we will file with the Commission a shelf registration statement to cover resales of transfer restricted securities (as defined below) by the holders of old notes who satisfy specific conditions relating to the provision of information in connection with the shelf registration statement if:

  . we are not permitted to consummate the exchange offer because it is not permitted by applicable law or Commission policy; or

  . any holder of old notes notifies us prior to the 20th day following consummation of the exchange offer that:

    . it is prohibited by law or Commission policy from participating in the exchange offer;

    . it may not resell the old notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales; or

    . it is a broker-dealer and owns old notes acquired directly from us or one of our affiliates.

   We will use our best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

   "Transfer restricted securities" means each old note until the earliest of:

  . the date on which the old note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

  . following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who received from the broker-dealer, on or prior to the date of the sale, a copy of the prospectus contained in the exchange offer registration statement;

  . the date on which the old note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  . the date on which the old note is distributed to the public pursuant to Rule 144 under the Securities Act.

   The registration rights agreements provide that:

  . we will file an exchange offer registration statement with the Commission on or prior to 60 days after July 6, 2000, which is the date of the original issuance of the old notes;

  . we will use our best efforts to have the exchange offer registration statement declared effective by the Commission on or prior to 150 days after July 6, 2000;

  . unless the exchange offer would not be permitted by applicable law or Commission policy, we will commence the exchange offer and use our best efforts to issue, on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the Commission, new notes in exchange for all old notes tendered in the exchange offer; and

  . if obligated to file the shelf registration statement, we will use our best efforts to file the shelf registration statement with the Commission on or prior to 45 days after the filing obligations arises, but in no event less than 60 days after July 6, 2000, and to cause the shelf registration to be declared effective by the Commission on or prior to 90 days after this obligation arises, but in no event less than 150 days after July 6, 2000.

   If a registration default (as defined below) occurs, we will pay liquidated damages to each holder of transfer restricted securities, with respect to the first 90-day period immediately following the occurrence of the first registration default in and amount equal to $0.05 (or (Euro)0.05) per week the registration default continues per $1,000 (or (Euro)1,000) principal amount of transfer restricted securities held by the holder. The amount of the liquidated damages will increase by an additional $0.05 (or (Euro)0.05) per week that the registration default continues per $1,000 (or (Euro)1,000) principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $0.25 (or (Euro)0.25) per week per $1,000 (or (Euro)1,000) principal amount of transfer restricted securities. On each interest payment date we will pay all accrued liquidated damages to the holders of the old notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no accounts have been specified. Following the cure of all registration defaults, accrual of liquidated damages will cease.


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

   A "registration default" means the occurrence of one of the following events:

  . we fail to file any of the registration statements required by the registration rights agreements on or before the date specified for the filing;

  . any of the registration statements is not declared effective by the Commission on or prior to the date specified for the effectiveness;

  . we fail to complete the exchange offer within 30 business days of the date of effectiveness of the exchange offer registration statement; or

  . the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales (except in specified circumstances) of transfer restricted securities during the period specified in the registration rights agreements.

   This summary of the provisions of the registration rights agreements is not complete and is subject to, and is qualified by reference to, all provisions of the registration rights agreements. A copy of this agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Interest on Exchange Notes

   Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for a new note, or, if no interest has been paid or duly provided for on the old note, from July 6, 2000, the date of issuance of the old notes. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on the old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on the old notes prior to the original issue date of the new notes, or, if no interest has been paid or duly provided for, will not receive any accrued interest on the old notes. These holders will be deemed to have waived the right to receive any interest on the old notes accrued from and after that interest payment date, or, if no interest has been paid or fully provided for, from and after July 6, 2000. Interest on the notes is payable semi-annually in arrears on each January 15 and July 15.

Procedures for Tendering Old Notes

   To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile of the applicable letter of transmittal, have the signatures guaranteed if required by the applicable letter of transmittal, and mail or otherwise deliver the applicable letter of transmittal or a facsimile, together with the old notes and any other required documents, to the applicable exchange agent. The applicable exchange agent must receive these documents at the address set forth below prior to 5:00 p.m., New York City time (10:00 p.m., London time) on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of book-entry transfers must be received by the applicable exchange agent prior to the expiration date.

   By executing a letter of transmittal, each holder will make the representations set forth below in the fourth paragraph under the heading "-- Resale of New Notes."

   The tender by a holder and the acceptance by us will constitute an agreement between the holder and us in accordance with the terms subject to the conditions set forth in this prospectus and in the applicable letter of transmittal.

   The method of delivery of old notes and the applicable letter of transmittal and all other required documents to the applicable exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the applicable exchange agent before the expiration date. No letter of transmittal or notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

   Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf.

   Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution (as defined below) unless the old notes tendered:

  . are signed by the registered holder, unless the holder has completed the box entitled "special exchange instructions" or "special delivery instructions" on the applicable letter of transmittal; or

  .  are tendered for the account of an eligible institution.

   In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "eligible institution").

   If a letter of transmittal is signed by a person other than the registered holder of any old notes listed on the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes, with the signature guaranteed by an eligible institution.

   If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or other acting in a fiduciary or representative capacity, the persons should so indicate when signing. Unless waived by us, evidenced satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   All questions as to the validity, form, eligibility, including time or receipt, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all old notes that are not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time period we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, none of Exodus, the exchange agents or any other person will incur any liability for failure to give this notification. Tenders of old notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the applicable exchange agent to the tendering holders, unless otherwise provided in applicable letter of transmittal, as soon as practicable following the expiration date.

 Book-Entry Delivery Procedures

   Promptly after the date of this prospectus, the exchange agent for the old dollar notes will establish accounts with respect to the old dollar notes at DTC, and the exchange agent for the old euro notes will establish accounts with respect to the old euro notes at each of Euroclear and Cedelbank (DTC, Euroclear and Cedelbank are collectively referred to as the "book-entry transfer facilities" and, individually as a "book-entry transfer facility") for purposes of the exchange offer. Any financial institution that is a participant in the applicable book-entry transfer facility's systems may make book-entry delivery of the old notes by causing the applicable book-entry transfer facility to transfer old notes into the applicable exchange agent's account at the book-entry transfer facility in accordance with the book-entry transfer facility's procedures for transfers. Timely book-entry delivery of old notes pursuant to the exchange offer, however, requires receipt of a book-entry confirmation prior to the expiration date. In addition, to receive new notes for tendered old notes, the applicable letter of transmittal, or a mutually signed facsimile, together with any required signature guarantees and any other required documents, or an agent's message in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the applicable exchange agent at its address set forth under "--Exchange Agent" below prior to the expiration date. Alternatively, the guaranteed delivery procedures described below must be complied with. Tender will not be considered made until the documents are received by the applicable exchange agent. Delivery of documents to any of the book-entry transfer facilities does not constitute delivery to the exchange agent.

 Tender of Existing Notes Held Through Book-Entry Transfer Facilities

   The exchange agents and each of the book-entry transfer facilities have confirmed that the exchange offer is eligible for each of the book-entry transfer facility's Automated Tender Offer Program, or ATOP. Accordingly, participants in the applicable book-entry transfer facility's ATOP may, in lieu of physically completing and signing the applicable letter of transmittal and delivering it to the applicable exchange agent, electronically transmit their acceptance of the exchange offer by causing the book-entry transfer facility to transfer old notes to the applicable exchange agent in accordance with the book-entry transfer facility's ATOP procedures for transfer. The book-entry transfer facility will then send an agent's message to the applicable exchange agent.

   The term "agent's message" means a message transmitted by a book-entry transfer facility, received by exchange agent and forming party of the book-entry confirmation, which states that:

  . the book-entry transfer facility has received an expressed acknowledgement from a participant in its ATOP that is tendering old notes which are the subject of the book-entry conformation;

  . the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  .  we may enforce the agreement against the participant.

 Guaranteed Delivery Procedure

   Holders who wish to tender their old notes and (1) whose old notes are not immediately available, (2) who cannot deliver their old notes, the applicable letter of transmittal or any other required documents to the applicable exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

  .  the tender is made through an eligible institution;

  . prior to the expiration date, the applicable agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery;

    .  setting forth the name and address of the holder;

    . setting forth the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made; and

    . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the applicable letter of transmittal or facsimile together with the certificate(s) representing the old notes or a book-entry confirmation of the old notes into the applicable exchange agent's account at the applicable book-entry transfer facility and any other documents required by the applicable letter of transmittal, will be deposited by the eligible institution with the applicable exchange agent; and

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

  . a properly completed and executed letter of transmittal for facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a book-entry confirmation transfer of the old notes into the applicable exchange agent's account at the applicable book-entry transfer facility and all other documents required by the applicable letter of transmittal, are received by the applicable exchange agent within New York Stock Exchange trading days after the expiration date.

   Upon request to the applicable exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

   Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date.

   To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the applicable exchange agent at the address set forth below prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the old notes to be withdrawn (the "depositor");

  . identify the old notes to be withdrawn, including the certificates number(s) and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the applicable book-entry transfer facility to be credited;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable registrar register transfer of the old notes into the name of the person withdrawing the tender; and

  . specify the name in which any of the old notes are to be registered, if different from that of the depositor.

   All questions as to the validity, form and eligibility, including time or receipt, of the notices will be determined by us. Our determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Old Notes" at any time prior to the expiration date.

Conditions to the Exchange Offer

   Notwithstanding any other terms of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes, and may terminate the exchange offer before the acceptance of the old notes if, in our sole judgment, the exchange offer would violate any law, statute, rule or regulation or an interpretation thereof of the Staff of the Commission. If we determine in our sole discretion that this condition is not satisfied, we may:

  . refuse to accept any old notes and return all tendered old notes to the tendering holders;

  . extend the exchange offer and retain all old notes tendered prior to the expiration date, subject, however, to the rights of holders to withdraw the old notes (see "--Withdrawals of Tender"); or

  . waive the unsatisfied conditions with respect to the exchange offer and accept all validly tendered old notes which have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during that five to ten business-day period.

Exchange Agents

   Chase Manhattan Bank & Trust Company, National Association has been appointed as the exchange agent for the exchange offer of the old dollar notes. Chase Manhattan Bank London has been appointed as the exchange agent for the exchange offer of the euro notes. All executed letters of transmittal should be directed to the applicable exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the applicable exchange agent, addressed as follows:

   If to the Chase Manhattan Bank & Trust Company, National Association:

   By mail or by hand:

   Chase Manhattan Bank & Trust Company, National Association, Exchange Agent Suite 2725
   101 California Street
   San Francisco, California 94111

   By Facsimile:
   (415) 693-8850

   Confirm Facsimile by Telephone:

   (415) 954-9506

   If to Chase Manhattan Bank London:

   By mail or by hand:

   The Chase Manhattan Bank
   Trinity Tower
   9 Thomas More Street
   London E1 9YT

   By Facsimile:
   44 171 777 5410

   Confirm Facsimile by Telephone:
   44 171 777 5418

   Delivery of a letter of transmittal to an address other than that for the applicable exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Fees and Expenses

   We will not make any payment to brokers, dealers or other soliciting acceptances of the exchange offer.

Transfer Taxes

   Holders who tender their old notes for exchange generally will not be obligated to pay any transfer tax in connection with the exchange. However, holders who instruct us to register new notes in the name of a person other than the registered tendering holders, or request that old notes not tendered or not accepted in the exchange offer be returned to a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

   The new notes will be recorded at the same carrying value as the old notes. This is the aggregate principal amount of the old notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

Appraisal Rights

   Holders of old notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Resale of New Notes

   The new notes are being offered to satisfy our obligations contained in the registration rights agreements. We are making the exchange offer in reliance on the position of the Staff of the Commission as set forth in the Exxon Capital No-Action Letter, the Morgan Stanley No-Action Letter, the Shearman & Sterling No-Action Letter, and other interpretive letters addressed to third parties in other transactions. However, we have not sought our own interpretive letter addressing these matters and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in those interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, we believe that new notes issued pursuant to this exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders, other than a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

  . the new notes are acquired in the ordinary course of the holder's business; and

  . the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of the new notes.

   However, any holder who

  . is an "affiliate" of us, within the meaning of Rule 405 under the Securities Act

  .  does not acquire new notes in the ordinary course of its business

  . intends to participate in the exchange offer for the purpose of distributing new notes or

  .  is a broker-dealer who purchased old notes directly from us,

will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters, will not be permitted or entitled to tender old notes in the exchange offer, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of old notes unless the sale is made pursuant to an exemption from those requirements.

   In addition, as described below, if any broker-dealer holds old notes acquired for its own account as a result of market-making or other trading activities and exchanges the old notes for new notes (a "participating broker-dealer"), the participating broker-dealer may be deemed to be a statutory "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of new notes. See "Plan of Distribution."

   Each holder who wishes to exchange old notes for new notes in the exchange offer will be required to represent that:

  .  it is not an affiliate of us;

  . any new notes to be received by it are being acquired in the ordinary course of its business; and

  . it has no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act, of new notes.

  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must:

  . acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities, and not directly from us, and

  . must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of new notes.

   The letters of transmittal state that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, we believe that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of new notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with the resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities.

   Subject to provisions set forth in the registration rights agreements, we shall use our best efforts to:

  . keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of new notes by participating broker-dealers; and

  . ensure that the exchange offer registration statement conforms with the requirements of the Securities Act and the policies, rules and regulations of the Commission as announced from time to time, for a period ending upon the earlier of 180 days after the exchange offer has been completed or at the time the participating broker-dealers no longer own any transfer restricted securities. See "Plan of Distribution."

   Any participating broker-dealer who is an affiliate of us may not rely on the interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   Each participating broker-dealer who surrenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of a letter of transmittal, that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreements, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

Consequences of Failure to Exchange Old Notes

   Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of old notes outstanding. Following the consummation of the exchange offer, holders who did not tender their old notes generally will not have any further registration rights under the registration rights agreements, and these old notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected. The old dollar notes are currently eligible for sale under Rule 144A through the Portal Market and the old euro notes are currently listed on the Luxembourg Stock Exchange. Application is expected to be made for listing the new euro notes on the Luxembourg Stock Exchange. We cannot assure you that we will be successful in this listing or of when the listing will be complete. Because we anticipate that most holders will elect to exchange their old notes for new notes due to the absence of most restrictions on the resale of new notes, anticipate that the liquidity of the market for any old notes remaining outstanding after the exchange offer may be substantially limited.

   As a result of the making of the exchange offer, we will have fulfilled our obligations under the registration rights agreements, and holders who do not tender their old notes generally will not have any further registration rights or rights to receive liquidated damages specified in the registration rights agreements for our failure to register the new notes.

   The old notes that are not exchanged for new notes will remain restricted securities. Accordingly, the old notes may be resold only:

  .  to us or one of our subsidiaries;

  .  to a qualified institutional buyer;

  .  to an institutional accredited investor;

  . to a party outside the United States under Regulation S under the Securities Act;

  . under an exemption from registration provided by Rule 144 under the Securities Act; or

  .  under an effective registration statement.

                              DESCRIPTION OF NOTES

General

   You can find the definitions of certain terms used in this description under the subheading "Certain Definitions".

   The old notes were and the new notes will be issued under two indentures dated July 6, 2000 (the "Indentures") between us and Chase Manhattan Bank and Trust Company, National Association, as trustee. As of September 6, 2000, Chase Manhattan Bank resigned as trustee under the Indentures and HSBC Bank USA assumed all rights and obligations as trustee under the Indentures. The term "notes" refers to the old notes and the new notes. The statements under this caption relating to the notes and the Indentures are summaries and are not intended to be complete. In addition, they are subject to, and are qualified by the actual provisions of the Indentures. The Indentures are by their terms subject to and governed by the Trust Indenture Act of 1939. If we make reference to particular provisions of the Indentures or to defined terms not defined in this prospectus, the provisions or defined terms are incorporated by reference to this prospectus. You may obtain copies of the indentures and the registration rights agreements referred to below are available for review at the corporate office of the trustee or from us upon request.

   The notes are our senior unsecured obligations and:

  . rank equally in right of payment with our existing and future senior unsecured debt, including $275.0 million in principal amount of our 11 1/4% Senior Notes and $375.0 million and (Euro) 125.0 million in principal amount of our 10 3/4% Senior Notes;

  . are senior in right of payment to all of our subordinated debt, including $72.2 million in remaining principal amount of our 5% Convertible Subordinated Notes and $500.0 million in remaining principal amount of our 4 3/4% Convertible Subordinated Notes; and

  . are effectively subordinated to all of our secured debt (including the anticipated credit facilities), to the extent of the value of the assets securing such debt, and to any liabilities of any of our subsidiaries, including trade payables.

   Any right we have to receive assets of our Subsidiaries upon liquidation or reorganization will be effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors) except to the extent that we are recognized as a creditor of such Subsidiary, in which case our claims would still be subordinate to any security in the assets of such Subsidiary and any debt of such Subsidiary senior to that held by us. See "Risk Factors--The notes are effectively subordinated to our secured indebtedness and the liabilities of our subsidiaries".

   Assuming that we had completed the offering of the old notes as of June 30, 2000:

  . approximately $769.3 million of debt outstanding ranks equally in right of payment with the notes;

  . approximately $572.2 million of debt outstanding is subordinate in right of payment to the notes; and

  . approximately $112.3 million of outstanding secured debt and liabilities of our subsidiaries, including trade payables, effectively ranks senior to the notes.

   The Indentures limit our ability and the ability of our subsidiaries to incur additional debt. However, these limitations are subject to a number of exceptions. We may incur and our subsidiaries may incur significant additional debt in the future, including indebtedness to which the holders of the notes would be effectively subordinated.

   Under certain circumstances, we will be able to designate current or future subsidiaries as unrestricted subsidiaries. Unrestricted subsidiaries will not be subject to many of the restrictive covenants set forth in the Indentures.

   The notes will not be entitled to any security and will not be entitled to the benefit of any guarantees except under the circumstances described under "--Covenants--Limitation on Guarantees of Issuer Debt by Restricted Subsidiaries".

   The euro notes and the dollar notes will each be a separate class of securities and will be entitled to vote as a separate class on all matters.

Principal, Interest and Maturity

   The dollar notes will mature on July 15, 2010. The euro notes will mature on July 15, 2008. The redemption price at maturity will be 100% of face value of the notes. The dollar notes will be limited to $1.0 billion ($1.1 billion, including dollar denominated Additional Notes) and the euro notes will be limited to (Euro) 200.0 million ((Euro) 300.0 million, including euro denominated Additional Notes). Each note will bear interest at the rate set forth on the cover page of this prospectus from July 6, 2000 or from the most recent interest payment date to which interest has been paid, payable semiannually on January 15 and July 15 of each year, commencing January 15, 2001. We will make each interest payment to the person in whose name the note (or any predecessor note) is registered at the close of business on the January 1 and July 1 immediately preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

   We have agreed to file and cause to become effective a registration statement relating to an exchange offer for the old notes, or, in lieu thereof, to file and cause to become effective a resale shelf registration for the old notes. If such exchange offer or shelf registration statement is not filed or is not declared effective, or if such exchange offer is not consummated, within the time periods set forth herein, special interest ("Liquidated Damages") will accrue and be payable on the old notes. See "--Registration Covenant; Exchange Offer" below.

   Principal of, premium, if any, and interest on the euro notes will be payable in euros, and the euro notes will be exchangeable and transferable, at the corporate trust office or agency of the euro paying agents maintained in the City of New York and in Luxembourg for such purposes. Principal of, premium, if any, and interest on the dollar notes will be payable in U.S. Dollars, and the dollar notes will be exchangeable and transferable, at the corporate trust office or agency of the dollar paying agents maintained in the City of New York and in Luxembourg for such purposes. We may, at our option, pay interest on the notes by check mailed to the address of the person entitled thereto as it appears in the Note Register.

   Payments of principal on any Definitive Registered Notes will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of such notes at the office of the relevant paying agent. Payments in respect of dollar notes will be made by dollar check drawn on, or by transfer from a dollar account maintained by us, and payments in respect of euro notes will be made by euro check drawn on, or by transfer from a euro account maintained by us.

   You will not pay a service charge for any registration of transfer or exchange of notes. We may, however, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

   The old euro notes are currently listed on the Luxembourg Stock Exchange. We intend to have the new euro notes admitted for listing on the Luxembourg Stock Exchange, although we cannot assure you that the new euro notes will be admitted for listing. As long as the notes remain listed on the Luxembourg Stock Exchange, we will maintain a transfer agent and paying agent in Luxembourg, and if that agent changes, a publication will be made in Luxembourg.

Issuance of Additional Notes

   We will have the right to issue dollar and euro denominated Additional Notes upon written notice to the trustee. The aggregate principal amount of dollar denominated Additional Notes is not to exceed $100.0 million and euro denominated Additional Notes is not to exceed (Euro) 100.0 million.

Form, Denomination, Book-Entry Procedures and Transfer

   The notes will be issued only in registered form. The notes will initially be issued in the form of global notes. The global notes, and any notes issued in exchange thereof, including beneficial interests in the Restricted Global Notes, will be subject to certain restrictions on transfer set forth therein and in the Indentures. euro notes sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act will initially be represented by one global note (the "Euro U.S. Global Note") and euro notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one global note (the "Euro International Global Note" and, together with the Euro U.S. Global Note, the "Euro Global Notes"). We expect to deposit Euro International global notes with The Chase Manhattan Bank, London, a common depositary for Euroclear and Clearstream Banking, and the Euro U.S. Global Note with The Chase Manhattan Bank, London, a depositary for Euroclear. Investors may hold their interests in the Euro International Global Notes directly through Euroclear or Clearstream Banking or indirectly through organizations which are participants in Euroclear or Clearstream Banking and the Euro U.S. Global Note through Euroclear or indirectly through organizations which are participants in Euroclear.

   Dollar notes sold to qualified institutional buyers pursuant to Rule 144A of the Securities Act will initially be represented by one or more global notes (the "Dollar U.S. Global Note") and dollar notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one or more global notes (the "Dollar International Global Note" and, together with the Dollar U.S. Global Note, the "Dollar Global Notes"). The Dollar Global Notes will be deposited with the trustee as custodian for DTC (together with Euroclear and Clearstream Banking, the "Depositaries") and registered in the name of Cede & Co., as nominee of DTC. Prior to August 15, 2000, interests in the Dollar International Global Note may be held only through Euroclear or Clearstream Banking. Investors may hold their interests in the Dollar International Global Notes directly through Euroclear or Clearstream Banking, or indirectly through organizations which are participants in such systems. Euroclear and Clearstream Banking will hold such interests in the Dollar International Global Note in their respective names on the books of DTC on behalf of their participants. Beginning August 15, 2000, ownership interests in the Dollar International Global Notes may also be held through organizations other than Clearstream Banking or Euroclear that are participants in DTC. Dollar Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants.

   Book-entry interests in the dollar notes are held by DTC (the "Dollar Book-Entry Interests") and book-entry interests in the euro notes are held by Euroclear or Clearstream Banking in the case of euro notes sold outside of the U.S. in reliance on Regulation S and Euroclear in the case of euro notes sold within the U.S. to qualified institutional buyers (the "Euro Book-Entry Interests" and, collectively with the Dollar Book-Entry Interests, the "Book-Entry Interests"). Book-Entry Interests will not be held in definitive form. Instead, DTC, Euroclear and/or Clearstream Banking will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including some states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. While the notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of notes for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee under the Indentures.

   Owners of Book-Entry Interests may receive notes in definitive registered form ("Definitive Registered Notes") in the following specified circumstances:

    . a depositary for the global notes has notified us that it is unwilling or unable to continue as depositary or is principally located in the U.S. and has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, and in either case we fail to appoint a successor depositary within 120 days of notice; or

    . we execute and deliver to the trustee an order stating that we elect to cause the issuance of the notes in certified form and that all global notes shall be exchanged in whole for notes that are not global notes; or

    .  there shall have occurred and be continuing an event of default.

   Global notes can only be exchanged in whole into Definitive Registered
Notes.

   In such an event, the Registrar for the notes will issue Definitive Registered Notes, registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear and/or Clearstream Banking, as applicable, in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests, and will bear the restrictive legend currently set forth on the Dollar Global Notes and the Euro Global Notes, unless that legend is not required by the Indentures or applicable law. Principal of, premium, if any, and interest on any Definitive Registered Notes will be payable at the corporate trust office or agency of the relevant Paying Agent maintained in New York City or Luxembourg for such purpose.

   If Definitive Registered Notes are issued and such euro notes are listed on the Luxembourg Stock Exchange, transfers of such euro notes will have to be cleared through a clearing system or a method approved by the rules and regulations of the Luxembourg Stock Exchange in order to continue to be listed on the Luxembourg Stock Exchange.

   To the extent permitted by law, we, the trustee and any registrar shall be entitled to treat the registered holder of any note as the absolute owner thereof.

   Holders of the Book-Entry Interests may incur fees normally payable in respect of the maintenance and operation of accounts in DTC, Euroclear and/or Clearstream Banking.

   Neither we, the trustee nor any registrar of notes, will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records of DTC, Euroclear or Clearstream Banking relating to the notes.

   The global notes may be transferred only to a successor to the relevant Depositary.

   Book-Entry Interests in the notes will be subject to certain restrictions on transfer and certification requirements.

   All transfers of Book-Entry Interests between participants in DTC, participants in Euroclear or participants in Clearstream Banking will be effected by DTC, Euroclear or Clearstream Banking pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Clearstream Banking and their respective participants.

   Subject to the foregoing, a Book-Entry Interest in one of the global notes may be transferred to a person who takes delivery thereof in the form of a Book-Entry Interest in another of the global notes of the same currency by means of an instruction originated through DTC, Euroclear or Clearstream Banking, as applicable. Any Book-Entry Interest that is so transferred will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global note and become a Book-Entry Interest in the other Global note and will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global note for as long as it remains such a Book-Entry Interest. In connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of the first-mentioned Global note and a corresponding increase in the principal amount at maturity of the other Global note, as applicable. The Indentures contain limits on the ability of holders to transfer interests from Dollar U.S. Global Notes to Dollar International Global Notes and from Euro U.S. Global Notes to Euro International Global Notes.

   Euro notes issued as Definitive Registered Notes may be transferred, upon surrender for registration of transfer of the note at the office or agency maintained for such purpose in New York City, London or Luxembourg, in whole or in part, in denominations of (Euro)1,000 in principal amount or integral multiples thereof, and dollar notes issued as Definitive Registered Notes may be transferred, upon surrender for registration of transfer of the note at the office or agency maintained for such purpose in New York City, in whole or in part, in denominations of $1,000 in principal amount or integral multiples thereof.

Optional Redemption

   The euro notes are not redeemable at our option at any time prior to maturity. The dollar notes are subject to redemption, at our option, in whole or in part, at any time on or after July 15, 2005 and prior to maturity, upon not less than 30 nor more than 60 days' notice. The notice must be mailed to each holder of dollar notes to be redeemed at the holder's address appearing in the Note Register. The dollar notes are redeemable in amounts of $1,000 or an integral multiple of $1,000. Redemption would be made at the following Redemption Prices, expressed as percentages of the principal amount if redeemed during the 12-month period beginning July 15 of the years indicated below. Holders will also receive accrued and unpaid interest and Liquidated Damages, if any, to but excluding the Redemption Date, subject to the right of holders of record on the immediately preceding Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date.

                                                                      Redemption
   Year                                                                 Price
   ----                                                               ----------
   2005..............................................................  105.813%
   2006..............................................................  103.875%
   2007..............................................................  101.938%
   2008 and thereafter...............................................  100.000%

   In addition, at any time prior to July 15, 2003, we may redeem up to 35% of the aggregate outstanding principal amount of the dollar notes with the Net Cash Proceeds of one or more sales of Capital Stock, other than Disqualified Stock, at a redemption price equal to 111.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Liquidated Damages, if any, to the date of redemption. However, at least 65% of the original principal amount of the dollar notes must remain outstanding immediately following the redemption. In order to effect the foregoing redemption, we must mail a notice of redemption no later than 45 days after the related sale of Capital Stock and must consummate the redemption within 60 days of the closing of the sale of Capital Stock.

   If less than all the dollar notes are to be redeemed, selection of dollar notes for redemption will be made by the trustee, in compliance with the requirements of the principal national securities exchange, if any, on which the dollar notes are listed, or, if the dollar notes are not so listed, on a pro rata basis, by lot or in such manner as it shall deem fair and appropriate. However, after the redemption in part, all dollar notes must be in amounts of $1,000 or integral multiples thereof. Notices of redemption may not be conditional. If any dollar note is to be redeemed in part only, the notice of redemption that relates to the dollar note must state the portion of the principal amount thereof to be redeemed. A new dollar note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original dollar note. Dollar notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on dollar notes or portions of them called for redemption and, unless we default in the payment of the redemption price, dollar notes or portions of them called for redemption will no longer be deemed outstanding.

   To the extent that the euro notes may be listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, we will, once in each year in which there has been a partial redemption of any of the euro notes, cause to be published in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the Luxembourg Wort, a notice specifying the aggregate principal amount of euro notes outstanding and a list of the euro notes drawn for redemption but not surrendered.

Sinking Fund

   The notes will not be entitled to the benefit of any sinking fund.

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Repurchase at the Option of Holders

 Change of Control

   If a Change of Control shall occur at any time, then each holder of notes shall have the right to require that we purchase the holder's notes at a purchase price in cash, in an amount equal to 101% of the principal amount of the notes or portion thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. The holders may require that we purchase their notes in whole or in part in integral multiples of $1,000, or
(Euro) 1,000, as the case may be. Any purchase would be made pursuant to the Offer to Purchase and in accordance with the other procedures set forth in the Indentures. Within 30 days following the Change of Control, we will mail an Offer to Purchase to each holder describing the transaction or transactions that constitute the Change of Control and offering to purchase notes on the date specified in the Offer to Purchase. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with the purchase of the notes pursuant to the Offer to Purchase.

   The terms of agreements governing Permitted Senior Bank Debt, including the anticipated credit facilities, will likely restrict our ability to prepay debt, including the notes, and also to provide that certain change of control events with respect to us would constitute an event of default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of notes or could attempt to refinance the borrowings that contain the prohibition. If we do not obtain the a consent or repay the borrowings, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the Indentures, which would, in turn, likely constitute a default under the terms of agreements governing the Permitted Senior Bank Debt. See "Risk Factors--We may not be able to effect repurchase of the notes upon Change of Control in accordance with terms of the Indentures".

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Indentures are applicable. Except as described above with respect to a Change of Control, the Indentures do not contain provisions that permit the holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

   We will not be required to make an Offer to Purchase upon a Change of Control if a third party:

  . makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to the Offer to Purchase; and

  . purchases all notes validly tendered and not withdrawn under the Offer to Purchase.

   The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries taken as a whole to another person or group may be uncertain.

Covenants

   Each Indenture contains, among others, the following covenants:

 Limitation on Debt

   We will not, and will not permit any of our Restricted Subsidiaries to, Incur any Debt, other than the notes and Debt existing on the Closing Date; provided that we may Incur Debt if, after giving effect to the Incurrence of the Debt and the receipt and application of the proceeds therefrom, the Consolidated Debt to EBITDA Ratio would be greater than zero and less than 6:1.

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   However, the following Debt may be Incurred, each item to be given independent effect:

  (1) Permitted Senior Bank Debt;

  (2) Debt owed:

    .  to us evidenced by a promissory note; or

    . to any Restricted Subsidiary; provided that any event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Debt, other than to the Issuer or another Restricted Subsidiary, shall be deemed, in each case, to constitute the Incurrence of the Debt not permitted by this clause
       (2);

  (3) our Debt or the Debt of any Restricted Subsidiary:

    . in respect of performance, surety or appeal bonds or letters of credit in the ordinary course of business;

    .  under Permitted Interest Rate or Currency Protection Agreements; or

    . arising under, or arising from, agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer Incurred in connection with the disposition of any business, assets, other than Guarantees of Debt Incurred by any person acquiring all or any portion of the business, assets or Restricted Subsidiary for the purpose of financing the acquisition, in a principal amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with the disposition;

  (4) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of (each a "refinancing"):

    .  the notes;

    . Debt incurred pursuant to clauses (3), (5), (6), (8) and (9) of this paragraph and this clause (4), in each case in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced (together with any accrued interest and any premium and other payment required to be made with respect to the Debt being refinanced or refunded, and any fees, costs, expenses, underwriting discounts or commissions and other payments paid or payable with respect to the Debt incurred pursuant to this clause (4)); provided, however, that:

    . Debt, the proceeds of which are used to refinance the notes, or Debt which is equal with or subordinate in right of payment to the notes, shall only be permitted if (x) in the case of any refinancing of the notes or Debt which is equal to the notes, the refinancing Debt is Incurred by us and made equal to the notes or subordinated to the notes, and (y) in the case of any refinancing of Debt which is subordinated to the notes, the refinancing Debt is Incurred by us and is subordinated to the notes in a manner that is at least as favorable to the holders as that of the Debt refinanced;

    . the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which the Debt is issued, does not have a final maturity prior to the final maturity of the Debt being refinanced and has an Average Life longer than the Average Life of the Debt being refinanced; and

    . in the case of any refinancing of Debt Incurred by us, the refinancing of Debt may be Incurred only by us, and in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by the Restricted Subsidiary or by us;

  (5) our Acquisition Debt or the Acquisition Debt of any Restricted
      Subsidiary;

  (6) the new notes issued in the Exchange Offer and Additional Notes issued under the Indentures;

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  (7) our Debt not to exceed, at any time outstanding, two times the Net Cash
      Proceeds received by us after the original issuance date of the notes from the issuance and sale of our Capital Stock, other than Disqualified Stock, to a person that is not our Subsidiary, to the extent that the Net Cash Proceeds have not been used pursuant to clause
      (4) of the first paragraph or clauses (3), (4) or (6) of the second paragraph of the "Limitation on Restricted Payments" covenant described below to make a Restricted Payment; provided that the Debt does not have a final maturity prior to the final maturity of the notes and has an Average Life longer than the Average Life of the notes;

  (8) our Existing Debt;

  (9) our Debt or the Debt of any Restricted Subsidiary Incurred to finance the purchase or other acquisition of any property, inventory, asset or business directly or indirectly, by us or any Restricted Subsidiary used in, or to be used in, the System and Network Management Business;

  (10) our Subordinated Debt not to exceed $300.0 million in principal outstanding at any time; and

  (11) our other Debt or other Debt of any Restricted Subsidiary not to exceed $50.0 million at any one time outstanding.

   For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, or is permitted in part under the first paragraph of this covenant and in part under one or more of the above clauses, we, in our sole discretion, shall classify, and from time to time may reclassify, the item of Debt.

   For purposes of determining any particular amount of Debt under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of the particular amount shall not be included.

 Limitation on Guarantees of Issuer Debt by Restricted Subsidiaries

   We may not permit any Restricted Subsidiary, directly or indirectly, to Guarantee, assume or in any other manner become liable for the payment of any of our Debt, other than our Debt:

  . Incurred pursuant to clauses (1), (3), (5), (9) or (11) of the second paragraph of "Limitations on Debt;" or

  . refinanced pursuant to clause (4) of the second paragraph of "Limitation on Debt" of Debt originally incurred under clause (3), (5) or (9) of the second paragraph of "Limitation on Debt") that is equal with or subordinate in right of payment to the notes unless:

    . the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a Guarantee of payment of the notes by the Restricted Subsidiary; and, with respect to any Guarantee of our Debt that is subordinate in right of payment to the notes, the Guarantee shall be subordinated to the Restricted Subsidiary's Guarantee with respect to the notes at least to the same extent as the Debt is subordinated to the notes, and

    . the Restricted Subsidiary waives, and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any other Restricted Subsidiary as a result of any payment by the Restricted Subsidiary under its Guarantee until the notes have been paid in full.

   However, any Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

  . any sale, exchange or transfer, to any person who is not one of our Affiliates, of all of our Capital Stock and the Capital Stock of each Restricted Subsidiary in, or all or substantially all of the assets of, the Restricted Subsidiary, which sale, exchange or transfer is not prohibited by the applicable Indenture; or

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    .  the release or discharge of the Guarantee which resulted in the creation of the Restricted Subsidiary's Guarantee with respect to the notes, except a discharge or release by or as a result of payment under the Guarantee.

 Limitation on Restricted Payments

   We will not, and will not permit any Restricted Subsidiary directly or indirectly to:

  (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock to persons other than us or any of our Restricted Subsidiaries, other than:

    . dividends or distributions payable solely in shares of its Capital Stock, other than Disqualified Stock, or in options, warrants or other rights to acquire shares of Capital Stock;

    . pro rata dividends or distributions on Common Stock of Restricted Subsidiaries held by minority stockholders; or

    .  dividends in respect of Disqualified Stock;

  (2) purchase, redeem, retire or otherwise acquire for value any shares of our Capital Stock or the Capital Stock of an Unrestricted Subsidiary including options, warrants or other rights to acquire the shares of Capital Stock, held by any person, or any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to acquire the shares of Capital Stock, held by any person other than us or one of our Wholly Owned Restricted Subsidiaries;

  (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of our Debt that is subordinated in right of payment to the notes; or

  (4) make any Investment, other than a Permitted Investment, in any person, (the payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

    .  Default or Event of Default shall have occurred and be continuing;

    . we could not Incur at least $1.00 of Debt under the first paragraph of the "Limitation on Debt" covenant; or

    . the aggregate amount of all Restricted Payments, the amount, if other than in cash, to be determined in good faith by the board of directors, whose determination shall be conclusive and evidenced by a board resolution, made after the Closing Date shall exceed the sum of:

    . cumulative Consolidated EBITDA since the date of the original issuance of the notes through the last day of the last full fiscal quarter ending immediately preceding the date of the Restricted Payment for which quarterly or annual financial statements are available; minus

    . 1.5 times our cumulative Consolidated Interest Expense since the date of original issuance of the notes through the last day of the last full fiscal quarter ending immediately preceding the date of the Restricted Payment for which quarterly or annual financial statements are available, plus

    . the aggregate Net Cash Proceeds received by us after the Closing Date from the issuance and sale permitted by the Indenture of our Capital Stock, other than Disqualified Stock, to a person who is not one of our Subsidiaries, including an issuance or sale permitted by our respective Indenture of Debt for cash subsequent to the original issuance date of the notes upon the conversion of the Debt into our Capital Stock, other than Disqualified Stock, or from the issuance to a person who is not one of our Subsidiaries of any options, warrants or other rights to acquire our Capital Stock, in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the stated final maturity date of the dollar notes or euro notes, as the case may be, in each case except to the extent the Net Cash Proceeds are used to Incur Debt pursuant to clause (7) of the second paragraph under the "Limitation on Debt" covenant, plus

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    .  an amount equal to the net reduction in Investments, other than reductions in Permitted Investments, in any person resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to us or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any the Investment except, in each case, to the extent any the payment or proceeds are included in the calculation of Consolidated EBITDA, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by us or any Restricted Subsidiary in the person or Unrestricted Subsidiary.

   The foregoing provision shall not be violated by reason of:

  (1) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, the payment would comply with the foregoing paragraph;

  (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Debt that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, Debt Incurred under clause (4) of the second paragraph of the "Limitation on Debt" covenant;

  (3) the repurchase, redemption or other acquisition of our Capital Stock or the Capital Stock of one of our Subsidiaries, or options, warrants or other rights to acquire the Capital Stock, in exchange for, including upon exercise of a conversion right, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of our Capital Stock, other than Disqualified Stock, or options, warrants or other rights to acquire the Capital Stock;

  (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of our Debt which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a capital contribution or a substantially concurrent offering of, shares of our Capital Stock, other than Disqualified Stock, or options, warrants or other rights to acquire the Capital Stock;

  (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the respective Indenture applicable to mergers, consolidations and transfers of all or substantially all of our property and assets, and payments of cash in lieu of fractional shares;

  (6) Investments in any person; provided that the aggregate amount of Investments made pursuant to this clause (6) does not exceed the sum of:

    .  $50.0 million, plus

    . the amount of Net Cash Proceeds received by us after the original issuance date of the notes from the sale of our Capital Stock, other than Disqualified Stock, to a person who is not one of our Subsidiaries, except to the extent the Net Cash Proceeds are used to Incur Debt pursuant to clause (7) of the second paragraph of the "Limitation on Debt" covenant or to make Restricted Payments pursuant to clause (4) of the first paragraph, or clauses (3) or (4) of this paragraph, of this "Limitation on Restricted Payments" covenant, plus

    . the net reduction in Investments made pursuant to this clause (6) resulting from distributions on or repayments of the Investments or from the Net Cash Proceeds from the sale of any the Investments, except in each case to the extent any the payment or proceeds is included in the calculation of Consolidated EBITDA, or from the person becoming a Restricted Subsidiary; provided that the net reduction in any Investment shall not exceed the amount of the Investment;


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  (7) Investments acquired in exchange for our Capital Stock, other than
      Disqualified Stock;

  (8) the purchase, redemption or other acquisition or retirement of our Common Stock or any option or other right to acquire shares of our Common Stock:

    . if the Common Stock, option or other right was issued pursuant to a plan or arrangement approved by our board of directors, and the purchase, redemption or other acquisition or retirement occurs in accordance with the terms of the plan or arrangement, from our former employees and the former employees of our Subsidiaries or their estates or is from our employee and the price paid by us to the employee is equal to the exercise or purchase price paid by the employee; and

    . from our employees or the employees of our Subsidiaries in an amount not to exceed $5.0 million in any fiscal year; provided that amounts not paid for any the purchase, redemption or other acquisition or retirement in any fiscal year may be accumulated and paid in any subsequent fiscal year;

  (9) additional Restricted Payments not to exceed $50.0 million in the aggregate; or

  (10) the acquisition of our Capital Stock by us in connection with the cashless exercise of any options, warrants or similar rights issued by us.

   Each Restricted Payment permitted pursuant to the preceding paragraph, other than the Restricted Payment referred to in clause (2) thereof and an exchange of Capital Stock for Capital Stock or Debt referred to in clause (3) or (4) thereof, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) and (6), shall be included in calculating whether the conditions of the third clause of clause (4) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of our Capital Stock are used for the redemption, repurchase or other acquisition of the notes, or Debt that is equal with the notes, then the Net Cash Proceeds of the issuance shall be included in the third clause of clause (4) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent the proceeds are not used for the redemption, repurchase or other acquisition of Debt.

 Limitation on Asset Sales

   We will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

  . we or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as evidenced by a resolution of the board of directors); and

  . at least 75% of the consideration received by us or the Restricted Subsidiary, as the case may be, from the Asset Sale shall be cash or other Qualified Consideration.

   We or any Restricted Subsidiary may, within 365 days of the Asset Sale, invest the Net Cash Proceeds:

  . in property or assets used, or to be used, in the System and Network Management Business, or in a company engaged primarily in the System and Network Management Business, if and to the extent otherwise permitted under the Indentures; or

  .  to repay our Secured Debt or the Secured Debt of any Restricted
     Subsidiary.

   The amount of the Net Cash Proceeds not used or invested within 365 days of the Asset Sale in the manner described in the foregoing clauses shall constitute "Excess Proceeds".

   In the event that Excess Proceeds exceed $10.0 million, we shall make an Offer to Purchase that amount of notes equal to the amount of Excess Proceeds at a price equal to 100% of the principal amount of the notes

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to be purchased, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase and, to the extent required by the terms of the notes, our other Debt that is equal with the notes or Debt of a Restricted Subsidiary. Each Offer to Purchase shall be mailed within 30 days following the date that we shall become obligated to purchase notes with any Excess Proceeds. Following the completion of an Offer to Purchase, the amount of Excess Proceeds shall be deemed to be reset at zero and, to the extent there are any remaining Excess Proceeds we may use the Excess Proceeds for any use which is not otherwise prohibited by the Indentures.

   We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent the laws and regulations are applicable in connection with the purchase of notes pursuant to the Offer to Purchase.

 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

   We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  . pay dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock owned by us or any other Restricted Subsidiary or pay any Debt or other obligation owed to us or any other Restricted Subsidiary;

  .  make loans or advances to us or any other Restricted Subsidiary; or

  . transfer any of its property or assets to us or any other Restricted Subsidiary.

   However, we may, and may permit any Restricted Subsidiary to, suffer to exist any the encumbrance or restriction:

  . pursuant to any agreement in effect on the date of original issuance of the notes, and any amendments, extensions, refinancings, renewals or replacements of agreements, provided that the amendments, encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

  .  existing under or by reason of applicable law;

  . existing in connection with any Permitted Senior Bank Debt or any Debt incurred pursuant to clause (5) of the second paragraph of "Limitations on Debt";

  . pursuant to an agreement existing prior to the date on which the person became a Restricted Subsidiary and not Incurred in anticipation of becoming a Restricted Subsidiary, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person so acquired;

  . pursuant to an agreement entered into in connection with Debt Incurred under clause (4) of the second paragraph of the "Limitation on Debt" covenant; provided, however, that the provisions contained in the agreement related to the encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject of the refinancing the clause (4) of the second paragraph of the "Limitation on Debt" covenant;

  . restrictions contained in any agreement relating to a Lien of a Restricted Subsidiary or us otherwise permitted under the Indentures, but only to the extent the restrictions restrict the transfer of the property subject to the Lien;

  . customary nonassignment provisions entered into in the ordinary course of business in leases, licenses and other contracts to the extent the provisions restrict the transfer, sublicensing or any the license or subletting of any the lease or the assignment of rights under any the contract;

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  .  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of the Restricted Subsidiary; provided that consummation of the transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that the restriction terminates if the transaction is closed or abandoned and that the closing or abandonment of the transaction occurs within one year of the date the agreement was entered into;

  . any restriction imposed pursuant to contracts for the sale of assets with respect to the transfer of the assets to be sold pursuant to the contract;

  . arising or agreed to in the ordinary course of business, not relating to any Debt, and that do not, individually, or in the aggregate, detract from the value of our property or assets or any Restricted Subsidiary in any manner material to us or any Restricted Subsidiary; or

  . the encumbrance or restriction is contained in the terms of any agreement pursuant to which the Debt was issued if:

    . the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the Debt or agreement;

    . the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable financings; and

    . We determine that any the encumbrance or restriction will not materially affect our ability to make principal or interest payments on the notes.

 Limitation on Liens

   We may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien, on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing the Restricted Subsidiary to make, effective provision for securing the notes:

  . equally and ratably with the Debt as to the property or assets for so long as the Debt will be so secured; or

  . in the event the Debt is our Debt which is subordinate in right of payment to the notes, prior to this Debt as to the property or assets for so long as the Debt will be so secured.

   The foregoing restrictions shall not apply to:

  .  Liens in existence on the date of original issuance of the notes;

  . Liens securing only the notes and any Lien in favor of the trustee for the benefit of the holders arising under the provisions in the applicable Indenture;

  . Liens granted by a Restricted Subsidiary in favor of us or any Restricted Subsidiary;

  . Liens to secure Debt incurred under Senior Credit Facilities, provided that the Debt was permitted to be incurred pursuant to clause (1) of the second paragraph of the "Limitation on Debt" covenant;

  .  Liens securing Purchase Money Secured Debt;

  . Liens on property existing immediately prior to the time of acquisition thereof, and not Incurred in anticipation of the financing of the acquisition;

  . Liens on property of a person existing at the time the person becomes a Restricted Subsidiary and not incurred in anticipation of becoming a Restricted Subsidiary;

  . any interest in or title of a lessor to any property subject to a Capital Lease Obligation which is permitted under the Indentures; or

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  .  Liens to secure Debt Incurred pursuant to clause (4) of the second paragraph of the "Limitation on Debt" covenant; provided that the Lien does not extend to any property other than the property securing the Debt being refinanced pursuant to clause (4) of the second paragraph of the "Limitation on Debt" covenant.

 Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries

   We will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of the Capital Stock, except:

  .  to us or a Wholly Owned Restricted Subsidiary;

  . issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

  . if, immediately after giving effect to the issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in the person remaining after giving effect to the issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of the issuance or sale; or

  .  issuances or sales of Common Stock of a Restricted Subsidiary.

 Transactions with Affiliates and Related Persons

   We may not, and may not permit any Restricted Subsidiary to, enter into any transaction, or series of related transactions, not in the ordinary course of business with our Affiliates or Related Persons, other than us or a Wholly Owned Restricted Subsidiary, involving aggregate consideration in excess of $5.0 million, including any Investment, either directly or indirectly, unless the transaction is on terms no less favorable to us or the Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in our best interests or the best interests of the Restricted Subsidiary. For any transaction, or series of related transactions, that involves less than or equal to $10.0 million, our Chief Executive Officer, President or Chief Operating Officer shall determine that the transaction satisfies the above criteria and shall evidence a determination by an Officer's Certificate filed with the trustee. For any transaction that involves in excess of $10.0 million:

  . a majority of the disinterested members of the board of directors shall determine that the transaction satisfies the above criteria; or

  . we shall obtain a written opinion of a nationally recognized investment banking or appraisal firm stating that the transaction is fair to us or the Restricted Subsidiary.

   The limitation does not apply, and shall not apply, to:

  . any transaction solely between us and any Restricted Subsidiary or solely between any Restricted Subsidiaries;

  . the payment of reasonable and customary regular fees to our directors who are not our employees;

  . any payments or other transactions pursuant to any tax-sharing agreement between us and any other person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes;

  . licensing or sublicensing or the use of any intellectual property by us or any one of our Restricted Subsidiaries or any Restricted Subsidiary;

  . any transaction entered into for the purpose of granting or altering registration rights with respect to any of our Capital Stock;

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  .  any Restricted Payments not prohibited by the "Limitation on Restricted
     Payments" covenant; or

  . compensation, severance and employee benefit arrangements with our or any Restricted Subsidiary's officers, directors or employees, including under any stock option or stock incentive plan, in the ordinary course of business.

 Limitation on Sale-Leaseback Transactions

   We will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of our assets or properties, whether now owned or hereafter acquired, whereby we or a Restricted Subsidiary sell or transfer the assets or properties and then or thereafter lease the assets or properties or any part thereof or any other assets or properties that we or the Restricted Subsidiary, as the case may be, intend to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

   The above restriction does not apply to any sale-leaseback transaction if:

  . the lease is for a period, including renewal rights, of not in excess of three years;

  . the sale-leaseback transaction is consummated within 180 days after the purchase of the assets subject to the transaction;

  . the transaction is solely between us and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries; or

  . we or the Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount no less than the Net Cash Proceeds received from the sale in accordance with clause (A) or (B) of "--Limitation on Asset Sales".

 Provision of Financial Information

   Whether or not we are required to be subject to Section 13(a) or 15(d) of the Exchange Act, we shall file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to the Section 13(a) or 15(d) or any successor provision thereto if we were so required, the documents to be filed with the Commission on or prior to the respective dates (each a "Required Filing Date", collectively, the "Required Filing Dates") by which we would have been required so to file the documents if we were so required. We shall also in any event:

  . within 15 days of each Required Filing Date (1) transmit by mail to all holders, as their names and addresses appear in the Note Register, without cost to the holders, and (2) file with the trustee, copies of the annual reports, quarterly reports and other documents which we file with the Commission pursuant to the Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to the Section 13(a) or 15(d) or any successor provisions thereto if we were required to be subject to the Sections; and

  . if filing the documents by us with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of the documents to any prospective holder.

 Unrestricted Subsidiaries

   We may designate any of our Subsidiaries to be an "Unrestricted Subsidiary" as provided below in which event the Subsidiary and each other person that is then, or thereafter becomes, a Subsidiary of the Subsidiary will be deemed to be an Unrestricted Subsidiary. "Unrestricted Subsidiary" means:

  . any Subsidiary designated as the by the board of directors as set forth below where (1) no default with respect to any Debt of the Subsidiary or any Subsidiary of the Subsidiary, including any right which the holders thereof may have to take enforcement action against the Subsidiary, would permit, upon notice, lapse of time or both, any holder of any other Debt in a principal amount in excess of

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     $10.0 million of us and our Subsidiaries, other than another
     Unrestricted Subsidiary, to declare a default on the other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and (2) we could make a Restricted Payment in an amount equal to the greater of the fair market value and book value of the Subsidiary pursuant to "Limitation on Restricted Payments" and the amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder; and

  .  any Subsidiary of an Unrestricted Subsidiary.

   The board of directors may not designate a Subsidiary to be an Unrestricted Subsidiary if the Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any of our Subsidiaries which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary. The board of directors may designate any Unrestricted Subsidiary a Restricted Subsidiary and shall be deemed to have made the designation if at the time the condition set forth in the item listed under the definition of "Unrestricted Subsidiary" shall cease to be true.

Mergers, Consolidations and Certain Sales of Assets

   We may not, in a single transaction or a series of related transactions, (1) consolidate or merge with or into any other person or permit any other person to consolidate or merge with or into us or (2) directly or indirectly transfer, sell, lease or otherwise dispose of all or substantially all of its assets, unless:

  . in a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, the successor entity to us shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and shall expressly assume, by a supplemental Indenture executed and delivered to the trustee in form satisfactory to the trustee, all of our obligations under the applicable Indenture;

  . immediately before and after giving effect to the transaction and treating any Debt which becomes our obligation or an obligation of a Restricted Subsidiary as a result of the transaction as having been Incurred by us or the Restricted Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing;

  . except in the case of any consolidation or merger of us with or into, or any transfer, sale, lease or other disposition of assets to, a Wholly Owned Restricted Subsidiary, immediately after giving effect to the transaction, our Consolidated Net Worth, or other successor entity to us, is equal to or greater than ours immediately prior to the transaction; and

  . except in the case of any consolidation or merger of us with or into, or any transfer, sale, lease or other disposition of assets to, a Wholly Owned Restricted Subsidiary, immediately after giving effect to the transaction and treating any Debt which becomes our obligation or the obligation of a Restricted Subsidiary as a result of the transaction as having been Incurred by us or the Restricted Subsidiary at the time of the transaction, we, including any successor entity to us, could Incur at least $1.00 of additional Debt pursuant to the provisions of the applicable Indenture described in the first paragraph under "Limitation on Debt" above.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the respective Indentures. Reference is made to the respective Indenture for the full definition of all the terms, as well as any other terms used herein for which no definition is provided.

   "Acquisition Debt" means Debt of a person existing at the time the person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition, and not Incurred in connection with, or in anticipation of, the person becoming a Restricted Subsidiary or the Asset Acquisition.

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   "Additional Notes" means dollar notes or euro notes issued by us after the date of the original issuance of the notes subject to the terms and conditions of the applicable Indenture in an aggregate principal amount not to exceed $100.0 million or (Euro)100.0 million, as the case may be, and any notes of like terms and tenor issued in exchange therefor.

   "Affiliate" of any person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and policies of the person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Asset Acquisition" means an acquisition by us or any of our Restricted Subsidiaries of the property and assets of any person other than us or any of our Restricted Subsidiaries that constitute substantially all of a division or line of business of the person; provided that the property and assets acquired are to be used in the System and Network Management Business.

   "Asset Sale" by any person means any transfer, conveyance, sale, lease, license or other disposition by the person or any of its Restricted Subsidiaries, including a consolidation or merger or other sale of any the Restricted Subsidiary with, into or to another person in a transaction in which the Restricted Subsidiary ceases to be a Restricted Subsidiary, (collectively a "transfer") of:

  . shares of Capital Stock, other than directors' qualifying shares, or other ownership interests of a Restricted Subsidiary of the person;

  . all or substantially all of the assets of the person or any of its Restricted Subsidiaries; or

  . any other property, assets or rights, including intellectual property rights, of the person or any of its Restricted Subsidiaries outside of the ordinary course of business; provided that "Asset Sale" shall not include:

  . any transfer of all or substantially all of our assets in a transaction that is made in compliance with the requirements of provisions of the Indenture described under "--Mergers, Consolidations and Certain Sales of Assets;"

  . any transfer by us to any Wholly Owned Restricted Subsidiary or by any Wholly Owned Restricted Subsidiary to any other Wholly Owned Subsidiary or to us in a manner that does not otherwise violate the terms of the applicable Indenture;

  . transfers made in compliance with the requirements of provisions of the applicable Indenture described under "Limitation on Restricted Payments;"

  .  transfers constituting the granting of a Permitted Lien;

  . exchanges of equipment used in the System and Network Management Business for other equipment to be used in the System and Network Management Business; provided any the exchange for equipment with a fair market value in excess of $2.0 million must be approved by our board of directors; and

  . transfers of assets, property or other rights, including intellectual property rights, with a fair market value of less than $2.0 million.

   "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment of the debt security and (b) the amount of the principal payment, by (2) the sum of all the principal payments.

   "Capital Lease Obligation" of any person means the obligation to pay rent or other payment amounts under a lease of, or other Debt arrangements conveying the right to use, real or personal property of the person

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which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of the person in accordance with GAAP. The principal amount of the obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of the person in accordance with GAAP.

   "Capital Stock" of any person means any and all shares, interests, participations or other equivalents, however designated, of corporate stock or other equity participations, including partnership interests, whether general or limited, of the person.

   "Cash Equivalents" means:

  . securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, provided that the full faith and credit of the United States is pledged in support thereof, having maturities of six months from the date of acquisition;

  . certificates of deposit with maturities of not more than six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better;

  . repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first two clauses above entered into with any financial institution meeting the qualifications specified in the second clause above;

  . commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Group and in each case maturing within six months after the date of acquisition; and

  . money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in the foregoing clauses of this definition.

   "Change of Control" means the occurrence of one or more of the following events:

  . any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to any person or group of related persons, as defined in Section 13(d) of the Exchange Act (a "Group");

  . the approval by the holders of our Capital Stock of any plan or proposal for our liquidation or dissolution, whether or not otherwise in compliance with the provisions of the applicable Indenture;

  . any person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by our issued and outstanding Voting Stock or any successor to all or substantially all of its assets; or

  . during any period of two consecutive years, individuals who at the beginning of the period constituted our board of directors, together with any new directors whose election to the board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

   "Common Stock" of any person means Capital Stock of the person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the person, to shares of Capital Stock of any other class of the person.

   "Consolidated Debt to EBITDA Ratio" means the ratio of:

  . the total consolidated Debt as of the date of calculation (the "Determination Date") to


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  .  four times the Consolidated EBITDA for the latest fiscal quarter for which financial information is available immediately preceding the Determination Date (the "Measurement Period").

   For purposes of calculating Consolidated EBITDA for the Measurement Period immediately prior to the relevant Determination Date:

  . any person that is a Restricted Subsidiary on the Determination Date, or would become a Restricted Subsidiary on the Determination Date in connection with the transaction that requires the determination of the Consolidated EBITDA, will be deemed to have been a Restricted Subsidiary at all times during the Measurement Period;

  . any person that is not a Restricted Subsidiary on the Determination Date, or would cease to be a Restricted Subsidiary on the Determination Date in connection with the transaction that requires the determination of the Consolidated EBITDA, will be deemed not to have been a Restricted Subsidiary at any time during the Measurement Period, and

  . if we or any Restricted Subsidiary shall have in any manner (1) acquired (through an acquisition or the commencement of activities constituting the operating business) or (2) disposed of by an Asset Sale or the termination or discontinuance of activities constituting the operating business any operating business during the Measurement Period or after the end of the period and on or prior to the Determination Date, the calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an acquisition or the commencement of activities constituting the operating business, all the transactions had been consummated prior to the first day of the Measurement Period, it being understood that in calculating Consolidated EBITDA the exclusions set forth in the definition of Consolidated Net Income shall apply to any person acquired as if it were a Restricted Subsidiary.

   "Consolidated EBITDA" means, with respect to any period, Consolidated Net Income for the period increased, without duplication, to the extent deducted in calculating the Consolidated Net Income, by:

  .  Consolidated Income Tax Expense for the period;

  . Consolidated Interest Expense for the period without regard to the proviso therein; and

  . depreciation, amortization and any other non-cash items for the period, less any non-cash items to the extent they increase Consolidated Net Income, including the partial or entire reversal of reserves taken in prior periods, for the period, for us and any Restricted Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for the period, all of the foregoing determined on a consolidated basis for us and our Restricted Subsidiaries in accordance with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced, to the extent not otherwise reduced in accordance with GAAP, by an amount equal to:

  . the amount of Consolidated EBITDA attributable to the Restricted Subsidiary multiplied by

  . the percentage ownership interest in the Restricted Subsidiary not owned on the last day of the period by us or any of our Restricted
     Subsidiaries.

   "Consolidated Income Tax Expense" for any period means the consolidated provision for our income taxes and the income taxes of our Restricted Subsidiaries for the period calculated on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means for any period the consolidated interest expense included in our consolidated income statement and the consolidated income statement of our Restricted Subsidiaries, without deduction of interest income, for a period calculated on a consolidated basis in accordance with GAAP, including without limitation or duplication, or, to the extent not so included, with the addition of:

  .  the amortization of Debt discounts;

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  .  any payments or fees with respect to letters of credit, bankers'
     acceptances or similar facilities;

  . fees, net of any amounts received, with respect to any Interest Rate or Currency Protection Agreement;

  . interest on Debt guaranteed by us and our Restricted Subsidiaries, to the extent paid by us or any Restricted Subsidiary; and

  . the portion of any Capital Lease Obligation allocable to interest expense; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Interest Expense shall be reduced, to the extent not otherwise reduced in accordance with GAAP, by an amount equal to:

    . the amount of Consolidated Interest Expense attributable to the Restricted Subsidiary multiplied by

    . the percentage ownership interest in the Restricted Subsidiary not owned on the last day of the period by us or any of our Restricted Subsidiaries.

   "Consolidated Net Income" for any period means our consolidated net income or loss and the consolidated net income or loss of our Restricted Subsidiaries for the period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom:

  . the net income or loss of any person acquired by us or any of our Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of the transaction;

  . the net income or loss of any person that is not our Restricted Subsidiary except to the extent of the amount of dividends or other distributions actually paid to us or our Restricted Subsidiary by the person during the period;

  .  gains or losses on Asset Sales by us or our Restricted Subsidiaries;

  .  all extraordinary gains and extraordinary losses;

  .  the cumulative effect of changes in accounting principles; and

  . the tax effect of any of the items described in the foregoing clauses above.

   "Consolidated Net Worth" of any person means the consolidated stockholders' equity of the person, determined on a consolidated basis in accordance with GAAP, less amounts attributable to Disqualified Stock of the person; provided that, with respect to us, adjustments following the date of the applicable Indenture to our accounting books and records in accordance with Accounting Principles Board Opinions Nos. 16 and 17, or successor opinions thereto, or otherwise resulting from the acquisition of control of us by another person shall not be given effect.

   "Debt" means, without duplication, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

  .  every obligation of the person for money borrowed;

  . every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person, including reimbursement obligations with respect thereto, but excluding obligations with respect to trade letters of credit securing obligations entered into in the ordinary course of business to the extent the letters of credit are not drawn upon or, if drawn upon, to the extent the drawing is reimbursed no later than the third Business Day following receipt by the person of a demand for reimbursement;


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  .  every obligation of the person issued or assumed as the deferred purchase price of property or services, including securities repurchase agreements;

  .  every Capital Lease Obligation of the person;

  .  all Disqualified Stock issued by the person;

  . if the person is a Restricted Subsidiary, all Preferred Stock issued by the person;

  . every obligation under Interest Rate or Currency Protection Agreements of the person; and

  . every obligation of the type referred to in the foregoing clauses of another person and all dividends of another person the payment of which, in either case, the person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

   The "amount" or "principal amount" of Debt at any time of determination as used herein represented by:

  .  any contingent Debt, shall be the maximum principal amount thereof;

  . any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP;

  . any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof; and

  . any Preferred Stock, shall be the maximum voluntary or involuntary liquidation preference plus accrued and unpaid dividends in respect thereof, in each case as of the time of determination.

   In no event shall "Debt" include any trade payable or accrued expenses arising in the ordinary course of business.

   "Disqualified Stock" of any person means any Capital Stock of the person that by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof, or otherwise matures or is required to be redeemed, pursuant to any sinking fund obligation or otherwise, but other than as a result of the death or disability of the holder thereof or the termination of the employment with us of the holder thereof, or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final maturity of the dollar notes or euro notes, as the case may be; provided, however, that any Capital Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require us or a Restricted Subsidiary to repurchase or redeem the Capital Stock upon the occurrence of an "asset sale" or a "change of control" occurring prior to the final maturity date of the notes shall not constitute Disqualified Stock if the provisions applicable to the Capital Stock are no more favorable to the holders of the stock than the corresponding provisions applicable to the notes contained in the Indentures and the provisions applicable to the Capital Stock specifically provide that we and our Restricted Subsidiaries will not repurchase or redeem any the stock pursuant to the provisions prior to the repurchase of the notes as are required to be repurchased pursuant to the Indentures upon an Asset Sale or a Change of Control.

   "Excess Proceeds" has the meaning ascribed thereto under the "Limitation on Asset Sales" covenant.

   "Existing Debt" shall mean our Debt and the Debt of our Restricted Subsidiaries in existence on the Closing Date.

   "GAAP" means generally accepted accounting principles in the United States which are in effect on the date of original issuance of the notes, consistently applied.

   "Guarantee" by any person means any obligation, contingent or otherwise, of the person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of the person to:

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  .  purchase or pay, or advance or supply funds for the purchase or payment of, the Debt or to purchase, or to advance or supply funds for the purchase of, any security for the payment of the Debt;

  . purchase property, securities or services for the purpose of assuring the holder of the Debt of the payment of the Debt, or

  . maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay the Debt, and "Guaranteed," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing; provided, however, that the Guaranty by any person shall not include endorsements by the person for collection or deposit, in either case, in the ordinary course of business.

   "Incur" means, with respect to any Debt or other obligation of any person, to create, issue, incur, by conversion, exchange or otherwise, assume, Guarantee or otherwise become liable in respect of the Debt or other obligation including by acquisition of Restricted Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any the Debt or other obligation on the balance sheet of the person, and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing; provided, however, that a change in GAAP that results in an obligation of the person that exists at the time becoming Debt shall not be deemed an Incurrence of the Debt.

   "Interest Rate or Currency Protection Agreement" of any person means any forward contract, futures contract, swap, option or other financial agreement or arrangement, including, without limitation, caps, floors, collars and similar agreements, relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

   "Internal Revenue Code" means the Internal Revenue Code of 1986 and any successor thereto.

   "Investment" by any person means any direct or indirect loan, advance or other extension of credit or capital contribution, by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other person, including any payment on a Guarantee of any obligation of other person.

   "Material Restricted Subsidiary" means, at any date of determination, any Restricted Subsidiary that represents more than 10% of our total consolidated assets at the end of the most recent fiscal quarter for which financial information is available, or more than 10% of our consolidated net sales or consolidated operating income for the most recent four quarters for which financial information is available.

   "Net Cash Proceeds" means:

  . with respect to any Asset Sale by any person, cash or Cash Equivalents received, including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption of Debt or other obligations relating to the properties or assets, therefrom by the person, net of:

    . all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of the Asset Sale;

    . all payments made by the person or its Restricted Subsidiaries on any Debt which is secured by the assets in accordance with the terms of any Lien upon or with respect to the assets or which must by the terms of the Lien, or in order to obtain a necessary consent to the Asset Sale or by applicable law, be repaid out of the proceeds from the Asset Sale;

    . all distributions and other payments made to minority interest holders in Restricted Subsidiaries of the person or joint ventures as a result of the Asset Sale; and

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

    . appropriate amounts to be provided by the person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with the assets and retained by the person or any Restricted Subsidiary thereof, as the case may be, after the Asset Sale, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with the Asset Sale, in each case as determined by the board of directors, in its reasonable good faith judgment evidenced by a resolution of the board of directors filed with the trustee; provided, however, that any reduction in the reserve within twelve months following the consummation of the Asset Sale will be treated for all purposes of the applicable Indenture and the notes as a new Asset Sale at the time of the reduction with Net Cash Proceeds equal to the amount of the reduction; and

  . with respect to the issuance or sale of Capital Stock, or options, warrants or rights to purchase Capital Stock, or debt securities or Disqualified Stock that has been converted into or exchanged for Capital Stock, the proceeds of the issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with the issuance or sale, conversion or exchange and net of any Consolidated Interest Expense attributable to any debt securities paid to the holders thereof prior to the conversion or exchange and net of taxes paid or payable as a result thereof.

   "new dollar notes" shall mean new notes that are dollar notes.

   "new euro notes" shall mean new notes that are euro notes.

   "new notes" shall mean notes issued in exchange for any notes in connection with an Exchange Offer pursuant to Registration Rights Agreements.

   "Note Register" shall mean the note registry maintained by any registrar with respect to any of the notes.

   "Offer to Purchase" means a written offer (the "Offer") sent by us by first class mail, postage prepaid, to each holder at his address appearing in the Note Register on the date of the Offer offering to purchase up to the principal amount of notes specified in the Offer at the purchase price specified in the Offer, as determined pursuant to the applicable Indenture. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Offer Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of the Offer and a settlement date (the "Purchase Date") for purchase of notes within five Business Days after the Offer Expiration Date. We shall notify the trustee at least 15 Business Days, or the shorter period as is acceptable to the trustee, prior to the mailing of the Offer of our obligation to make an Offer to Purchase, and the Offer shall be mailed by us or, at our request, by the trustee in our name and at our expense. The Offer shall contain information concerning our business and our Restricted Subsidiaries which we in good faith believe will enable the holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include:

  . the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the trustee pursuant to the applicable Indenture, which requirements may be satisfied by delivery of the documents together with the Offer;

  . a description of material developments in our business subsequent to the date of the latest of the financial statements referred to in the foregoing clause, including a description of the events requiring us to make the Offer to Purchase;

  . if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring us to make the Offer to Purchase; and

  .  any other information required by applicable law to be included therein.


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   The Offer shall contain all instructions and materials necessary to enable the holders to tender notes pursuant to the Offer to Purchase. The Offer shall also state:

  . the section of the applicable Indenture pursuant to which the Offer to Purchase is being made;

  .  the Offer Expiration Date and the Purchase Date;

  . the aggregate principal amount of the outstanding notes offered to be purchased by us pursuant to the Offer to Purchase, including, if less than 100%, the manner by which the has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase (the "Purchase Amount");

  . the purchase price to be paid by us for each $1,000 (or (Euro) 1,000) aggregate principal amount of notes, as the case may be, accepted for payment, as specified pursuant to the applicable Indenture (the "Purchase Price");

  . that the holder may tender all or any portion of the notes registered in the name of the holder and that any portion of a note tendered must be tendered in an integral of $1,000, or (Euro) 1,000, principal amount, as the case may be;

  . the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase;

  . that interest on any notes not tendered or tendered but not purchased by us pursuant to the Offer to Purchase will continue to accrue;

  . that on the Purchase Date the Purchase Price will become due and payable upon each note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

  . that each holder electing to tender a note pursuant to the Offer to Purchase will be required to surrender the note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date, the note being, if we or the trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to us and the trustee duly executed by, the holder thereof or his attorney duly authorized in writing;

  . that holders will be entitled to withdraw all or any portion of notes tendered if we, or their Paying Agent, receives, not later than the close of business on the Offer Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that the holder is withdrawing all or a portion of his tender;

  . that (1) if notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, we shall purchase all the notes and (2) if notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, we shall purchase notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis, with the adjustments as may be deemed appropriate so that only notes in denominations of $1,000, or
     (Euro) 1,000, as the case may be, or integral multiples thereof shall be purchased; and

  . that in the case of any holder whose note is purchased only in part, we shall execute, and the trustee shall authenticate and deliver to the holder of the note without service charge, a new note or notes, as the case may be, of any authorized denomination as requested by, the holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the note so tendered.

   Any Offer to Purchase shall be governed by and effected in accordance with the Offer for the Offer to Purchase.

   "Permitted Interest Rate or Currency Protection Agreement" of any person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions that is designed to protect the person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

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   "Permitted Investment" means:

  . an Investment in us or a Wholly Owned Restricted Subsidiary or a person which will, upon the making of the Investment, become a Wholly Owned Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, us or a Wholly Owned Restricted Subsidiary; provided that the person's primary business or the assets to be transferred or conveyed are related, ancillary or complementary to the System and Network Management Business;

  .  Cash Equivalents;

  . payroll, travel, relocation and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses in accordance with GAAP;

  . stock, obligations or securities received (1) in satisfaction of judgments or (2) in connection with the sale or disposition of a person, assets or business;

  . Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits;

  .  Permitted Interest Rate or Currency Agreements;

  .  Strategic Investments;

  . loans or advances to our officers or employees or officers or employees of any Restricted Subsidiary, other than loans or advances made pursuant to the next clause below, that do not in the aggregate exceed $10.0 million at any time outstanding;

  . accounts receivable in the ordinary course of business, and Investments obtained in exchange or settlement of accounts receivable for which we have determined that collection is not likely; and

  . loans or advances to persons who own Debt or Capital Stock, other than any of our Affiliates or any Restricted Subsidiary, of any person if the loans or advances are made as part of, or in connection with, a transaction pursuant to which the person becomes our Restricted Subsidiary or any other Restricted Subsidiary or substantially all of the assets of the person are acquired by us or any Restricted Subsidiary, in an aggregate amount not to exceed 20% of the total consideration paid in connection with the acquisition.

   "Permitted Lien" means any Lien on our assets or the assets of any Restricted Subsidiary permitted under the "Limitation on Liens" covenant.

   "Permitted Senior Bank Debt" means Debt Incurred by us or any Restricted Subsidiary pursuant to Senior Credit Facilities; provided that the aggregate principal amount of all Permitted Senior Bank Debt, at any one time outstanding, shall not exceed $750.0 million.

   "Preferred Stock" of any person means Capital Stock of the person of any class or classes, however designated, that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the person, to shares of Capital Stock of any other class of the person.

   "Purchase Money Secured Debt" of any person means Debt of the person secured by a Lien on real or personal property of the person which Debt:

  . constitutes all or a part of the purchase price or construction cost of the property; or

  . is Incurred prior to, at the time of or within 180 days after the acquisition or substantial completion of the property for the purpose of financing all or any part of the purchase price or construction cost thereof; provided, however, that:

  . the Debt so incurred does not exceed 100% of the purchase price or construction cost of the property and related expenses;

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  .  the Lien does not extend to or cover any property other than the item of property and any improvements on the item and proceeds thereof;

  . the purchase price or construction cost for the property is or should be included in "addition to property, plant and equipment" in accordance with GAAP; and

  . the purchase or construction of the property is not part of any acquisition of a person or business unit or line of business.

   "Qualified Consideration" shall mean:

  .  cash;

  .  Cash Equivalents;

  .  assets that are used or useful in the System and Network Management
     Business;

  . any securities or other obligations that are converted into or exchanged for cash or Cash Equivalents within six months after the Asset Sale; or

  . our liabilities or the liabilities of a Restricted Subsidiary assumed by the transferee, or its designee, the that we or the Restricted Subsidiary have no further liability therefor, the amount of the liability to be determined in accordance with GAAP.

   "Related Person" of any person means any other person directly or indirectly owning:

  . 5% or more of the outstanding Common Stock of the person, or, in the case of a person that is not a corporation, 5% or more of the equity interest in the person; or

  . 5% or more of the combined voting power of the Voting Stock of the person.

   "Restricted Subsidiary" means any of our Subsidiaries, whether existing on or after the date of the Indentures, unless the Subsidiary is an Unrestricted Subsidiary.

   "Secured Debt" means Permitted Senior Bank Debt, Purchase Money Secured Debt and other Debt secured by a Permitted Lien.

   "Senior Credit Facilities" means one or more senior commercial term loan and/or revolving credit facilities, including any letter of credit subfacility, entered into by us or any Restricted Subsidiary principally with commercial banks and/or other financial institutions typically party to commercial loan agreements, and any replacement, extension, renewal, refinancing or refunding thereof.

   "Strategic Investment" means an Investment in any person, other than our Unrestricted Subsidiary, whose primary business is related, ancillary or complementary to the System and Network Management Business, and the Investment is determined by our board of directors to promote or significantly benefit our businesses and our Restricted Subsidiaries on the date of the Investment.

   "Subordinated Debt" means our Debt as to which the payment of principal of, and premium, if any, and interest and other payment obligations in respect of the Debt shall be subordinate to the prior payment in full of the notes to at least the following extent:

  . no payments of principal of, or premium, if any, or interest on, or otherwise due in respect of the Debt, may be permitted for so long as any default in the payment of principal, or premium, if any, or interest on the notes exists;

    . in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default with respect to the notes, upon notice by 25% or more in principal amount of the notes to the trustee, the trustee shall have the right to give notice to us

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

       and the holders of the Debt, or trustees or agents therefor, of a payment blockage, and thereafter no payments of principal of, or premium, if any, or interest on or otherwise due in respect of the Debt may be made for a period of 179 days from the date of the notice; and

    .  the Debt may not:

      . provide for payments of principal of the Debt at the maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by us, including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of the Debt upon an event of default thereunder, in each case prior to the final maturity date of the notes; or

      . permit redemption or other retirement, including pursuant to an offer to purchase made by us, of other Debt at the option of the holder thereof prior to the final maturity date of the notes, other than a redemption or other retirement at the option of the holder of the Debt, including pursuant to an offer to purchase made by us, which is conditioned upon a change of control of us pursuant to provisions substantially similar to those described under "Change of Control," and which shall provide that the Debt will not be repurchased pursuant to the provisions prior to our repurchase of the notes required to be repurchased by us pursuant to the provisions described under "Change of Control"); provided, however, that any Debt which would constitute Subordinated Debt but for provisions thereof giving holders thereof the right to require us or a Restricted Subsidiary to repurchase or redeem the Subordinated Debt upon the occurrence of an asset sale occurring prior to the final maturity of the notes shall constitute Subordinated Debt if the provisions applicable to the Subordinated Debt are no more favorable to the holders of the Debt than the provisions applicable to the notes contained in the covenant described under "Limitation on Asset Sales" and the provisions applicable to the Debt specifically provide that we and our Restricted Subsidiaries will not repurchase or redeem any of the Debt pursuant to the provisions prior to the repurchase of the notes as are required to be repurchased pursuant to the covenant described under "Limitation on Asset Sales".

   "Subsidiary" of any person means:

    . a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by the person or by one or more other Subsidiaries of the person or by the person and one or more Restricted Subsidiaries thereof; or

    . any other person, other than a corporation, in which the person, or one or more other Subsidiaries of the person or the person and one or more other Subsidiaries thereof, directly or indirectly, has the power to direct the policies, management and affairs thereof.

   "System and Network Management Business" means:

    .  server and other hardware hosting;

    . connectivity, data networking, telecommunications or content for computer or data networks or systems;

    .  management of computer or data networks or systems;

    . technology services, equipment sales or leasing or software licensing for computer or data networks or systems, including Internet Protocol and any successor protocol(s) based networks; and

    .  businesses reasonably related, complementary or incidental thereto.

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

   "Unrestricted Subsidiaries" has the meaning ascribed thereto under the "Unrestricted Subsidiaries" covenant.

   "U.S. Government Securities" means securities that are direct obligations of the United States of America, direct obligations of the Federal Home Loan Mortgage Corporation, direct obligations of the Federal National Mortgage Association, securities which the timely payment of whose principal and interest is unconditionally guaranteed by the full faith and credit of the United States of America, trust receipts or other evidence of a direct claim upon the instruments described above and money market mutual funds that invest solely in the securities.

   "Voting Stock" of any person means Capital Stock of the person which ordinarily has voting power for the election of directors, or persons performing similar functions, at the person, whether at all times or only so long as no senior class of securities has the voting power by reason of any contingency.

   "Wholly Owned Restricted Subsidiary" of any person means a Restricted Subsidiary of the person all of the outstanding Capital Stock or other ownership interests of which, other than directors' qualifying shares, shall at the time be owned by the person or by one or more Wholly Owned Restricted Subsidiaries of the person or by the person and one or more Wholly Owned Restricted Subsidiaries of the person.

Events of Default

   The following will be Events of Default under the Indentures:

  . failure to pay principal of, or premium, if any, on, any dollar note or euro note, as the case may be, when due, upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise;

  . failure to pay interest on any dollar note or euro note, as the case may be, when due, and the default continues for a period of 30 days;

  . default in the payment of principal and interest on any dollar note or euro note, as the case may be, required to be purchased pursuant to an Offer to Purchase as described under "Change of Control" and "Asset Sales" when due and payable;

  . failure to perform or comply with the provisions described under "Merger, Consolidation and Certain Sales of Assets";

  . failure to perform any other of our covenants or agreements under the Indenture or the dollar note or euro note, as the case may be, and the failure continues for 60 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding dollar notes or euro notes, as the case may be;

  . (1) any default by us or any Material Restricted Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10.0 million under any agreement, indenture or instrument evidencing Debt when the same shall become due and payable in full and the default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holders of the Debt shall have the right to accelerate the Debt, or
     (2) any event of default as defined in any of our agreements, indentures or instruments or any Restricted Subsidiary evidencing Debt in excess of $10.0 million shall have occurred and the Debt thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

  . the rendering of a final judgment or judgments against us or any Material Restricted Subsidiary in an amount in excess of $10.0 million which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired; and

  . certain events of bankruptcy, insolvency or reorganization affecting us or any Material Restricted Subsidiary.

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

   Subject to the provisions of the Indentures relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the holders, unless the holders shall have offered to the trustee reasonable indemnity. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding euro notes or dollar notes, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

   If an Event of Default, other than an event of bankruptcy, insolvency or reorganization affecting us or a Material Restricted Subsidiary, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding euro notes or dollar notes, as the case may be, may accelerate the maturity of all notes; provided, however, that after the acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding euro notes or dollar notes, as the case may be, may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the applicable Indenture. In the event of bankruptcy, insolvency or reorganization affecting us or a Material Restricted Subsidiary, the principal of and any accrued interest on the euro notes or dollar notes, as the case may be, then outstanding will ipso facto become immediately due and payable without any declaration or other act on the part of the trustee or any holder. For information as to waiver of defaults, see "Modification and Waiver".

   No holder of any euro notes or dollar notes, as the case may be, will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless the holder shall have previously given to the trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding euro notes or dollar notes, as the case may be, shall have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding euro notes or dollar notes, as the case may be, a direction inconsistent with the request and shall have failed to institute the proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of euro notes or dollar notes, as the case may be, for enforcement of payment of the principal of and premium, if any, or interest on the note on or after the respective due dates expressed in the note.

   We are required to furnish to the trustee annually a statement as to the performance by us of our obligations under the Indentures and as to any default in the performance.

Satisfaction and Discharge of the Indentures

   Any Indenture will cease to be of further effect as to all outstanding notes thereunder, except as to:

  . rights of registration of transfer and exchange and our right of optional redemption, if any;

  . substitution of apparently mutilated, defaced, destroyed, lost or stolen notes;

  . rights of holders to receive payment of principal and interest on the notes;

  .  rights, obligations and immunities of the trustee under the Indenture;
     and

  . rights of the holders of the notes as beneficiaries of the applicable Indenture with respect to any property deposited with the trustee payable to all or any of them, if:

    . we will have paid or caused to be paid the principal of and interest on the notes as and when the same will have become due and payable; or

    . all outstanding euro notes or dollar notes, as the case may be, except lost, stolen or destroyed notes which have been replaced or paid, have been delivered to the trustee for cancellation.


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Defeasance

   At our option, if applicable:

  . we will be discharged from any and all obligations in respect of the outstanding euro notes or dollar notes, as the case may be; or

  . we may omit to comply with certain restrictive covenants, and this omission shall not be deemed to be an Event of Default under the applicable Indenture, the euro notes or dollar notes, as the case may be, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of and premium, if any, and each installment of interest if any, on the outstanding dollar notes or euro notes, as the case may be.

   With respect to clause (2), the obligations under the Indentures other than with respect to the covenants and the Events of Default other than the Events of Default relating to the covenants above shall remain in full force and effect. A trust may only be established if, among other things:

  . with respect to clause (1), we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that holders of the dollar notes or euro notes, as the case may be, will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred; or, with respect to clause (2), we have delivered to the trustee an Opinion of Counsel to the effect that the holders of the dollar notes or euro notes, as the case may be, will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred;

  . the deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we or any Restricted Subsidiary are a party or by which we and any Restricted Subsidiary are bound;

  . no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default, shall have occurred and be continuing;

  . we have delivered to the trustee an Opinion of Counsel to the effect that the deposit shall not cause the trustee or the trust so created to be subject to the Investment Issuer Act of 1940; and

  .  certain other customary conditions precedent are satisfied.

Modification and Waiver

   Modifications and amendments of either Indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding dollar notes or euro notes, as the case may be; provided, however, that no the modification or amendment may, without the consent of the holder of all outstanding dollar notes or euro notes, as the case may be, affected thereby:

  . change the stated maturity of the principal of, or any installment of interest on, any dollar note or euro note, as the case may be;

  . reduce the principal amount of, or premium or interest on, any dollar note or euro note, as the case may be;

  . change the place or currency of payment of principal of, or premium or interest on, any dollar note or euro note, as the case may be;

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  .  impair the right to institute suit for the enforcement of any payment on or with respect to any dollar note or euro note, as the case may be;

  . reduce the above-stated percentage of outstanding dollar notes or euro notes, as the case may be, necessary to modify or amend the Indenture;

  . reduce the percentage of aggregate principal amount of outstanding dollar notes or euro notes, as the case may be, necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

  . modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified; or

  . following the mailing of any Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Sales" and the "Change of Control" covenants contained in the Indenture in a manner materially adverse to the holders thereof.

   However, without the consent of any holder, we and the trustee may amend or supplement either Indenture or the dollar notes or euro notes, as the case may be, to cure any ambiguity, defect or inconsistency; provided that the action does not adversely affect the interests of the holders of the dollar notes or euro notes, as the case may be, in any material respect, to provide for the assumption of our obligations to holders of dollar notes or euro notes, as the case may be, in the case of a merger or consolidation, to secure the dollar notes or euro notes, as the case may be, to add to our covenants for the benefits of the holders or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

   The holders of a majority in aggregate principal amount of the outstanding dollar notes or euro notes, as the case may be, on behalf of all holders of the notes, may waive compliance by us with certain restrictive provisions of the applicable Indenture. Subject to certain rights of the trustee, as provided in the applicable Indenture, the holders of a majority in aggregate principal amount of the outstanding dollar notes or euro notes, as the case may be, on behalf of all holders of the notes, may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any dollar notes or euro notes, as the case may be, tendered pursuant to an Offer to Purchase.

Governing Law

   The Indentures and the notes are, and the new notes will be, governed by the laws of the State of New York.

The Trustee

   The Indentures provide that, except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of the persons own affairs.

   The Indentures and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any the claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any Affiliate, provided, however, that if it acquires any conflicting interest, as defined in the Indentures or in the Trust Indenture Act, it must eliminate the conflict or resign.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of certain U.S. federal income tax considerations relevant to holders of the notes including material U.S. federal income tax consequences of the exchange of the old notes for new notes pursuant to the exchange offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax, state tax, local tax, foreign tax or other tax consequences of acquiring or holding notes. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder's circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, it is not intended to be wholly applicable to all categories of investors, some of which (such as dealers in securities, banks, insurance companies, tax-exempt (employment, charitable or other) organizations, and persons holding notes as part of a hedging or conversion transaction or straddle or persons deemed to sell notes under the constructive sale provisions of the Code) may be subject to special rules. The discussion also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law as applicable to U.S. holders (as defined below). In addition, this discussion is limited to original purchasers of notes who acquire the notes at their original issue price within the meaning of Section 1273 of the Code, and who will hold the notes as "capital assets" within the meaning of Section 1221 of the Code.

   All prospective purchasers of the notes are advised to consult their own tax advisors regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the notes.

U.S. Holders

   As used herein, the term "U.S. holder" means the beneficial holder of a note that for United States federal income tax purposes is:

  . a citizen or resident alien (as defined in Section 7701(b) of the Code) of the United States;

  . a corporation or other entity treated as a corporation formed under the laws of the United States or any political subdivision thereof;

  . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  . a trust which is subject to the supervision of a court within the United States and the control of a United States person as described in Section 7701(a)(30) of the Code.

   A "Non-U.S. holder" is any holder of a note other than a U.S. holder.

Interest

   Interest on the notes will generally be includable in a U.S. holder's gross income and taxable as ordinary income for U.S. federal income tax purposes at the time it is paid or accrued in accordance with the U.S. holder's regular method of accounting.

Sale, Exchange or Redemption

   Each U.S. holder generally will recognize capital gain or loss upon the sale, exchange, redemption or other disposition of the notes measured by the difference (if any) between:

  . the amount of cash and the fair market value of any property received (except to the extent that the cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income); and

    .  the holder's adjusted tax basis in the notes.

   Capital gain recognized by an individual U.S. holder generally will be subject to a maximum United States Federal income tax rate of 20% if the U.S. holder held the note for more than one year before the disposition. A holder's initial tax basis in a note will be the amount paid therefor.

   The exchange of the old notes for the new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not differ materially in either kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. A U.S. holder's adjusted tax basis in the new notes should be the same as the holder's adjusted tax basis in the old notes. A U.S. holder's holding period for the new notes received pursuant to the exchange offer should include its holding period for the old notes surrendered therefor.

 Information Reporting and Backup Withholding

   A U.S. holder of notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments, and, under certain circumstances, principal payments on the notes and proceeds from the sale, exchange or redemption of the notes. These backup withholding rules apply if the U.S. holder, among other things:

  . fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor;

  . furnishes a TIN as to which the IRS provides notification that it is an incorrect TIN;

  .  fails to report properly interest; or

  . under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is correct and that the U.S. holder is not subject to backup withholding.

   A U.S. holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is creditable against the U.S. holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

   We will report to the U.S. holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to the payments.

U.S. Holders of Euro Notes

   In addition to the information described above regarding U.S. holders, the following applies to U.S. holders who hold euro notes.

 Interest

   The interest on the euro notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the holder's method of accounting for federal income tax purposes.

   Interest paid on a euro note will be includable in income by a U.S. holder in an amount equal to the U.S. dollar value of the payment, regardless of whether the payment is in fact converted to U.S. dollars at that time. If the U.S. holder uses the cash method of accounting for tax purposes, the U.S. dollar value of the payment is determined using the spot rate at the time the payment is received. If a U.S. holder uses the accrual method of accounting for tax purposes, the U.S. dollar value of the payment is determined using the average exchange rate during the relevant accrual period (or partial accrual period with respect to interest paid in a subsequent taxable year) or, if elected, the spot rate (a) on the last day of the relevant accrual period (or partial accrual period) or (b) on the payment date, if the date is within five business days of the last day of the accrual period or taxable year. Any differences in the exchange rate between the rate at which interest on a euro note is included in income and the spot rate on the payment (or disposition) date for interest will result in exchange gain or loss with respect to the related amount of interest, and will generally be treated as ordinary income or loss for U.S. federal income tax purposes. The U.S. dollar value of interest accrued or received, adjusted for any exchange gain or loss with respect to the amount accrued, generally will be a U.S. holder's tax basis in the euros received as interest on a euro note.

 Sale, Exchange and Redemption of Senior Euro Notes

   The cost of a euro note to a U.S. holder will be the U.S. dollar value of the euro purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). The conversion of U.S. dollars into euros and the immediate use of those euros to purchase a euro note generally will not result in a taxable gain or loss for a U.S. holder. A U.S. holder will have a tax basis in any euro received on the sale, exchange or retirement of a euro note equal to the U.S. dollar value of the euro on the date of receipt or when the euro note is disposed of or deemed disposed of.

   Upon the sale, exchange, retirement or repayment of a euro note, a U.S. holder will also recognize exchange gain or loss to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the euro note was acquired, or deemed acquired. Exchange gain or loss is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. holder's tax basis in a euro note will generally equal the U.S. dollar cost of the euro note. Exchange gain or loss recognized by a U.S. holder will generally be treated as ordinary income or loss.

   Any gain realized by a U.S. holder on the sale, exchange or redemption of a euro note generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Generally a loss realized upon the a sale, exchange, redemption or other disposition of a euro note will be allocated to U.S. source income.

Non-U.S. holders

   The following discussion is limited to certain U.S. federal income tax consequences relevant to a Non-U.S. holder. Non-U.S. holders should consult their own tax advisors concerning the state, local, foreign and other tax consequences of the purchase, ownership and disposition of the notes.

   For purposes of U.S. federal income tax on interest discussed below, a Non-U.S. holder (as defined above) includes a non-resident fiduciary of an estate or trust. For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" if the income or gain is:

  . effectively connected with the conduct of a trade or business within the U.S. of the Non-U.S. holder; or

  . in the case of certain residents of certain countries which have an income tax treaty in force with the U.S., attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States as the terms are defined in the applicable treaty.

 Interest

   Generally any interest paid to a Non-U.S. holder of a note that is not U.S. trade or business income will not be subject to U.S. federal income tax if the interest qualifies as "portfolio interest". Generally interest on the notes will qualify as portfolio interest if:

  . the Non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Exodus entitled to vote and is not a "controlled foreign corporation" with respect to which Exodus is a "related person" within the meaning of the appropriate provisions of the Code;

  . the Non-U.S. holder, under penalty of perjury, in general certifies that the Non-U.S. holder is not a U.S. person on a Form W-8 and the certificate provides the Non-U.S. holder's name and address;

  . the Non-U.S. holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business; and

  .  the notes are in registered form.

   The gross amount of payments of interest to a Non-U.S. holder that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate the tax. Interest payments that are considered as U.S. trade or business income will be taxed at regular U.S. income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, the U.S. trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate unless a U.S. income tax treaty applies to reduce or eliminate the tax. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. holder must provide a properly executed IRS Form 1001 or IRS Form 4224 (or the successor forms as the IRS designates), as applicable, prior to the payment of interest. Under U.S. Treasury Regulations that will generally be effective on and after January 1, 2001 (the "Withholding Regulations"), Forms 1001 and 4224 will be replaced by a new requirement to provide a properly executed Form W-8. Under the Withholding Regulations, a Non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to Exodus. Special procedures are provided in the Withholding Regulations for payments through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations.

 Sale, Exchange or Redemption of Notes

   Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. holder on the sale, exchange or redemption of a note generally will not be subject to U.S. federal income tax, unless:

  .  the gain is U.S. trade or business income;

  . subject to certain exceptions, the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

  . the Non-U.S. holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

   The exchange of the old notes for the new notes pursuant to the exchange offer should not be treated as an "exchange" for federal income tax purposes because the new notes should not differ materially in either kind or extent from the old notes and because the exchange will occur by operation of the terms of the old notes. A Non-U.S. holder's adjusted tax basis in the new notes should be the same as the holder's adjusted tax basis in the old notes. A Non-U.S. holder's holding period for the new notes received pursuant to the exchange offer should include its holding period for the old notes surrendered therefor.

 Information Reporting and Backup Withholding

   We must report annually to the IRS and to each Non-U.S. holder any interest that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest that is exempt from U.S. tax under the portfolio interest exception or because it is U.S. trade or business income. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides. Under certain circumstances, Exodus will have to report to the IRS payments of principal.

   Generally, information reporting and backup withholding of United States federal income tax at a rate of 31% may apply to payments made by Exodus or any agent thereof to Non-U.S. holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if Exodus or its paying agent has actual knowledge that the payee is a United States person.

   The payment of the proceeds from the disposition of notes to or through a United States office of a United States or foreign broker will be subject to information reporting and backup withholding unless the owner provides certification as to its Non-U.S. holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. holder of the notes to or through a foreign office of a broker will generally not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for United States tax purposes, or a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, information reporting will apply unless the broker has documentary evidence in its files of the Non-U.S. holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. holder otherwise establishes an exemption. Both backup withholding and information reporting will apply to the proceeds of the dispositions if the broker has actual knowledge that the payee is a U.S. holder. The Withholding Regulations alter the foregoing rules in certain respects. Prospective investors should consult their tax advisors regarding the effect, if any, of the Withholding Regulations.

   Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or a credit against the Non-U.S. holder's U.S. federal income tax liability, provided that the requisite procedures for claiming the refund or credit are followed.

   THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT ITS OWN TAX ADVISER AS TO PARTICULAR U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                              PLAN OF DISTRIBUTION

   We will receive no proceeds in connection with the exchange offer.

   Each broker-dealer that receives new notes for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period ending upon the earlier of (1) 180 days after the exchange offer has been completed and (2) the date on which broker-dealers no longer own any Transfer Restricted Securities, we will make available and provide promptly upon reasonable request this prospectus as amended or supplemented, in a form meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale.

   New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any the resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed to indemnify broker-dealers against various liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   The validity of the notes offered by this prospectus will be passed upon on behalf of Exodus by Fenwick & West LLP, Palo Alto, California, and Winthrop, Stimson, Putnam & Roberts, New York City, New York.

                                    EXPERTS

   Our consolidated financial statements and related financial statement schedule as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included in this prospectus in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

   We are currently subject to the informational requirements of the Exchange Act, and in accordance with the Exchange Act we file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at:

Room 1024                  Suite 1400                    13th Floor
450 Fifth Street, N.W.     Northwest Atrium Center       Seven World Trade Center
Judiciary Plaza            500 West Madison Street       New York, New York 10048
Washington, D.C. 20549     Chicago, Illinois 60661

   Copies of material can be obtained at prescribed rates from the Public Reference Room of the Commission at:

   450 Fifth Street, N.W.
   Judiciary Plaza
   Washington, D.C. 20549

   Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330.

   The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Our common stock is quoted for trading on the Nasdaq National Market and reports, proxy statements and other information concerning us also may be inspected at the offices of the National Association of Securities Dealers at:

   9513 Key West Avenue
   Rockville, Maryland 20850

                  EXODUS COMMUNICATIONS, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                        AND FINANCIAL STATEMENT SCHEDULE

Consolidated Financial Statements:

  Independent Auditors' Report............................................. F-2

  Consolidated Balance Sheets.............................................. F-3

  Consolidated Statements of Operations.................................... F-4

  Consolidated Statements of Stockholders' (Deficit) Equity and
   Comprehensive Loss...................................................... F-6

  Consolidated Statements of Cash Flows.................................... F-8

  Notes to Consolidated Financial Statements............................... F-9

Financial Statement Schedule:

  Schedule II--Valuation and Qualifying Accounts........................... S-1

                    REPORT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Exodus Communications, Inc.:

   We have audited the accompanying consolidated balance sheets of Exodus Communications, Inc. and subsidiaries (the Company) as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedule as listed in the index on page F-1. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Exodus Communications, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          /s/ KPMG LLP

Mountain View, California
January 25, 2000, except
 as to Note 9, which is as
 of June 20, 2000

                          EXODUS COMMUNICATIONS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share data)

                                                  December 31,
                                               --------------------   June 30,
                                                 1998       1999        2000
                                               --------  ----------  -----------
                                                                     (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents...................  $156,015  $1,015,960  $  520,170
 Accounts receivable, net of allowance for
  doubtful accounts of $1,821, $7,577 and
  $18,137 as of December 31, 1998 and 1999,
  and June 30, 2000, respectively............     9,653      61,916     108,293
 Prepaid expenses and other current assets...     6,205      15,331      27,067
                                               --------  ----------  ----------
   Total current assets......................   171,873   1,093,207     655,530
                                               --------  ----------  ----------
Property and equipment, net..................    68,572     368,239     762,883
Restricted cash equivalents and investments..    45,614      35,390      51,160
Goodwill and other intangible assets.........     4,898     156,002     191,702
Marketable equity securities ................       --          --       58,968
Investments..................................       --          --      391,597
Other assets.................................     7,841      90,052     107,928
                                               --------  ----------  ----------
                                               $298,798  $1,742,890  $2,219,768
                                               ========  ==========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of equipment loans and line
  of credit facilities.......................  $ 14,367  $    6,897  $    8,305
 Current portion of capital lease
  obligations................................     5,223      17,162      30,948
 Accounts payable............................     9,208      60,203     130,600
 Accrued expenses............................     6,876      42,457      65,696
 Accrued interest payable....................    11,563      23,829      32,805
                                               --------  ----------  ----------
   Total current liabilities.................    47,237     150,548     268,354
Equipment loans and line of credit
 facilities, less current portion............    15,695       8,353       3,849
Capital lease obligations, less current
 portion.....................................    11,589      40,343      49,368
Senior notes.................................   200,000     776,231     769,267
Convertible subordinated notes...............       --      749,800     572,237
                                               --------  ----------  ----------
   Total liabilities.........................   274,521   1,725,275   1,663,075
                                               --------  ----------  ----------
Commitments and contingencies
Stockholders' equity:
 Convertible preferred stock of Service
  Metrics, Inc.: 3,106,316 shares, no shares
  and no shares issued and outstanding as of
  December 31, 1998 and 1999, and June 30,
  2000, respectively; aggregate liquidation
  preference of $6,000, $0 and $0 as of
  December 31, 1998 and 1999, and June 30,
  2000, respectively.........................     5,961         --          --
 Common stock, $0.001 par value: 50,000,000,
  300,000,000 and 1,500,000,000 shares
  authorized as of December 31, 1998 and
  1999 and June 30, 2000, respectively;
  323,341,924, 355,828,752 and 414,824,138
  shares issued and outstanding as of
  December 31, 1998 and 1999, and June 30,
  2000, respectively.........................       323         356         415
Additional paid-in capital...................   116,966     247,805     842,057
Deferred stock compensation..................    (1,080)     (2,894)     (1,914)
Accumulated deficit..........................   (97,893)   (228,216)   (337,860)
Accumulated other comprehensive income.......       --          564      53,995
                                               --------  ----------  ----------
   Total stockholders' equity................    24,277      17,615     556,693
                                               --------  ----------  ----------
                                               $298,798  $1,742,890  $2,219,768
                                               ========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                             Six Months Ended
                               Year Ended December 31,           June 30,
                             -----------------------------  -------------------
                               1997      1998      1999       1999      2000
                             --------  --------  ---------  --------  ---------
                                                               (Unaudited)
Revenues...................  $ 12,408  $ 52,745  $ 242,140  $ 72,726  $ 313,695
  Cost of revenues.........    16,868    61,578    197,231    63,186    219,523
                             --------  --------  ---------  --------  ---------
  Gross profit.............    (4,460)   (8,833)    44,909     9,540     94,172
Operating expenses:
  Marketing and sales......    12,702    29,034     75,809    23,637     75,162
  General and
   administrative..........     5,983    16,058     42,951    15,028     56,590
  Product development......     1,647     3,507      8,869     3,386      7,413
  Amortization of goodwill
   and intangible assets...       --        141      9,438     1,432     16,562
  Merger costs.............       --        --       5,058       --         --
                             --------  --------  ---------  --------  ---------
    Total operating
     expenses..............    20,332    48,740    142,125    43,483    155,727
                             --------  --------  ---------  --------  ---------
    Operating loss.........   (24,792)  (57,573)   (97,216)  (33,943)   (61,555)
Interest and other income
 (expense):
  Interest and other
   income..................       193     7,157     15,928     6,977     24,397
  Interest and other
   expense.................      (699)  (16,900)   (49,035)  (18,905)   (72,486)
                             --------  --------  ---------  --------  ---------
    Total interest and
     other expense, net....      (506)   (9,743)   (33,107)  (11,928)   (48,089)
                             --------  --------  ---------  --------  ---------
    Net loss...............   (25,298)  (67,316)  (130,323)  (45,871)  (109,644)
Cumulative dividends and
 accretion on redeemable
 convertible preferred
 stock.....................    (1,413)   (2,014)       --        --         --
                             --------  --------  ---------  --------  ---------
Net loss attributable to
 common stockholders.......  $(26,711) $(69,330) $(130,323) $(45,871) $(109,644)
                             ========  ========  =========  ========  =========
Basic and diluted net loss
 per share.................  $  (0.87) $  (0.28) $   (0.39) $  (0.14) $   (0.28)
                             ========  ========  =========  ========  =========
Shares used in computing
 basic and diluted net loss
 per share.................    30,856   251,616    335,848   329,013    388,471
                             ========  ========  =========  ========  =========


          See accompanying notes to consolidated financial statements.

                      (This Page Intentionally Left Blank)

                          EXODUS COMMUNICATIONS, INC.

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT)
                         EQUITY AND COMPREHENSIVE LOSS
                                 (in thousands)

                                      Convertible
                                    Preferred Stock
                                      of Services
                                     Metrics, Inc.     Common Stock   Additional
                                    ----------------  ---------------  Paid-In
                                    Shares   Amount   Shares   Amount  Capital
                                    ------  --------  -------  ------ ----------
Balance as of December 31, 1996...     --        --    31,136   $ 31   $    200
Comprehensive loss:
Net loss and comprehensive loss...     --        --       --     --         --
Issuance of common stock in
 connection with exercise of stock
 options and warrants.............     --        --     2,756      3        219
Repurchase of common stock........     --        --      (816)    (1)       (11)
Repayment of notes receivable from
 stockholders.....................     --        --       --     --         --
Deferred stock compensation
 related to stock option grants...     --        --       --     --       3,482
Amortization of deferred stock
 compensation.....................     --        --       --     --         --
Accrual of cumulative dividends on
 Series C and D redeemable
 convertible preferred stock......     --        --       --     --        (750)
Accretion on Series C and D
 redeemable convertible preferred
 stock............................     --        --       --     --        (663)
                                    ------  --------  -------   ----   --------
Balances as of December 31, 1997..     --        --    33,076     33      2,477
Comprehensive loss:
Net loss and comprehensive loss...     --        --       --     --         --
Issuance of common stock in
 connection with employee stock
 purchase plan and exercise of
 stock options and warrants.......     --        --    13,406     13      2,280
Issuance of common stock in
 conjunction with initial public
 offering, net of offering costs
 of $7,062........................     --        --    82,000     82     69,736
Issuance of common stock to an
 officer for cash.................     --        --       800      1        449
Issuance of common stock and
 common stock warrants............     --        --       --     --         786
Issuance of Service Metrics, Inc.
 convertible preferred stock......   3,106     5,961      --     --         --
Issuance of Service Metrics, Inc.
 common stock to founders.........     --        --     2,264      2          7
Repayment of notes receivable from
 stockholders.....................     --        --       --     --         --
Conversion of redeemable
 convertible preferred stock into
 common stock.....................     --        --   191,796    192     43,245
Amortization of deferred stock
 compensation.....................     --        --       --     --         --
Accrual of cumulative dividends on
 Series C and D redeemable
 convertible preferred stock......     --        --       --     --        (462)
Accretion on Series C and D
 redeemable convertible preferred
 stock............................     --        --       --     --      (1,552)
                                    ------  --------  -------   ----   --------
Balance as of December 31, 1998...   3,106     5,961  323,342    323    116,966
Comprehensive loss:
Net loss..........................     --        --       --     --         --
Foreign currency translation
 adjustment.......................     --        --       --     --         --
Comprehensive loss:
Issuance of common stock in
 connection with employee stock
 purchase plan and exercise of
 stock options and warrants.......     --        --    18,080     18     25,875
Issuance of common stock and
 assumption of stock options in
 connection with acquisitions.....     --        --     4,030      4     85,927
Issuance of Service Metrics, Inc.
 convertible preferred stock......   2,065     9,476      --     --         --
Conversion of Service Metrics,
 Inc. convertible preferred stock
 into common stock................  (5,171)  (15,437)  10,342     11     15,426
Deferred stock compensation
 related to stock option grants...     --        --       --     --       3,411
Conversion of convertible
 subordinated notes into common
 stock............................     --        --        34    --         200
Amortization of deferred stock
 compensation.....................     --        --       --     --         --
                                    ------  --------  -------   ----   --------
Balances as of December 31, 1999..     --        --   355,828    356    247,805
Comprehensive Loss:
Net loss (unaudited)..............     --        --       --     --         --
Foreign currency translation
 adjustment (unaudited)...........     --        --       --     --         --
Unrealized gain on certain holding
 investments (unaudited)..........     --        --       --     --         --
Comprehensive loss (unaudited)....     --        --       --     --         --
Issuance of common stock in
 connection with employee stock
 purchase plan and exercise of
 stock options and warrants
 (unaudited)......................     --        --    19,594     20     56,530
Issuance of common stock and
 assumption of stock options in
 connection with acquisitions
 (unaudited)......................     --        --       786      1     50,077
Issuance of common stock in
 connection with investment
 (unaudited)......................     --        --     7,517      7    310,049
Deferred compensation related to
 stock option grants (unaudited)..     --        --       --     --          65
Conversion of redeemable
 convertible subordinated notes
 into common stock (unaudited)....     --        --    31,099     31    177,531
Amortization of deferred stock
 compensation (unaudited).........     --        --       --     --         --
                                    ------  --------  -------   ----   --------
Balances as of June 30, 2000
 (unaudited)......................     --   $    --   414,824   $415   $842,057
                                    ======  ========  =======   ====   ========

          See accompanying notes to consolidated financial statements.

   Notes                                Accumulated      Total
 Receivable     Deferred                   Other     Stockholders'
    from         Stock     Accumulated Comprehensive   (Deficit)   Comprehensive
Stockholders  Compensation   Deficit      Income        Equity         Loss
------------  ------------ ----------- ------------- ------------- -------------
   $(186)       $   --      $  (5,279)    $   --       $ (5,234)
     --             --        (25,298)        --        (25,298)      (25,298)
                                                                     ========
     --             --            --          --            222
      12            --            --          --            --
      34            --            --          --             34
     --          (3,482)          --          --            --
     --           1,089           --          --          1,089
     --             --            --          --           (750)
     --             --            --          --           (663)
   -----        -------     ---------     -------      --------
    (140)        (2,393)      (30,577)        --        (30,600)
     --             --        (67,316)        --        (67,316)      (67,316)
                                                                     ========
     --             --            --          --          2,293
     --             --            --          --         69,818
     --             --            --          --            450
     --             --            --          --            786
     --             --            --          --          5,961
     --             --            --          --              9
     140            --            --          --            140
     --             --            --          --         43,437
     --           1,313           --          --          1,313
     --             --            --          --           (462)
     --             --            --          --         (1,552)
   -----        -------     ---------     -------      --------
     --          (1,080)      (97,893)        --         24,277
     --             --       (130,323)        --       (130,323)     (130,323)
     --             --            --          564           564           564
                                                                     --------
                                                                     (129,759)
                                                                     ========
     --             --            --          --         25,893
     --             --            --          --         85,931
     --             --            --          --          9,476
     --             --            --          --            --
     --          (3,411)          --          --            --
     --             --            --          --            200
     --           1,597           --          --          1,597
   -----        -------     ---------     -------      --------
     --          (2,894)     (228,216)        564        17,615
     --             --       (109,644)        --       (109,644)     (109,644)
     --             --            --          (37)          (37)          (37)
     --             --            --       53,468        53,468        53,468
                                                                     --------
     --             --            --          --            --        (56,213)
                                                                     ========
     --             --            --          --         56,550
     --             --            --          --         50,078
     --             --            --          --        310,056
     --            (65)           --          --            --
     --             --            --          --        177,562
     --           1,045           --          --          1,045
   -----        -------     ---------     -------      --------
   $ --         $(1,914)    $(337,860)    $53,995      $556,693
   =====        =======     =========     =======      ========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                              Six Months
                            Year Ended December 31,         Ended June 30,
                          ------------------------------  --------------------
                            1997      1998       1999       1999       2000
                          --------  --------  ----------  --------  ----------
                                                              (unaudited)
Cash flows from
 operating activities
 Net loss...............  $(25,298) $(67,316) $ (130,323) $(45,871) $ (109,644)
 Adjustments to
  reconcile net loss to
  net cash used for
  operating activities:
 Depreciation and
  amortization..........     3,429    13,024      50,881    12,807      70,855
 Loss on disposal of
  property and
  equipment.............       --        464         --        --          730
 Noncash common stock
  and warrant expense...       --        786         --        --          --
 Remeasurement gain on
  Euro denominated
  Senior Notes..........       --        --          --        --         (466)
 Amortization of
  deferred stock
  compensation..........     1,089     1,354       1,597       375       1,045
 Amortization of debt
  issuance costs........       --        846       1,668       425         957
 Interest accretion on
  restricted cash
  equivalents...........       --     (1,088)     (1,365)   (1,139)       (281)
 Changes in operating
  assets and
  liabilities:
  Accounts receivable...    (1,316)   (8,306)    (41,072)  (12,816)    (44,549)
  Prepaid expenses and
   other assets.........      (748)   (4,193)    (13,656)   (6,767)    (12,131)
  Accounts payable......     5,089     2,791      48,436    13,406      69,865
  Accrued expenses......     2,237     2,763      24,842    11,215      22,181
  Accrued interest
   payable..............       --     11,563      12,266     4,317       8,976
                          --------  --------  ----------  --------  ----------
   Net cash provided by
    (used for) operating
    activities..........   (15,518)  (47,312)    (46,726)  (24,048)      7,538
                          --------  --------  ----------  --------  ----------
Cash flows from
 investing activities
 Capital expenditures...   (22,489)  (44,564)   (283,468)  (81,958)   (409,767)
 Proceeds from sales of
  property and
  equipment.............       --        245         --        --          --
 Businesses acquired,
  net of cash received..       --     (5,654)    (77,676)  (20,009)     (3,745)
 Release of restricted
  cash equivalents and
  investments...........       --        --       25,045     3,325      23,687
 Increase in restricted
  cash equivalents and
  investments...........    (1,375)  (42,773)    (13,413)      --      (38,578)
 Purchases of available-
  for-sale securities...       --        --          --        --       (5,500)
 Investments............       --        --          --        --      (81,540)
 Other assets...........       --        (11)    (41,102)   (8,131)    (23,797)
                          --------  --------  ----------  --------  ----------
   Net cash used for
    investing
    activities..........   (23,864)  (92,757)   (390,614) (106,773)   (539,240)
                          --------  --------  ----------  --------  ----------
Cash flows from
 financing activities
 Proceeds from issuance
  of redeemable
  convertible preferred
  stock and warrants....    23,320     2,176         --        --          --
 Proceeds from issuance
  of Service Metrics,
  Inc. convertible
  preferred stock.......       --      5,961       9,477       --          --
 Proceeds from issuance
  of common stock, net..       222    72,530      25,916     9,577      56,549
 Proceeds from issuance
  of bridge financing
  convertible notes.....     3,975       --          --        --          --
 Payment of notes
  receivable from
  stockholders..........        34       140         --        --          --
 Bank borrowings, net...     3,000    (3,000)        --        --          --
 Proceeds from sale-
  leaseback
  transactions..........       932     4,035       1,523       --          --
 Payments on capital
  leases obligations....      (720)   (3,020)    (11,256)   (3,971)    (10,419)
 Proceeds from equipment
  loans and line of
  credit facilities.....    16,480    18,611         --        --          705
 Payments on equipment
  loans and line of
  credit facilities.....    (1,306)   (5,019)    (15,601)  (12,280)     (4,130)
 Proceeds from senior
  notes, net of
  discounts and offering
  costs.................       --    193,400     559,332    73,425         --
 Proceeds from
  convertible notes, net
  of offering costs.....       --        --      727,354   242,250         --
                          --------  --------  ----------  --------  ----------
   Net cash provided by
    financing
    activities..........    45,937   285,814   1,296,745   309,001      42,705
                          --------  --------  ----------  --------  ----------
Net increase (decrease)
 in cash and cash
 equivalents............     6,555   145,745     859,405   178,180    (488,997)
Effects of exchange
 rates on cash and cash
 equivalents............       --        --          540       --       (6,793)
Cash and cash
 equivalents at
 beginning of period....     3,715    10,270     156,015   156,015   1,015,960
                          --------  --------  ----------  --------  ----------
Cash and cash
 equivalents at end of
 period.................  $ 10,270  $156,015  $1,015,960  $334,195  $  520,170
                          ========  ========  ==========  ========  ==========
Supplemental disclosure
 of cash flow
 information:
 Cash paid-interest.....  $    699  $  4,923  $   36,955  $ 14,423  $   29,776
                          ========  ========  ==========  ========  ==========
 Non cash investing and
  financing activities:
 Assets recorded under
  capital leases........  $  2,700  $ 12,001  $   50,425  $ 28,105  $   33,205
                          ========  ========  ==========  ========  ==========
 Cumulative dividends
  and accretion on
  Series C and D
  redeemable convertible
  preferred stock.......  $  1,413  $  2,014  $      --   $    --   $      --
                          ========  ========  ==========  ========  ==========
 Unrealized gain on
  available-for-sale
  securities............  $    --   $    --   $      --   $    --   $      --
                          ========  ========  ==========  ========  ==========
 Deferred compensation
  on grants of stock
  options...............  $  3,482  $    --   $    3,411  $    --   $       65
                          ========  ========  ==========  ========  ==========
 Warrants issued for
  financing
  commitments...........  $    730  $    --   $      --   $    --   $      --
                          ========  ========  ==========  ========  ==========
 Conversion of bridge
  financing convertible
  notes to redeemable
  convertible preferred
  stock.................  $  3,975  $    --   $      --   $    --   $      --
                          ========  ========  ==========  ========  ==========
 Conversion of
  redeemable convertible
  preferred stock to
  common stock..........  $    --   $ 43,437  $      --   $    --   $      --
                          ========  ========  ==========  ========  ==========
 Conversion of
  convertible
  subordinated notes
  into common stock.....  $    --   $    --   $      200  $    --   $  177,562
                          ========  ========  ==========  ========  ==========
 Conversion of Service
  Metrics, Inc.
  convertible preferred
  stock to common
  stock.................  $    --   $    --   $   15,437  $    --   $      --
                          ========  ========  ==========  ========  ==========
 Issuance of common
  stock and assumption
  of stock options in
  connection with
  acquisition...........  $    --   $    --   $   85,931  $    --   $   50,078
                          ========  ========  ==========  ========  ==========
 Issuance of common
  stock in connection
  with strategic
  investments...........  $    --   $    --   $      --   $    --   $  310,056
                          ========  ========  ==========  ========  ==========

          See accompanying notes to consolidated financial statements.

                          EXODUS COMMUNICATIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

(1) Summary of the Company and Significant Accounting Policies

 The Company

   Exodus Communications, Inc. is a leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The Company offers sophisticated system and network management solutions, along with technology professional services to provide optimal performance for customers' Web sites.

 Basis of Presentation

   The consolidated financial statements include the accounts of Exodus and its majority-owned subsidiaries ("Exodus" or the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The equity and net loss attributable to minority shareholder interests that related to the Company's subsidiaries are included in the consolidated balance sheets and consolidated statements of operations, respectively, and were not material as of December 31, 1999.

   In November 1999, the Company acquired all outstanding shares of Service Metrics, Inc. ("SMI") common stock (see note 2). The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been restated for all periods presented as if SMI and the Company had always been combined. In recording the pooling-of-interests combination, the Company's consolidated statement of operations for the year ended December 31, 1998, has been combined with SMI's statement of operations for the period from May 19, 1998 ("inception") through December 31, 1998. The Company's consolidated statements of operations for the year ended December 31, 1999, have been combined with SMI's statements of operations for that same period. The consolidated balance sheets of the Company as of December 31, 1998 and 1999, have been combined with the balance sheets of Service Metrics as of the same dates.

 Unaudited Interim Financial Statements

   The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the Company's financial position as of June 30, 2000 and the results of its operations and its cash flows for the six-month periods ended June 30, 1999 and 2000.

 Use of Estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

   The Company's revenues consist of (i) monthly fees from customer use of Internet Data Center sites, network services, managed services, and professional services and use of equipment and software provided by

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

the Company, (ii) revenues from sales or rentals of third-party equipment to customers and (iii) fees for installation and certain professional services. Currently, substantially all of the Company's revenue is derived from services. Revenues (other than installation fees, equipment sales to customers and certain professional services) are generally billed and recognized ratably over the term of the contract, which is generally one year. Installation fees are typically recognized at the time the installation occurs, and equipment revenues are typically recognized when the equipment is delivered to the customer or placed into service at an Internet Data Center. The Company sells third-party equipment to its customers as an accommodation to facilitate their purchase of services. One-time professional service fees are typically recognized when services are rendered. Revenues from sales or rentals of third-party equipment were less than 10% of total revenues for the years ended December 31, 1997, 1998 and 1999.

 Cash Equivalents and Investments

   Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of December 31, 1999, cash equivalents consisted principally of money market funds at several financial institutions.

   The Company classifies its investments as "held-to-maturity." As of December 31, 1999, the investments consisted of U.S. Treasury notes and are recorded at amortized cost, which approximates fair value.

   The components of restricted cash equivalents and investments are as follows (in thousands):

                                                         December 31,    June
                                                        ---------------   30,
                                                         1998    1999    2000
                                                        ------- ------- -------
   United States Treasury notes:
     Due within one year............................... $10,733 $13,674 $15,469
     Due after one year through two years..............  20,594     --      --
   Money market funds..................................  11,049  15,745     --
   Cash collateral related to leases...................   3,238   5,971  35,691
                                                        ------- ------- -------
   Total restricted cash equivalents and investments... $45,614 $35,390 $51,160
                                                        ======= ======= =======

   See notes 4 and 6 for additional information regarding restricted cash equivalents and investments.

 Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's cash and cash equivalents, investments, accounts receivable, equipment loans and line of credit facilities, and capital lease obligations approximate fair value. The carrying value of the Company's Convertible Subordinated Notes and Senior Notes approximated fair value as of December 31, 1998. The fair values of the Company's Convertible Subordinated Notes and Senior Notes based on quoted market prices as of December 31, 1999 were $2,630,794,000 and $795,638,000, respectively.

   Financial instruments that potentially expose the Company to a concentration of credit risk principally consist of cash and cash equivalents, investments and accounts receivable. The Company's customer base is composed of businesses primarily throughout the United States and also in Europe and Asia Pacific. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


 Property and Equipment

   Property and equipment are stated at cost and depreciated on a straight-line basis over their respective estimated useful lives, which are generally three to five years. Equipment recorded under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the respective lease term or estimated useful life of the asset.

 Software Development Costs

   The Company capitalizes software development costs incurred to develop certain of the Company's collaborative system management services that are included in the Company's co-location services in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Costs are capitalized after technological feasibility is achieved; generally upon the development of a working model. To date, software development costs capitalizable under SFAS No. 86 have not been material.

 Income Taxes

   The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

 Stock-Based Compensation

   The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans. Expense associated with stock-based compensation is being amortized consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28 over the vesting period of the individual options.

 Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

   The Company evaluates its long-lived assets, including goodwill and certain identifiable intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or intangibles may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Goodwill and Other Intangible Assets

   Goodwill and other intangible assets are comprised primarily of amounts recorded in business acquisitions and are included in goodwill and other intangible assets on the accompanying consolidated balance sheets. The goodwill and other intangible amounts related to the acquisitions are being amortized on a straight-line basis over periods ranging from 2 to 10 years (see note 2).

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


 Debt Finance Costs

   In connection with its financing arrangements (see note 4), the Company incurs certain direct, incremental costs from third parties who perform services that assist in the closing of the related transactions. These costs are included in other assets on the balance sheet (see note 3) and amortized using the effective interest method over the term of the financing.

 Net Loss Per Share

   Basic and diluted net loss per share has been computed by dividing the net loss attributable to holders of common stock by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share does not include the effect of the following common equivalent shares as the effect of their inclusion is antidilutive during each period (in thousands):

                                                                   Six Month
                                           Year Ended December    Period Ended
                                                   31,              June 30,
                                          ---------------------- --------------
                                           1997    1998   1999    1999   2000
                                          ------- ------ ------- ------ -------
Shares issuable under stock options......  27,344 77,188 124,394 88,290 101,442
Shares issuable pursuant to warrants to
 purchase common and redeemable
 convertible preferred stock.............  45,008  2,896   1,014  1,066     987
Shares of redeemable convertible
 preferred stock and convertible
 preferred stock on an "as if converted"
 basis................................... 545,872  6,212     --   7,428     --
Shares of convertible subordinated notes
 on an "as if converted" basis...........     --     --   57,954     --  26,855

 Comprehensive Loss

   Accumulated other comprehensive income, as presented in the accompanying balance sheets, consists of cumulative translation adjustments and at June 30, 2000, an unrealized gain on certain investments in equity securities of approximately $53.5 million. No income tax expense or benefit has been allocated to these components of other comprehensive income.

 Recent Accounting Pronouncements

 Derivative Instruments and Hedging Activities

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes methods for accounting for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. In June 2000, we entered into a foreign currency exchange contract in order to reduce the impact of currency fluctuations related to our Euro denominated senior notes. We will be required to adopt SFAS No. 133 for the year ending December 31, 2001. We expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows.

 Revenue Recognition

   In December 1999, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, as amended by SAB No. 101B which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

SAB 101 outlines the basis criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Although we do not expect the adoption of SAB 101 to have a material effect on our consolidated financial position or results of operations, implementation guidance is expected to be released by the SEC in the near team.

   In March 2000, the Emerging Issues Task Force ("EITF") published their consensus on EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. EITF Issue No. 00-3 outlines the accounting criteria for hosting arrangements. We do not expect the adoption of EITF Issue No. 00-3 to have a material effect on our consolidated financial position or results of operations.

 Stock-Based Compensation

   In March 2000, the FASB issued Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No.
25. This Interpretation clarifies the application of Opinion 25 for certain issues including: (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. In general, this Interpretation is effective July 1, 2000. The adoption of Interpretation No. 44 did not have a material effect on our consolidated financial position or results of operations.

 Reclassifications

   Certain prior period amounts have been reclassified to conform to the current period presentation.

(2) Business Combinations and Investments

 Purchase Transactions

   On October 2, 1998, the Company purchased substantially all of the assets, including customer agreements, and assumed certain liabilities of Arca Systems, Inc. ("Arca"), a wholly owned subsidiary of Cyberguard Corporation. Arca, which has been in business for more than 10 years, is a provider of advanced network and system security consulting services and designs and develops security technology solutions for complex and sensitive information systems. Arca operates as a wholly owned subsidiary of the Company. Total consideration paid, including direct acquisition costs, aggregated approximately $5,800,000. The acquisition was accounted for as a purchase and the results of Arca's operations have been included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $5,000,000 and was attributed primarily to workforce in place ($2,500,000) and goodwill ($2,400,000). These amounts are being amortized on a straight-line basis over periods ranging from 2 to 10 years.

   On February 1, 1999, the Company purchased all of the capital stock of American Information Systems, Inc ("AIS"). AIS provides co-location services as well as professional services. Total consideration paid, including direct acquisition costs, aggregated approximately $20,500,000. The acquisition was accounted for as a purchase with the results of AIS' operations included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $18,700,000 and was

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

attributed primarily to goodwill ($15,000,000), customer lists ($3,200,000) and assembled workforce ($500,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 7 years.

   On July 27, 1999, the Company completed its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Cohesive offers a variety of services including network design and development, Internet-based and application development and information technology strategy and project management. Pursuant to the exchange ratios applied in the acquisition, the Company issued 3,201,592 shares of Exodus common stock and paid approximately $50,000,000 in cash and assumed options to purchase a total of 817,424 shares of Exodus common stock for a total purchase price of approximately $112,000,000. Of the cash consideration, $10,000,000 was deposited in an escrow account to secure and collateralize the indemnification obligations of Cohesive stockholders to Exodus and certain affiliates of Exodus. The acquisition was accounted for as a purchase with the results of Cohesive's operations included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $107,900,000 and was attributed primarily to goodwill ($69,300,000), customer lists ($32,300,000) and workforce in place ($6,300,000). These amounts are being amortized on a straight-line basis over periods ranging from 5 to 8 years.

   In connection with the Cohesive purchase, the Company, in August 1999, announced plans to consolidate seven professional services practice offices of Cohesive. The Company determined that the consolidation of these offices would maximize efficiencies of the combined entity. As such, the Company recorded a restructuring charge of $923,000 in 1999, which is included in merger costs in the consolidated statement of operations for the year ended December 31, 1999. This charge includes approximately $689,000 for lease termination and other related office closure costs and $234,000 in severance and other employee benefits. As of December 31, 1999, the remaining restructuring reserve balance was approximately $550,000. The Company expects to complete the restructuring activities in the third quarter of fiscal year 2000.

   On December 17, 1999, the Company acquired 85% of the common stock of Global Online Japan co., Ltd. ("GOL") of Tokyo, Japan. GOL operates its own nation-wide backbone network and provides such services as web design, e-commerce solutions, co-location, and system integration. The Company issued 830,592 shares of Exodus common stock and paid approximately $12,000,000 in cash for a total purchase price of approximately $36,000,000. As the Company has a majority share of 85% in GOL, the Company has consolidated GOL's results of operation with its results of operations for the year ended December 31, 1999. The acquisition was accounted for using the purchase method of accounting with the results of GOL's operations included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $33,800,000 and was attributed primarily to goodwill ($31,300,000), customer lists ($1,300,000) and workforce in place ($1,200,000).
These amounts are being amortized on a straight-line basis over periods ranging from 3 to 5 years.

   On February 11, 2000, the Company competed its acquisition of KeyLabs, Inc. ("KeyLabs"), a provider of e-business testing services based in Utah. The Company issued approximately 786,000 shares of Exodus common stock in exchange for all outstanding shares of KeyLabs common stock and reserved approximately 202,000 shares of common stock for issuance upon the exercise of KeyLabs options the Company assumed pursuant to the agreement, for total consideration valued at approximately $50,000,000. The transaction was accounted for as a purchase with the results of KeyLabs' operations included from the acquisition date. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $48,210,000 and was attributed primarily to goodwill ($46,140,000), customer lists ($1,450,000) and assembled

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

workforce ($620,000). These amounts are being amortized on a straight-line basis over periods ranging from 3 to 5 years.

   The summary table below, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with Arca's, AIS', Cohesive's and KeyLabs' results of operations as if each company had been acquired as of January 1, 1997 (in thousands, except per share data). GOL's March 31 fiscal year end differs from the Company's December 31 fiscal year end. As such, fiscal years 1997 and 1998 presented in the table below include GOL's results of operations for the period from April 1, 1997 through March 31, 1998 and from April 1, 1998 though March 31, 1999, respectively. For fiscal year 1999, information presented in the table below includes GOL's results of operations from April 1, 1999 through December 17, 1999, the date of acquisition.

                                                             Six Months Ended
                              Years Ended December 31,           June 30,
                             -----------------------------  -------------------
                               1997      1998      1999       1999      2000
                             --------  --------  ---------  --------  ---------
   Revenues................  $ 48,691  $115,192  $ 285,907  $105,984  $ 314,844
   Net loss................  $(30,577) $(94,591) $(147,038) $(68,079) $(110,785)
   Basic and diluted net
    loss per share.........  $  (0.86) $  (0.37) $   (0.43) $  (0.20) $   (0.28)
   Shares used in pro forma
    per share computation..    35,672   256,432    339,892   333,831    388,871

   The pro forma results are not necessarily indicative of what would have occurred if the acquisitions had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combined operations.

 Pooling Transaction

   As discussed in note 1, the Company completed its merger with SMI on November 23, 1999. The merger was accounted for as a pooling of interests. In connection with the merger, the Company incurred one-time expenses of approximately $4,100,000, which are included in merger costs in the consolidated statement of operations for the year ended December 31, 1999. SMI is a leading provider of Internet monitoring applications and services that measure the consistency, availability and performance of Web sites. Under the terms of the agreement, the former shareholders and option holders of SMI common stock received shares and options of Exodus common stock at the rate of approximately 0.504 shares of Exodus common stock for each share of SMI common stock. The Company issued a total of approximately 12,600,000 shares of Exodus common stock in exchange for all outstanding shares of SMI common stock and reserved approximately 1,500,000 shares of common stock for issuance upon the exercise of SMI options the Company assumed pursuant to the agreement. The table below summarizes the components of the combined results of operations for the years ended December 31, 1998 and 1999. SMI's results of operations for the year ended December 31, 1999, included its results for the period from January 1, 1999 through November 23, 1999, the date the merger was consummated. As SMI was incorporated in May 1998, consolidated results of operations for the year ended December 31, 1997, consists solely of Exodus' historical results of operations.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


                                                               Years Ended
                                                               December 31,
                                                            -------------------
                                                              1998      1999
                                                            --------  ---------
   Net revenues:
     Exodus................................................ $ 52,738  $ 241,172
     Service Metrics.......................................        7        968
                                                            --------  ---------
                                                              52,745    242,140
                                                            ========  =========
   Net loss:
     Exodus................................................  (66,442)  (122,582)
     Service Metrics.......................................     (874)    (7,741)
                                                            --------  ---------
                                                             (67,316)  (130,323)
                                                            ========  =========

 Equity Investment

   In April 2000, the Company closed its investment in the common stock of Mirror Image Internet, Inc. ("Mirror Image"), a privately held company and a provider of content distribution services. $75.0 million of the investment was paid in cash, with the balance of the consideration consisting of 7,516,536 shares of the Company's common stock. The total value of the investment on the closing date was approximately $385.1 million, plus certain professional fees associated with the investment. The Company holds less than a 20% ownership in Mirror Image and does not exert significant influence over its operations. The investment is accounted for under the cost method.

(3) Financial Statement Components

 Property and Equipment

   Property and equipment consisted of the following (in thousands):

                                                       December 31,
                                                     ---------------- June 30,
                                                      1998     1999     2000
                                                     ------- -------- --------
   Data centers and related equipment............... $43,959 $332,092 $652,513
   Furniture, fixtures, computer equipment and
    other...........................................  33,179   55,790   69,787
   Construction in progress.........................   8,497   35,663  146,804
                                                     ------- -------- --------
                                                      85,635  423,545  869,104
   Less accumulated depreciation and amortization...  17,063   55,306  106,221
                                                     ------- -------- --------
                                                     $68,572 $368,239 $762,883
                                                     ======= ======== ========

   Computer and other equipment and certain data center infrastructure are recorded under capital leases that aggregated $20,528,000, $70,953,000 and $104,158,000 as of December 31, 1998 and 1999 and June 30, 2000, respectively. Accumulated amortization on the assets recorded under capital leases aggregated $4,452,000, $23,853,000 and $35,332,000 as of December 31, 1998 and 1999, and
June 30, 2000, respectively.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


 Goodwill and Other Intangible Assets

   Goodwill and other intangible assets consisted of the following (in thousands):

                                                       December 31,
                                                      --------------- June 30,
                                                       1998    1999     2000
                                                      ------ -------- ---------
   Goodwill.......................................... $2,389 $117,950 $ 168,105
   Customer lists....................................    150   37,007    38,492
   Workforce in place................................  2,500   10,624    11,246
                                                      ------ -------- ---------
                                                       5,039  165,581   217,843
   Less accumulated amortization.....................    141    9,579    26,141
                                                      ------ -------- ---------
                                                      $4,898 $156,002 $ 191,702
                                                      ====== ======== =========

 Other Assets

   Other assets consisted of the following (in thousands):

                                                         December 31,
                                                        -------------- June 30,
                                                         1998   1999     2000
                                                        ------ ------- --------
   Debt issuance costs (see note 4).................... $5,504 $44,726 $ 38,690
   Telecommunication agreements........................    --   25,633   39,298
   Other...............................................  2,337  19,693   29,940
                                                        ------ ------- --------
                                                        $7,841 $90,052 $107,928
                                                        ====== ======= ========

 Accrued Expenses

   Accrued expenses consisted of the following (in thousands):

                                                         December 31,
                                                        -------------- June 30,
                                                         1998   1999     2000
                                                        ------ ------- --------
   Accrued payroll and related expenses................ $3,549 $11,725 $ 38,272
   Other...............................................  3,327  30,732   27,424
                                                        ------ ------- --------
                                                        $6,876 $42,457 $ 65,696
                                                        ====== ======= ========

(4) Bank Borrowings and Debt

 Senior Notes

   On July 1, 1998, the Company issued $200,000,000 of 11 1/4% Senior Notes ("Original Senior Notes") due 2008 for aggregate net proceeds of approximately $193,400,000 (net of discounts to the initial purchasers and offering expenses). Interest is payable semiannually on January 1 and July 1 of each year commencing January 1, 1999. The Company was required to initially deposit approximately $42,400,000 with an escrow agent to be used to pay the first four semiannual interest payments when due. Interest payments of $11,250,000 were made in January and July 1999 and January 2000. As of December 31, 1999, restricted cash and equivalents included approximately $21,100,000 for the remaining two interest payments. Subject to significant

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

exceptions, the Original Senior Notes indenture restricts, among other things, the Company's ability to incur additional indebtedness and the use of proceeds therefrom, pay dividends, make certain other restricted payments, incur certain liens to secure indebtedness or engage in merger transactions.

   On June 22, 1999, the Company issued an additional $75,000,000 of 11 1/4% Senior Notes due 2008 ("Additional Senior Notes") at 100.50% plus accrued interest, if any, from June 22, 1999, for aggregate net proceeds of approximately $73,200,000 (net of offering expenses). The Company issued the Additional Senior Notes under the indenture dated July 1, 1998 under which it previously issued the Original Senior Notes discussed above. The Additional Senior Notes will be subject to substantially the same terms and conditions as the Original Senior Notes. Interest is payable semi-annually on January 1 and July 1 of each year commencing July 1, 1999. Concurrent with the closing of the offering, the Company deposited approximately $8,400,000 with an escrow agent that would be sufficient to pay when due the first three interest payments. An interest payment of approximately $211,000 was made in July 1999 representing interest from June 22, 1999 to July 1, 1999 and one for approximately $4,200,000 was made in January, 2000. As of December 31, 1999, restricted cash and equivalents included approximately $8,200,000 for the remaining two interest payments.

   On December 8, 1999, the Company issued $375,000,000 and Euro 125,000,000 of 10 3/4% Senior Notes due 2009 (collectively, the "10 3/4% Senior Notes"), for aggregate net proceeds of approximately $486,000,000 (net of offering expenses). Interest is payable semiannually on June 15 and December 15 of each year commencing June 15, 2000. Subject to significant exceptions, the 10 3/4% Senior Notes indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends, make certain investments, create liens or sell assets, enter into certain transactions with affiliates, and enter into certain business combinations.

 Convertible Subordinated Notes

   On March 3, 1999, the Company issued $250,000,000 of 5% Convertible Subordinated Notes due March 15, 2006 (the "Convertible Notes") for aggregate net proceeds of approximately $242,100,000 (net of offering expenses). Proceeds from the sale of the Convertible Notes may be used only for limited purposes. Proceeds in the amount of $48,500,000 may be used for general corporate purposes. The remaining $193,600,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business. The Convertible Notes are convertible into the Company's common stock at a conversion rate of 175.1408 shares per $1,000 principal amount of Convertible Notes, subject to adjustment in certain events and at each holder's option. The Convertible Notes will not be subject to redemption prior to March 20, 2001, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the Convertible Notes ("Convertible Notes Indenture"), subject to certain provisions. In the event of a Change in Control (as defined in the Convertible Notes Indenture), each holder of the Convertible Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase all or any part of the holder's Convertible Notes at a repurchase price of 100% of the principal amount, plus accrued interest of the Convertible Notes being repurchased. Interest on the Convertible Notes is payable on March 15 and September 15 of each year, commencing on September 15, 1999. Accordingly, the Company made its first interest payment in the amount of approximately $6,700,000 on September 15, 1999. The Convertible Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the Convertible Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

   On December 8, 1999, the Company issued $500,000,000 of 4 3/4% Convertible Subordinated Notes due July 15, 2008 (the "4 3/4% Notes") for aggregate net proceeds of approximately $485,000,000 (net of offering expenses). Proceeds from the sale of the 4 3/4% Notes may be used only for limited purposes. Proceeds in the amount of $291,750,000 may be used for general corporate purposes. The remaining $193,250,000 may be used only to finance the purchase of assets or other businesses to be used in the Company's business. The 4 3/4% Notes are convertible into the Company's common stock at a conversion rate of
28.4068 shares per $1,000 principal amount of the 4 3/4% notes, subject to adjustment in certain circumstances. The 4 3/4% Notes will not be subject to redemption at the option of the Company prior to January 20, 2002, and generally will be redeemable on or after that date at the option of the Company, at the redemption prices set forth in the indenture to the 4 3/4% notes (the "4 3/4% Notes Indenture"). However, the 4 3/4% Notes will not be redeemable at the Company's option following January 20, 2002 and before January 15, 2004 unless the closing price of the common stock is at least 140% of the conversion price for at least 20 trading days within a period of 30 consecutive days ending within five trading days of the call for redemption. In the event of a Change in Control (as defined in the 4 3/4% Notes Indenture), each holder of the 4 3/4% Notes has the right, subject to certain conditions and restrictions, to require the Company to repurchase the 4 3/4% Notes, in whole or in part, at a repurchase price of 100% of the principal amount, plus accrued interest to the repurchase date. Interest on the 4 3/4% Notes is payable on January 15 and July 15 of each year, commencing on July 15, 2000. The 4 3/4% Notes are unsecured obligations of the Company and are subordinated to all existing and future Senior Indebtedness (as defined in the 4 3/4% Notes Indenture) and effectively subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

   In March 2000, holders of an aggregate principal amount of approximately $160.0 million of Convertible Notes, converted the notes into approximately 28,000,000 shares of the Company's common stock. The Company made aggregate payments of approximately $3,200,000 to the holders in connection with these conversions, which is included in interest expense for the six month period ended June 30, 2000, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 84, Induced Conversion of Convertible Debt. Also, holders of an additional approximately $18.0 million principal amount of Convertible Notes converted the notes into approximately 3,200,000 shares of the Company's common stock. The Company did not make any payments in connection with these conversions.

 Equipment Loans and Line of Credit Facilities

   The Company has various equipment loans and line of credit facilities with payments due currently through August 2002 and effective interest rates ranging from 12.8% to 16.4%. As of December 31, 1999, aggregate maturities for outstanding equipment loans and line of credit facilities for fiscal 2000, 2001 and 2002 were $7,342,000, $5,943,000 and $2,410,000, respectively.

   On July 22, 1999, the Company amended its revolving line of credit agreement with a financial institution, increasing the total commitment amount from $7,000,000 to $10,000,000. Pursuant to the terms of the new amendment, the line of credit can be used for working capital requirements, foreign exchange forward contracts, and letters of credit. The amount available for working capital borrowings is limited to $4,000,000. In addition, total foreign exchange contracts at any one time cannot exceed 10 times the amount of the foreign exchange sublimit, which is a maximum of $1,000,000. The line of credit will expire in March 2001 and is subject to certain covenants.

   In March 2000, the Company entered into an agreement to increase its existing $10,000,000 line of credit to $20,000,000 and in April 2000, entered into an agreement to increase this line of credit to $30,000,000. This line of credit will expire in December 2000 and is to be used solely as a letter of credit facility.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


(5) Convertible Preferred Stock and Stockholders' (Deficit) Equity

 Convertible Preferred Stock of Service Metrics, Inc.

   In May 1998, SMI issued 540,936 shares of Series A convertible preferred stock for approximately $1,000,000 in cash. In December 1998, SMI issued 1,012,222 shares of Series B convertible preferred stock for approximately $5,000,000 in cash. In January 1999, SMI issued an additional 303,667 shares of Series B convertible preferred stock for approximately $1,500,000 in cash. In July 1999, SMI issued 728,953 shares of Series C convertible preferred stock for approximately $8,000,000 in cash.

   The Series A, B, and C convertible preferred stock ("SMI Preferred Stock") was convertible, at the option of the holder, into common stock of SMI based on formulas specified in the preferred stock agreements. The SMI Preferred Stock would automatically convert into common stock upon the closing of an initial public offering of SMI, where the net cash proceeds were at least $15,000,000 and the public offering price would be at least $2.50 per share. The holders of the SMI Preferred Stock were entitled to receive dividends at the rate of $0.16 for Series A, $0.48 for Series B, and $1.10 for Series C, when and if declared by the Board of Directors. These dividends were noncumulative. Holders of the SMI preferred stock were entitled to vote upon any matter submitted to the stockholders for a vote and have one vote for each full share of common stock into which their SMI Preferred Stock would be converted at the date of the vote. The SMI Preferred Stock had liquidation privileges generally equal to the SMI Preferred Stock purchase price per share plus any declared but unpaid dividends and was in preference to shares of common stock.

   In connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI preferred shareholders converted their SMI Preferred Stock into SMI common stock which was converted into Exodus Common Stock based on a specified exchange ratio (see note 2), as adjusted for the December 1999 stock split.

 Initial Public Offering

   On March 24, 1998, the Company completed its initial public offering ("IPO") of 82,000,000 shares of its common stock. Net proceeds to the Company, after deducting underwriting discounts and commissions and offering expenses, aggregated approximately $69,800,000. At the closing of the IPO, all redeemable convertible preferred stock was converted to common stock and all warrants to purchase redeemable convertible preferred stock were converted to warrants to purchase common stock on a one-for-three basis. In connection with the IPO, certain warrant holders exercised their warrants to purchase redeemable convertible preferred stock (which converted into common stock), which resulted in additional proceeds of $1,842,000.

 Stock Purchase and Stock Option Plans

   During 1995, the Company adopted a Stock Purchase Plan under which 5,866,672 shares of common stock were authorized. Awards totaling 1,717,888 shares of common stock were granted to individuals through 1996, at a price of $0.02 per share, the estimated fair value of the shares on the date of the award. No awards were granted during the years ended December 31, 1997, 1998 and 1999. Generally, the shares are subject to a 50-month vesting period. As of December 31, 1999, 2,668 shares remained unvested. Unvested shares are subject to repurchase, at the Company's option, at the original purchase price upon a participant's termination. Of the shares granted, 740,816 had been repurchased by the Company through December 31, 1999.

   In January 1998, the Company adopted the 1998 Employee Stock Purchase Plan (the "Purchase Plan") and reserved a total of 9,600,000 shares of the Company's common stock for issuance thereunder. On June 6,

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

2000 the Company's stockholders approved an amendment to the Company's Purchase Plan to increase the number of shares reserved for issuance thereunder to 13,200,000 and also approved automatic annual increases in the shares reserved equal to 1% of the total number of shares of common stock outstanding. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a purchase price of 85% of the lower of the fair market value of the common stock on the first day of the offering period or on the last day of the purchase period. During 1998 and 1999, 873,056 and 1,998,400 shares were issued under the Purchase Plan, respectively, at a weighted-average purchase price of $0.84 and $1.33 per share, respectively.

   In January 1997, the Company adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which served as the successor to the Company's 1995 Stock Option Plan (the "1995 Plan"). Options granted under the 1995 Plan before its termination continue to remain outstanding in accordance with their terms, but no further options may be granted under the 1995 Plan. Options granted under the 1995 Plan were granted with exercise prices not less than fair market value at the date of grant as determined by the Board of Directors, generally vested 12% after 6 months from the date of grant and 2% per month thereafter, and generally are exercisable for a term of 10 years after the date of grant. Under the 1997 Plan, the Company reserved 35,200,000 shares of its common stock for issuance to employees and consultants to be granted as either incentive or nonqualified stock options. Options granted under the 1997 Plan generally vest 12% after 6 months from the date of grant and 2% per month thereafter and are generally exercisable for a term of 10 years after the date of grant.

   In January 1998, the Company adopted the 1998 Equity Incentive Plan (the "1998 Plan"). On the effective date of the Company's IPO, the 1998 Plan became effective as the successor to the 1997 Plan. The Company has reserved 24,000,000 shares of common stock for issuance under the 1998 Plan in addition to the shares that remain from the 1997 Plan. The 1998 Plan permits the grant of either incentive or nonqualified stock options. Options granted under the 1998 Plan will have a maximum term of 10 years and generally will vest over 50 months. The 1998 Plan will terminate in January 2008.

   On June 2, 1999, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by 16,000,000 shares, from 24,000,000 shares to 40,000,000 shares. On June 6, 2000, the Company's stockholders approved an amendment to the Company's 1998 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder by an additional 18,000,000 shares, to a total of 58,000,000 shares.

   In January 1998, the Company adopted the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 3,200,000 shares of the Company's common stock for issuance thereunder. Each nonemployee director who is or becomes a member of the Board of Directors on or after the effective date of the Company's IPO, with certain limited exceptions, will initially be granted an option for 40,000 shares of the Company's common stock and, thereafter, an option to purchase an additional 10,000 shares of the Company's common stock annually. Initial options granted under the Directors Plan will vest as to 33 1/3% of the shares on each annual anniversary of the date of grant. Annual grants will vest 25% on each annual anniversary of the date of grant. The exercise price of the options granted under the Directors Plan will be at the fair market value of the Company's common stock on the date of grant. On June 6, 2000, the Company's stockholders approved an amendment to the Company's Directors Plan to change the vesting schedule of the options granted under the Directors Plan. Initial options will vest as to 33 1/3% of the shares on the first anniversary of the grant and thereafter as to 2.78% of the shares over each of the next 24 months. Annual grants will vest monthly over 48 months at a rate of 2.08% per month.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


   In January 1998, the Company granted stock options to purchase 5,333,344 shares of common stock to an officer of the Company, of which half have an exercise price of $0.57 per share and vest 100% after 3 years and half have an exercise price of $1.13 per share and vest 100% after 5 years. The stock options accelerate and become fully vested if the Company is acquired or sells all or substantially all of its assets or upon other certain events. In November 1999, an event occurred which lead to the acceleration of the vesting for all of these options and they became fully vested.

   In March 1998, the Company granted a stock option to an officer of the Company to purchase 11,551,696 shares of common stock with an exercise price of $0.57 per share (fair market value on the date of grant) that vests as to 12% of such shares in September 1998 and vests as to an additional 2% per month thereafter.

   In January 1999, the Company adopted the 1999 Stock Option Plan (the "1999 Plan"). Under the 1999 Plan, the Company has reserved 48,000,000 shares of common stock to be granted as nonqualified stock options. Such grant will be made to employees and consultants, and will be used for acquisitions. Options granted under the 1999 Plan generally will vest over 50 months and are generally exercisable for a term of 10 years from the date of grant.

 Service Metrics, Inc. Stock Option Plan

   In July 1998, the SMI Board of Directors adopted the 1998 Stock Option Plan. Under the Plan, officers, employees and certain other individuals could be granted options and rights to purchase shares of common stock. Options granted could be either incentive stock options or non-statutory stock options. SMI had reserved 512,624 shares of common stock for issuance of stock options. However, in connection with the merger between Exodus and SMI on November 23, 1999, all of the SMI stock options were assumed by Exodus and converted into Exodus stock options based on a specified exchange ratio.

 Warrants

   Prior to its IPO, the Company issued approximately 3,200,000 warrants to purchase common stock and redeemable convertible preferred stock, with exercise prices ranging from $0.15 to $2.85 per share, in conjunction with various financing arrangements. The fair value of the warrants was calculated using the Black-Scholes option pricing model. The fair value, when material, is being charged to expense over the term of the respective financing arrangement.

   In March 1998, in connection with a strategic alliance, the Company issued warrants to purchase an aggregate of 960,000 shares of the Company's common stock at a price of $0.94 per share. The fair value of these warrants was determined to be $525,000. This amount was recorded as marketing and sales expense in the accompanying consolidated statement of operations for the year ended December 31, 1998.

   As of December 31, 1998 and 1999, the Company had outstanding warrants to purchase 2,897,360 and 1,013,328 shares of common stock, respectively, with weighted average exercise prices of $0.62 and $0.92, respectively.

 Fair Value Disclosures

   The Company uses the intrinsic value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options because the exercise

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted by the Company from March 1997 through December 1997 and stock options granted by SMI from January 1999 to September 1999. With respect to the stock options granted by the Company from March to December 1997, the Company recorded deferred stock compensation of $3,482,000 for the difference at the grant date between the exercise price and the fair value of the common stock underlying the options. With respect to the stock options granted by SMI from January 1999 to September 1999, the Company has recorded total deferred stock compensation of $3,411,000. These amounts are being amortized consistent with the method described in FASB Interpretation No. 28 over the vesting period of the individual options, generally 48 to 50 months. Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's and SMI's stock-based compensation plans, net loss attributable to holders of common stock and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

                                                 Years Ended December 31,
                                                -----------------------------
                                                  1997      1998      1999
                                                --------  --------  ---------
   Net loss applicable to common stockholders:
     As reported............................... $(26,711) $(69,330) $(130,323)
     Pro forma................................. $(26,711) $(77,009) $(222,660)
   Basic and diluted net loss per share:
     As reported............................... $  (0.87) $  (0.28) $   (0.39)
     Pro forma................................. $  (0.87) $  (0.31) $   (0.66)

   The fair value of each stock option is estimated on the date of grant using the minimum value method prior to the IPO and the Black-Scholes option pricing model after the IPO, with no expected dividends and the following weighted-average assumptions:

                                                                Years Ended
                                                                December 31,
                                                               ----------------
                                                               1997  1998  1999
                                                               ----  ----  ----
   Expected life (years)...................................... 2.59  3.09  2.95
   Risk-free interest rate.................................... 5.81% 4.98% 5.83%
   Volatility.................................................  --     80%   80%

   The fair value of purchase rights granted under the Purchase Plan is estimated on the date of grant using the Black-Scholes option pricing model with no expected dividends and the following weighted-average assumptions:

                                                                  Years Ended
                                                                 December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------  ------
   Expected life (years)........................................   1.33    1.34
   Risk-free interest rate......................................   5.26%   5.55%
   Volatility...................................................     80%     80%

   The weighted-average fair value of purchase rights granted under the Purchase Plan during 1998 and 1999 was $0.63 per share and $6.73 per share, respectively.

                          EXODUS COMMUNICATIONS, INC.

       December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

  (Information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited)


   A summary of the Company's stock option plans is as follows:

                                             Years Ended December 31,
                          ------------------------------------------------------------------
                                  1997                  1998                  1999
                          --------------------- --------------------- ----------------------
                                      Weighted-             Weighted-              Weighted-
                                       Average               Average                Average
                                      Exercise              Exercise               Exercise
                            Shares      Price     Shares      Price     Shares       Price
                          ----------  --------- ----------  --------- -----------  ---------
Outstanding at beginning
 of year................   4,672,528    $0.02   27,348,576    $0.05    77,179,756   $ 1.13
Granted.................  25,788,800     0.06   63,188,748     1.42    52,963,134    15.57
Forfeited...............  (1,693,760)    0.04   (4,623,504)    0.52    (5,383,340)    7.86
Exercised...............  (1,418,992)    0.02   (8,734,064)    0.17   (14,453,020)    1.61
                          ----------            ----------            -----------
Outstanding at end of
 year...................  27,348,576     0.05   77,179,756     1.13   110,306,530     7.71
                          ==========            ==========            ===========
Exercisable at end of
 year...................   3,583,200     0.03    6,153,440     0.31    20,767,128     1.57
                          ==========            ==========            ===========
Weighted average fair
 value of options
 granted during the year
 at market..............   5,332,272     0.01   57,121,600     0.79    51,644,010    15.84
Weighted average fair
 value of options
 granted during the year
 at less than market....  20,456,528     0.15      733,828     0.39       176,208    15.24
Weighted average fair
 value of options
 granted during the year
 at greater than
 market.................         --       --     5,333,344     0.27     1,142,916     3.14

   The following table summarizes information about stock options outstanding as of December 31, 1999:

                                 Options Outstanding        Options Exercisable
                          --------------------------------- --------------------
                                       Weighted
                                        Average
                                       Remaining  Weighted-            Weighted-
                                      Contractual  Average              Average
                           Number of     Life     Exercise  Number of  Exercise
Range of Exercise Prices    Shares    (in years)    Price     Shares     Price
------------------------  ----------- ----------- --------- ---------- ---------
$0.02 to 0.57...........   29,610,938    7.93      $ 0.31   11,455,936  $ 0.30
$0.94 to 2.50...........   33,194,940    8.74        1.89    7,132,574    1.70
$3.43 to 14.21..........   17,760,570    9.22        7.22    1,972,172    6.90
$15.07 to 36.13.........   29,740,082    9.71       21.87      206,446   16.96
                          -----------                       ----------
                          110,306,530    8.86        7.71   20,767,128    1.57
                          ===========                       ==========

 Stockholder Rights Plan

   In January 1999, the Company adopted a Stockholder Rights Plan ("the Rights Plan"). The Rights Plan is designed to protect the long-term value of the Company for its stockholders during any future unsolicited acquisition attempt. In connection with the Rights Plan, the Company declared a dividend of one preferred share purchase right for each share of the Company's common stock outstanding on February 11, 1999 ("Record Date") and further directed the issuance of one such right with respect to each share of the Company's common stock that is issued after the Record Date, except in certain circumstances.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

   On June 2, 1999, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock issuable by the Company from 100,000,000 to 300,000,000. On June 6, 2000, stockholders approved an amendment to the Company's Restated Certificate of Incorporation to increase the authorized number of shares of common stock issuable by the Company from 300,000,000 to 1,500,000,000.

 Stock Splits

   On April 12, 1999, August 12, 1999, December 14, 1999 and June 20, 2000, the Company completed two-for-one stock splits accomplished in the form of stock dividends. Share and per share amounts in the accompanying consolidated financial statements reflect these two-for-one stock splits retroactively.

   On June 20, 2000, the Company completed a two-for-one stock split accomplished in the form of a stock dividend. Share and per share amounts in the accompanying consolidated financial statements reflect this two-for-one stock split retroactively.

(6) Commitments and Contingencies

 Leases

   The Company has entered into a number of operating leases for its facilities. The leases expire from 1999 through 2010. As of December 31, 1999, the Company had collateralized letters of credit aggregating $5,971,000 for these leases. The related funds are included in restricted cash equivalents and investments on the accompanying consolidated balance sheet. The Company also leases certain data center infrastructure and equipment under capital leases. Certain of these capital leases were entered into as sales-leaseback transactions. No gain or loss was recorded in any such transaction due to the short holding period from the time the assets were purchased until the time of the sale-leaseback. Future minimum lease payments as of December 31, 1999 are as follows (in thousands):

                                                               Capital Operating
   Year Ending December 31,                                    Leases   Leases
   ------------------------                                    ------- ---------
   2000....................................................... $25,083 $ 22,879
   2001.......................................................  23,938   32,467
   2002.......................................................  18,215   37,120
   2003.......................................................     161   37,567
   2004.......................................................     --    38,542
   Thereafter.................................................     --   220,662
                                                               ------- --------
   Total minimum lease payments...............................  67,397 $389,237
                                                                       ========
   Less amount representing imputed interest..................   9,892
                                                               -------
   Present value of minimum lease payments....................  57,505
   Less current portion.......................................  17,162
                                                               -------
   Capital lease obligations, less current portion............ $40,343
                                                               =======

   The Company's rent expense was $1,764,000, $5,583,000, $18,981,000 for the years ended December 31, 1997, 1998, and 1999, respectively.

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


 Telecommunications Agreements

   In September 1997, the Company entered into an agreement to obtain telecommunications services for a period of 60 months with a minimum commitment of $230,000 per month. In January 1999, this original agreement was replaced with a new agreement for a period of 60 months with a minimum commitment of $1,000,000 per month.

   In July 1998, the Company entered into an agreement to obtain telecommunications services for a period of 36 months with a minimum commitment of approximately $500,000 per month.

   In August 1999 the Company entered into capacity purchase agreements. The agreements provide for a total potential outlay of up to $105,000,000 for fiber capacity and related maintenance covering approximately 25 years. To date, the Company has paid approximately $19,000,000 related to these agreements, which is included in other assets in the accompanying consolidated balance sheet as of December 31, 1999.

 Royalty Agreement

   In April 1997, the Company entered into an agreement with a software company under which the Company licensed certain software for a royalty based on 1% of the Company's gross revenues. Royalty expenses related to this agreement have not been significant to date. In March 1999, this agreement was replaced with a new agreement that obligates the Company to make certain future payments for the use of the software license. These payments are not expected to have a material effect on the consolidated financial statements.

 Contingencies

   The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes that it has adequate legal defenses and that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position and results of operations.

(7) Income Taxes

   The following reconciles the expected corporate federal income tax expense (benefit) (computed by multiplying the Company's income before taxes by 34%) to the Company's income tax expense for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                                  Years Ended December 31,
                                                  ---------------------------
                                                   1997      1998      1999
                                                  -------  --------  --------
   Expected income tax benefit................... $(8,602) $(22,895) $(44,310)
   Permanent differences.........................      15        81     6,493
   Foreign tax rate difference...................     --        --        305
   Net operating loss, temporary differences and
    tax credits not benefited....................   8,587    22,814    37,512
                                                  -------  --------  --------
     Actual income tax expense (benefit)......... $   --   $    --   $    --
                                                  =======  ========  ========

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1998 and 1999 are as follows (in thousands):

                                                              December 31,
                                                           -------------------
                                                             1998      1999
                                                           --------  ---------
   Deferred tax assets:
     Net operating loss carryforwards..................... $ 32,280  $  65,802
     Disqualifying disposition............................    2,857     63,761
     Difference between book and tax depreciation.........    2,284      7,858
     Reserves and accruals................................    1,234      3,352
     Research and experimentation credit carryforwards....      548      1,565
     Deferred compensation................................      957        964
     Difference between book and tax amortization.........      --         152
     Other................................................        6      1,097
                                                           --------  ---------
       Total gross deferred tax assets....................   40,166    144,551
     Less valuation allowance.............................  (40,166)  (127,581)
                                                           --------  ---------
       Net deferred tax assets............................      --      16,970
     Deferred tax liabilities.............................      --     (16,970)
                                                           --------  ---------
                                                           $    --   $     --
                                                           ========  =========

   The Company's deferred tax liabilities resulted from its acquisitions of AIS and Cohesive during the year ended December 31, 1999, due to a difference in the financial statement and tax basis of net assets acquired. During the six months ended June 30, 2000, the Company recorded an unrealized gain on certain investments in equity securities of approximately $53.5 million. Accordingly, a deferred tax liability and a corresponding reduction in the total valuation allowance of approximately $21.4 million was recorded as well.

   The Company has a net operating loss carryforward for federal and California purposes at December 31, 1999, of $168,225,000 and $80,453,000, respectively. The difference between the federal and California net operating loss carryforward is due to the 50% limitation of net operating loss carryforwards for California purposes. The federal net operating loss carryforwards will expire from 2010 through 2019. The California net operating loss carryforwards will expire from 2000 through 2004. The Company believes it will realize deferred tax assets to the extent of deferred tax liabilities.

   The net change in the total valuation allowance was an increase of $28,458,000 and $87,415,000 for the years ended December 31, 1998 and 1999, respectively.

   The Company also has research credit carryforwards for federal and California income tax return purposes of approximately $1,057,416 and $586,636, respectively, available to reduce future income taxes. The federal research credit carryforwards expire in years 2010 through, 2019. The California research credit carryforward carries forward indefinitely until utilized.

   Gross deferred tax assets as of December 31, 1999, include approximately $63,761,000 relating to the exercise of stock options, which will be credited to equity if and when realized.

   Federal and California tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a shift in the ownership of the Company, which constitutes an "ownership change" as defined by Internal Revenue Code Section 382. The Company has not determined if an ownership

                          EXODUS COMMUNICATIONS, INC.

        December 31, 1997, 1998 and 1999 and June 30, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)

change, as defined, has occurred. The Company plans to compute exact limitations upon realization of taxable earnings and associated potential utilization of the net operating loss carryforwards.

(8) Segment Information

   The Company operates a number of Internet Data Centers throughout the United States and two internationally. The Company establishes these Internet Data Centers using a consistent investment and operating model. As a result, the expected long-term economic characteristics and financial performance are similar. In particular, each data center provides the same Internet related services to a similar type of customer who may locate its servers in multiple Internet Data Centers. As a result, the Company believes these Internet Data Centers represent one reportable segment under the aggregation criteria of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Internet Data Center operations primarily include services such as server infrastructure support, Internet connectivity, and managed services.

   With the acquisition of Cohesive on July 27, 1999, management began reviewing financial information and business performance and allocating resources based on both Internet Data Center operations and by professional services, given Cohesive's expertise in networking, Internet-based applications and technology solutions. As a result, the Company identified professional services as an additional reportable segment. Professional services primarily include services such as network design and development, Internet-based and application development, and information technology strategy. For the year ended December 31, 1999, the professional services segment's results of operations presented below include amortization of intangible assets and restructuring charges incurred as a result of the Cohesive acquisition.

   Financial information for the Company's reportable segments is presented below:

                                                             Six Months Ended
                               Years Ended December 31,          June 30,
                              -----------------------------  ------------------
                                1997      1998      1999       1999      2000
                              --------  --------  ---------  --------  --------
   Revenues:
     Internet Data Centers..  $ 12,408  $ 52,263  $ 199,563  $ 67,249  $260,470
     Professional services..       --        482     42,577     5,477    53,225
                              --------  --------  ---------  --------  --------
       Total revenues.......  $ 12,408  $ 52,745  $ 242,140  $ 72,726  $313,695
                              ========  ========  =========  ========  ========
   Operating profit (loss):
     Internet Data Centers..  $ (1,243) $ (1,492) $  39,407  $ 12,820  $ 59,121
     Professional services..       --       (351)     3,242      (299)    7,771
     Corporate areas........   (23,549)  (55,730)  (139,865)  (46,464) (128,447)
                              --------  --------  ---------  --------  --------
       Total operating
        loss................  $(24,792) $(57,573) $ (97,216) $(33,943) $(61,555)
                              ========  ========  =========  ========  ========

                                                     December 31,
                                                  -------------------  June 30,
                                                    1998      1999       2000
                                                  -------- ---------- ----------
   Total assets:
     Internet Data Centers....................... $ 52,725 $  314,452 $  690,038
     Professional services.......................      212      3,068      3,949
     Corporate assets............................  245,861  1,425,370  1,525,781
                                                  -------- ---------- ----------
       Total assets.............................. $298,798 $1,742,890 $2,219,768
                                                  ======== ========== ==========

                        EXODUS COMMUNICATIONS, INC.

       December 31, 1997, 1998 and 1999 and March 31, 1999 and 2000

(Information as of June 30, 2000 and for the six months ended June 30, 1999 and
                            2000 is unaudited)


   Revenues generated and assets located outside of the United States are not significant for the years ended December 31, 1997, 1998 and 1999.

(9) Subsequent Events (Unaudited)

   On July 6, 2000, the Company issued $1.0 billion aggregate principal amount of 11 5/8% Senior Notes due 2010 and (Euro)200.0 million aggregate principal amount of 11 3/8% Senior Notes due 2008. The 11 5/8% Senior Notes and the 11 3/8% Senior Notes were sold at 100% face value for aggregate net proceeds of approximately $1.155 billion (net of offering expenses). The 11 5/8% Senior Notes are currently eligible to trade on The Portal Market. The 11 3/8% Senior Notes are in the process of being listed on the Luxemborg Stock Exchange. The 11 5/8% Senior Notes and the 11 3/8% Senior Notes are governed by separate indentures. Interest is payable on January 15 and July 15 of each year.

   In July 2000, the Company entered into an agreement to extend the expiration date of its existing $30,000,000 line of credit facility with a financial institution from December 31, 2000 to March 31, 2001.

   In August 2000, the Company acquired Grenville Consulting Limited, a leading UK consulting firm. The Company issued notes payable totaling $9.0 million in exchange for all of the outstanding shares of Grenville and incurred acquisition costs of approximately $300,000. The notes bear interest at 4% per annum and are due December 31, 2005. The transaction will be accounted for as a purchase. The excess of the purchase price over the fair value of tangible net assets acquired amounted to approximately $9.1 million and was attributed primarily to goodwill ($8.4 million) and assembled workforce ($690,000). These amounts will be amortized on a straight line basis over 5 years.

   In September 2000, the Company entered into a definitive merger agreement to acquire GlobalCenter Holding Co., an indirect wholly owned subsidiary of Global Crossing North America, Inc. At the effective time of the merger, the Company will issue to GlobalCenter shareholders shares of the Company's common stock equal to $6.525 billion divided by the average closing price of Exodus stock prior to the closing of the transaction, subject to a collar. The transaction will be accounted for as a purchase and is expected to close in the first quarter of 2001, subject to regulatory and shareholder approval.

   As part of the GlobalCenter transaction, the Company has agreed to form a joint venture with Asia Global Crossing to provide complex web hosting and managed services in Asia. Exodus will own 67% of the joint venture and Asia Global Crossing will own 33%. Both Exodus and Asia Global Crossing will contribute all their Asia region web hosting assets to the joint venture. Asia Global Crossing will be the primary network provider for the joint venture in Asia, and Exodus will manage and operate the joint venture.

   Also, in conjunction with the GlobalCenter transaction, the Company entered into two 10-year network service agreements, one with Global Crossing Ltd. and the other with Asia Global Crossing Ltd., and a new 10-year capacity agreement with Global Crossing Bandwidth, Inc. Under the terms of the network agreement with Global Crossing Ltd., the Company will make an irrevocable and non-refundable payment of $100.0 million by December 31, 2000 to be credited against the purchase of future network services. Under the terms of the new capacity agreement, the Company made a non-recurring, non-refundable payment of $100.0 million to be credited against future capacity usage.

                                 $1,000,000,000
                         11 5/8% Senior Notes due 2010

                               (Euro)200,000,000
                         11 3/8% Senior Notes due 2008

                          EXODUS COMMUNICATIONS, INC.

                       Exchange Offer For All Outstanding

                         11 5/8% Senior Notes due 2010
                                      and
                         11 3/8% Senior Notes due 2008

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

   As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.

   The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated or brought voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding to establish or enforce a right to indemnify under the indemnification agreements or any other agreement or insurance policy or under the Registrant's Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or authorized by the Board of Directors or as otherwise required under Delaware statute or law, regardless of whether the indemnified party is ultimately determined to be entitled to such indemnification, (ii) for expenses and the payment of profits arising from the purchase and sale by the indemnified paved and the relative fault of the Registrant and the director or executive officer. No contribution is allowed to a person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933) from any person who was not found guilty of such fraudulent misrepresentation.

   The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnification agreement or otherwise, to be indemnified for such expenses. The form of indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

   The indemnification provision in the Bylaws, and the form of indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

   As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, expects to purchase director and officer liability insurance.

   In addition, Mr. Mocarski is indemnified in certain circumstances by Fleet Financial Group, Inc.

   See also the undertakings set out in response to Item 22.

   Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                            Document                              Exhibit Number
                            --------                              --------------
Registrant's Restated Certificate of Incorporation...............      3.01
Registrant's Bylaws..............................................      3.03
Form of Indemnification Agreement................................     10.08

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  2.01   Agreement and Plan of Merger between Fouress, Inc. and Registrant dated April 26, 1995. (Incorporated by reference to Exhibit 2.01 from the Registrant's Registration Statement on Form S-1 (file No. 333-
         44469), as amended, declared effective by the Securities and Exchange
         Commission on March 18, 1998 (the "Form S-1").

  2.02 Form of Agreement and Plan of Merger by and between Registrant and Exodus. (Incorporated by reference from Exhibit 2.02 to the Form S-1).

  2.03   Agreement and Plan of Reorganization by and among Registrant, Cohesive
         Technology Solutions, Inc. and Marley Acquisition Corp. dated April
         22, 1999. (Incorporated by reference from Exhibit 2.03 to the Registrant's Registration Statement on Form S-4 (File No. 333-79655) declared effective by the SEC on June 28, 1999 (the "June 1999 Form S-
         4")).

  2.04 Amendment to Agreement and Plan of Reorganization by and among Registrant, Cohesive Technology Solutions, Inc. and Marley Acquisition
         Corp. dated May 28, 1999. (Incorporated by reference from Exhibit 2.04 to the June 1999 Form S-4).

  2.05   Agreement and Plan of Reorganization dated January 7, 2000 between
         Registrant and KeyLabs, Inc. (Incorporated by reference from Exhibit
         2.01 to the Registrant's Registration Statement on Form S-3 filed with the SEC on April 10, 2000).

  2.06   Common Stock Purchase Agreement dated as of March 22, 2000 among
         Registrant, Mirror Image Internet, Inc. and Xcelera.com Inc.
         (Incorporated by reference from Exhibit 2.01 to the Registrant's
         Current Report on Form 8-K filed with the SEC on April 7, 2000 (the
         "April 2000 8-K")).

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  2.07   Common Stock Purchase Agreement dated as of March 22, 2000 between
         Registrant and Xcelera.com Inc. (Incorporated by reference from
         Exhibit 2.02 to the April 2000 8-K).

  2.08   Agreement and Plan of Merger among Exodus Communications, Inc.,
         Einstein Acquisition Corp., Global Crossing GlobalCenter Holdings,
         Inc., GlobalCenter Holding Co., GlobalCenter Inc., and Global Crossing
         North America, Inc., dated as of September 28, 2000 (Incorporated by reference from Exhibit 2.01 to the Registrant's Current Report on Form
         8-K filed with the SEC on October 13, 2000. (the "October 2000 8-K")).

  3.01 Registrant's Restated Certificate of Incorporation. (Incorporated by reference from Exhibit 4.01 to Registrant's Registration Statement on
         Form S-8 (file no. 333-38980) filed with the SEC on June 9, 2000 (the
         "June 2000 Form S-8")).

  3.02   Certificate of Designations specifying the terms of the Series A
         Junior Participating Preferred Stock of Registrant, as filed with the Delaware Secretary of State on January 28, 1999. (Incorporated by reference from Exhibit 3.02 to Registrant's Registration Statement on
         Form 8-A filed with the Commission on January 29, 1999 (the "1999 Form
         8-A")).

  3.03 Registrant's Bylaws. (Incorporated by reference from Exhibit 3.06 to the Form S-1).

  4.01   Form of Specimen Certificate for Registrant's Common Stock.
         (Incorporated by reference from Exhibit 4.01 to the Form S-1).

  4.02   Form of 11 1/4% Senior Note due 2008 from 1998 Senior Note offering.
         (Incorporated by reference from Exhibit 4.02 to Registrant's
         Registration Statement on Form S-4 (file No. 333-62413) declared effective by the SEC on November 9, 1998 (the "November 1998 Form S-
         4")).

  4.03   Indenture between Exodus Communications, Inc. as Issuer and Chase
         Manhattan Bank and Trust Company, National Association, as Trustee dated July 1, 1998 related to the Registrant's 11 1/4% Senior Notes due 2008. (Incorporated by reference from Exhibit 10.30 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June
         30, 1998 (the "June 1998 Form 10 Q")).

  4.04   Rights Agreement dated January 27, 1999 between Registrant and
         BankBoston, N.A., as Rights Agent. (Incorporated by reference from
         Exhibit 4.04 to the 1999 Form 8-A).

  4.05   Form of note for Registrant's 5% Convertible Subordinated Notes.
         (Incorporated by reference from Exhibit 4.05 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended March 31, 1999
         (the "March 1999 Form 10-Q").

  4.06   Indenture between Registrant as Issuer and Chase Manhattan Bank and
         Trust Company, National Association as Trustee dated March 1, 1999.
         (Incorporated by reference from Exhibit 4.06 to the March 1999 Form
         10-Q).

  4.07   Supplemental Indenture dated June 22, 1999 amending Indenture between
         Registrant and Chase Manhattan Bank and Trust Company, National
         Association, as Trustee dated July 1, 1998. (Incorporated by reference from Exhibit 10.66 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 (the "June 1999 Form 10-Q").

  4.08   Form of 11 1/4% Senior Note from 1999 Senior Note offering.
         (Incorporated by reference from Exhibit 10.67 to the June 1999 Form
         10-Q).

  4.09 Form of note for Registrant's 4 3/4% Convertible Subordinated Notes due July 15, 2008. (Incorporated by reference to Exhibit 4.04 to the Registrant's Registration Statement on Form S-3 filed with the SEC on
         February 2, 2000 (the "4 3/4% notes Form S-3")).

  4.10   Indenture between Registrant, as Issuer, and Chase Manhattan Bank and
         Trust Company, National Association, as Trustee, dated December 1,
         1999 related to the Registrant's 4 3/4% Convertible Subordinated Notes due July 15, 2008. (Incorporated by reference to Exhibit 4.05 to the 4
         3/4% notes Form S-3).

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
 4.11    Form of note for Registrant's 10 3/4% Senior Notes due 2009.
         (Incorporated by reference to Exhibit 4.11 to the Registrant's
         Registration Statement on Form S-4 filed with the SEC on February 1,
         2000 (the "10 3/4% notes Form S-4")).

 4.12    Form of note for Registrant's 10 3/4% Senior Notes due 2009.
         (Incorporated by reference to Exhibit 4.12 to 10 3/4% notes Form S-4).

 4.13    Indenture between Registrant, as Issuer, and Chase Manhattan Bank and
         Trust Company, National Association, as trustee, dated December 1,
         1999 related to the Registrant's 10 3/4% Senior Notes due 2009.
         (Incorporated by reference to Exhibit 4.13 to 10 3/4% notes Form S-4).

 4.14    Amendment to Rights Agreement dated October 20, 1999 between
         Registrant and BankBoston, N.A. (Incorporated by reference from Exhibit 4.05 to the 1999 Form 8- A).

 4.15+   Form of note for Registrant's unregistered 11 5/8% Senior Notes due
         2010.

 4.16+   Form of note for Registrant's unregistered 11 3/8% Senior Notes due
         2008.

 4.17++  Indenture between Registrant, as Issuer, and Chase Manhattan Bank and
         Trust Company, National Association, as trustee, dated July 6, 2000 related to the Registrant's 11 5/8% Senior Notes due 2010.

 4.18++  Indenture between Registrant, as Issuer, and Chase Manhattan Bank and
         Trust Company, National Association, as trustee, dated July 6, 2000 related to the Registrant's 11 3/8% Senior Notes due 2008.

 4.19    Stockholder Agreement among Exodus Communications, Inc., Global
         Crossing Ltd, and Global Crossing GlobalCenter Holdings, Inc., dated as of September 28, 2000 (Incorporated by reference from Exhibit 4.01 to the October 2000 8-K).

 4.20    Registration Rights Agreement by and among Exodus Communications,
         Inc., Global Crossing GlobalCenter Holdings, Inc., Global Crossing
         Ltd., and its other direct and indirect subsidiaries mentioned therein, dated as of September 28, 2000 (Incorporated by reference from Exhibit 4.02 to the October 2000 8-K).

 4.21+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 11 1/4% Senior Notes due 2008.

 4.22+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 5% Convertible Subordinated Notes due March
         15, 2006.

 4.23+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 10 3/4% Senior Notes due 2009.

 4.24+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 4 3/4% Convertible Subordinated Notes due
         July 15, 2008.

 4.25+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 11 5/8% Senior Notes due 2010.

 4.26+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 11 3/8% Senior Notes due 2008.

 4.27+   Form of note for Registrant's registered 11 5/8% Senior Notes due
         2010.

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  4.28+  Form of note for Registrant's registered 11 3/8% Senior Notes due
         2008.

  5.01+ Opinion of Fenwick & West LLP regarding legality of the securities being registered.

  5.02+ Opinion of Winthrop, Stimson, Putnam & Roberts regarding legality of the securities being registered.

 10.01   Amended and Restated Investors Rights Agreement, dated as of June 25,
         1997 between the Registrant and certain investors, as amended December
         15, 1997. (Incorporated by reference from Exhibit 10.01 to the Form S-
         1).

 10.02   Registrant's 1995 Stock Option Plan and related forms of agreements.
         (Incorporated by reference from Exhibit 10.02 to the Form S-1).

 10.03   Registrant's 1995 Stock Purchase Plan and related forms of agreements.
         (Incorporated by reference from Exhibit 10.03 to the Form S-1).

 10.04 Registrant's 1997 Equity Incentive Plan and related forms of agreements. (Incorporated by reference from Exhibit 10.04 to the Form
         S-1).

 10.05 Registrant's 1998 Equity Incentive Plan and related forms of agreements, as amended June 2, 1999. (Incorporated by reference from Exhibit 4.03 to the July 1999 Form S-8).

 10.06 Registrant's 1998 Directors Stock Option Plan and related forms of agreements. (Incorporated by reference from Exhibit 10.06 to the Form
         S-1).

 10.07 Registrant's 1998 Employee Stock Purchase Plan. (Incorporated by reference from Exhibit 10.07 to the Form S-1).

 10.08 Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers, as amended. (Incorporated by reference from Exhibit 10.08 to the Form S-1).

 10.09   Facility Lease between Washcop Associates Limited Partnership and the
         Registrant dated April 18, 1996. (Incorporated by reference from
         Exhibit 10.09 to the Form S-1).

 10.10 Facility Lease between Cal-Harbor II & III Urban Renewal Associates and Registrant dated December 30, 1996, as amended April 29, 1997 and
         January 27, 1998. (Incorporated by reference from Exhibit 10.10 to the
         Form S-1).

 10.11   Facility Lease between McCandless-San Tomas N. 2 and Registrant dated
         April 18, 1997. (Incorporated by reference from Exhibit 10.11 to the
         Form S-1).

 10.12   Facility Lease between Sabey Corporation and Registrant dated April
         24, 1997. (Incorporated by reference from Exhibit 10.12 to the Form S-
         1).

 10.13   Facility Lease between The Manufacturers Life Insurance Company and
         Registrant dated June 27, 1997. (Incorporated by reference from
         Exhibit 10.13 to the Form S-1).

 10.14   Facility Lease between JBG/Spring Park Limited Partnership and
         Registrant dated June 30, 1997. (Incorporated by reference from
         Exhibit 10.14 to the Form S-1).

 10.15   [Reserved].

 10.16   Software License and Marketing Agreement between Computer Associates
         International, Inc. and the Registrant dated April 1997. (Incorporated by reference from Exhibit 10.16 to the Form S-1).

 10.17 Form of Executive Employment Policy to be entered into between the Registrant and certain officers. (Incorporated by reference from Exhibit 10.17 to the Form S-1).

 10.18   Equipment Lease Line of Credit between Transamerica Business Credit
         Corporation and Registrant dated August 28, 1997. (Incorporated by reference from Exhibit 10.18 to the Form S-1).

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  10.19  Loan and Security Agreement between Silicon Valley Bank and Registrant dated June 14, 1996, as amended on March 25, 1997, June 13, 1997,
         November 24, 1997 and December 8, 1997. (Incorporated by reference from Exhibit 10.19 to the Form S-1).

  10.20  Loan and Security Agreement among MMC/GATX Partnership No. 1,
         Transamerica Business Credit Corporation and Registrant dated December
         31, 1997. (Incorporated by reference from Exhibit 10.20 to the Form S-
         1).

  10.21  Equipment Lease Line of Credit between Venture Lending & Leasing II,
         Inc. and Registrant dated December 23, 1997. (Incorporated by reference from Exhibit 10.21 to the Form S-1).

  10.22 Equipment Lease Line of Credit Commitment ("Commitment Letter") between Finova Technology Finance, Inc. ("Finova") and Registrant dated December 17, 1997; Master Lease Agreement ("Master Lease") between Finova and Registrant dated December 19, 1997; and
         Modification to Commitment Letter and Master Lease between Finova and
         Registrant dated February 6, 1998. (Incorporated by reference from
         Exhibit 10.22 to the Form S-1).

  10.23 Sublease Agreement dated January 12, 1998 between Amdahl Corporation and Registrant. (Incorporated by reference from Exhibit 10.23 to the Form S-1).

  10.24  Nonqualified Stock Option Agreements between Registrant and K.B.
         Chandrasekhar dated January 27, 1998. (Incorporated by reference from
         Exhibit 10.24 to the Form S-1).

  10.25  Form of Nonqualified Stock Option Agreement between Registrant and
         Ellen M. Hancock dated March 10, 1998. (Incorporated by reference from
         Exhibit 10.25 to the Form S-1).

  10.26 Form of Agreement used to sell stock to certain directors and an officer of the Registrant. (Incorporated by reference from Exhibit
         10.26 to the Form S-1).

  10.27 Facility Lease between 600 Winter Street, L.L.C. and Registrant, dated as of December 23, 1997. (Incorporated by reference from Exhibit 10.27 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "March 1998 Form 10-Q"). Certain exhibits to this agreement have been omitted from this filing and will be furnished supplementally to the Securities and Exchange Commission upon request.

  10.28 Amendment to Loan and Security Agreement between Silicon Valley Bank and Registrant dated June 14, 1996. (Incorporated by reference from Exhibit 10.28 to the March 1998 Form 10-Q).

  10.29  First Amendment to Loan and Security Agreement, dated as of February
         20, 1998, by and between the Registrant and MMC/GATX Partnership No. 1 and Transamerica Business Credit Corporation. (Incorporated by reference from Exhibit 10.29 to the amendment on Form 10-Q/A amending the March 1998 Form 10-Q).

  10.30  Exchange and Registration Rights Agreement among Exodus
         Communications, Inc., Goldman, Sachs & Co., Donaldson Lufkin &
         Jenrette Securities Corporation, BT Alex. Brown Incorporated and
         NationsBanc Montgomery Securities LLC dated July 1, 1998.
         (Incorporated by reference from Exhibit 10.31 to the June 1998 Form
         10-Q).

  10.31  Escrow Agreement among Chase Manhattan Bank and Trust Company,
         National Association, as escrow agent, Chase Manhattan Bank and Trust
         Company, National Association, as trustee, and Exodus Communications,
         Inc., dated July 1, 1998. (Incorporated by reference from Exhibit
         10.32 to the June 1998 Form 10-Q).

  10.32  Purchase Agreement among Exodus Communications, Inc., Goldman, Sachs &
         Co., Donaldson Lufkin & Jenrette Securities Corporation, BT Alex.
         Brown Incorporated and NationsBanc Montgomery Securities LLC, dated
         June 26, 1998. (Incorporated by reference from Exhibit 10.33 to the
         June 1998 Form 10-Q).

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
 10.33   Form of Notice of Debt Offering and Waiver of Registration Rights
         among the Company and certain holders of stock of the Company.
         (Incorporated by reference from Exhibit 10.34 to the June 1998 Form
         10-Q).

 10.34   Amended and Restated Master Loan and Security Agreement between Exodus
         Communications, Inc. and Transamerica Business Credit Corporation dated June 30, 1998. (Incorporated by reference from Exhibit 10.35 to the June 1998 Form 10-Q).

 10.35   Agreement between Cisco Systems Capital Corporation and Exodus
         Communications, Inc., dated June 1, 1998. (Incorporated by reference from Exhibit 10.36 to the June 1998 Form 10-Q).

 10.36* Qwest Communications Private Line Service Agreement Business Services, between Qwest Communications Corporation and the Registrant, dated as of July 17, 1998. (Incorporated by reference from Exhibit 10.37 to the June 1998 Form 10-Q).

 10.37   Consent and Second Amendment to the Second Amended and Restated
         Investors' Rights Agreement. (Incorporated by reference from Exhibit
         10.37 to the November 1998 Form S-4).

 10.38   Lease Agreement dated August 31, 1998 between Reynolds Metals
         Development Company and Registrant. (Incorporated by reference from Exhibit 10.38 to the November 1998 Form S-4).

 10.39   Building Lease dated September 22, 1998 between Centerpoint Properties
         Trust and Registrant. (Incorporated by reference from Exhibit 10.39 to the November 1998 Form S-4).

 10.40 Sublease Agreement dated September 4, 1998 between S3, Incorporated and Registrant. (Incorporated by reference from Exhibit 10.40 to the Form S-4).

 10.41   Registrant's 1999 Stock Option Plan and related forms of agreements.
         (Incorporated by reference to Exhibit 4.04 to Registrant's
         Registration Statement on Form S-8 (File No. 333-72525), filed with the SEC on February 17, 1999 (the "February 1999 Form S-8")).

 10.42   Form of Non-Plan Stock Option Agreement for option granted to James J.
         McInerney. (Incorporated by reference to Exhibit 4.06 to the February
         1999 Form S-8).

 10.43   Form of Non-Plan Stock Option Agreement for option granted to Susan R.
         Farber. (Incorporated by reference from Exhibit 4.07 to the February
         1999 Form S-8).

 10.44   Offer Letter dated September 30, 1998 between Registrant and Susan
         Farber. (Incorporated by reference from Exhibit 10.44 to Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 Form 10-
         K")).

 10.45   Agreement for Lease dated December 24, 1998 among Helios (Park Royal)
         Limited, Lloyds Bank PLC, Exodus Internet Limited, and Registrant.
         Certain exhibits to this agreement have been omitted from this filing and will be furnished supplementally to the Securities and Exchange
         Commission upon request. (Incorporated by reference from Exhibit 10.45 to the 1998 Form 10-K).

 10.46   First Amendment to Lease Agreement dated January 1999 between Washcop
         Associated Limited Partnership and Registrant. (Incorporated by reference from Exhibit 10.46 to the 1998 Form 10-K).

 10.47 First Amendment of Lease dated December 4, 1998 between David A. Sabey and Sandra L. Sabey and Registrant. (Incorporated by reference from Exhibit 10.47 to the 1998 Form 10-K).

 10.48* Worldcom Data Services (Revenue Plan) effective February 1, 1999 between Worldcom Technologies, Inc. and Registrant. (Incorporated by reference from Exhibit 10.48 to the March 1999 Form 10-Q).

 10.49   Building Lease dated January 29, 1999 between Registrant and G&I
         Walsh. (Incorporated by reference from Exhibit 10.49 to the March 1999
         Form 10-Q).

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
 10.50   Building Lease dated January 29, 1999 between Registrant and Talus
         Corporation. (Incorporated by reference from Exhibit 10.50 to the
         March 1999 Form 10-Q).

 10.51*  Capacity Sales Agreement effective February 23, 1999 between MFS
         Cableco (Bermuda) Limited and Registrant. (Incorporated by reference from Exhibit 10.51 to the March 1999 Form 10-Q).

 10.52   Building Lease dated March 26, 1999 between Registrant and Lincoln-
         RECP CM-ES OPCO, LLC. (Incorporated by reference from Exhibit 10.52 to the March 1999 Form 10-Q).

 10.53   First Amendment to Lease Agreement dated April 4, 1999 between
         Registrant and Amdahl Corporation. (Incorporated by reference from Exhibit 10.53 to the March 1999 Form 10-Q).

 10.54   Purchase Agreement dated February 25, 1999 among Registrant, Goldman,
         Sachs & Co., BancBoston Robertson Stephens Inc., BT Alex. Brown
         Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and
         Hambrecht & Quist LLC. (Incorporated by reference from Exhibit 10.54 to the March 1999 Form 10-Q).

 10.55   Registration Rights Agreement dated March 1, 1999 among Registrant,
         Goldman, Sachs & Co., BancBoston Robertson Stephens Inc., BT Alex.
         Brown Incorporated, Donaldson, Lufkin & Jenrette Securities
         Corporation and Hambrecht & Quist LLC. (Incorporated by reference from
         Exhibit 10.55 to the March 1999 Form 10-Q).

 10.56* Worldcom Capacity Access Service Agreement effective March 1, 1999 between Worldcom Technologies, Inc. and Registrant. (Incorporated by reference from Exhibit 10.56 to the March 1999 Form 10-Q).

 10.57 Agreement to lease dated June 18, 1999 and associated exhibits between Helios Limited, Lloyds Bank PLC, Exodus Internet Limited and
         Registrant. (Incorporated by reference from Exhibit 10.57 to the June
         1999 Form 10-Q).

 10.58   Building lease dated June 8, 1999 between Talus and Registrant.
         (Incorporated by reference from Exhibit 10.58 to the June 1999 Form
         10-Q).

 10.59   Building lease dated June 4, 1999 between G&I Walsh and Registrant.
         (Incorporated by reference from Exhibit 10.59 to the June 1999 Form
         10-Q).

 10.60   Building lease dated June 30, 1999 between Cameron Road Corporate
         Park, Ltd. and Registrant. (Incorporated by reference from Exhibit
         10.60 to the June 1999 Form 10-Q).

 10.61   Building lease dated June 7, 1999 between 100 TCD Associates Limited
         Partnership and TW Conroy 2 LLC and Registrant. (Incorporated by reference from Exhibit 10.61 to the June 1999 Form 10-Q).

 10.62   Building lease dated April 30, 1999 between Reynolds Metals
         Development Company and Registrant. (Incorporated by reference from Exhibit 10.62 to the June 1999 Form 10-Q).

 10.63   Loan modification agreement dated May 6, 1999 between Silicon Valley
         Bank and Registrant. (Incorporated by reference from Exhibit 10.63 to the June 1999 Form 10-Q).

 10.64   Purchase agreement dated June 17, 1999 between Goldman, Sachs & Co.
         and Registrant. (Incorporated by reference from Exhibit 10.64 to the June 1999 Form 10-Q).

 10.65 Exchange and registration rights agreement dated June 22, 1999 among Goldman, Sachs & Co. and Registrant. (Incorporated by reference from
         Exhibit 10.65 to the June 1999 Form 10-Q).

 10.66   [Reserved].

 10.67   [Reserved].

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
 10.68*  Capacity Purchase Agreement between Exodus and Global Crossing USA,
         Inc. dated August 27, 1999. (Incorporated by reference from Exhibit
         10.68 to the Registrant's Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1999 (the "September 1999 Form 10-Q")).

 10.69 Service Metrics, Inc. 1998 Stock Option Plan. (Incorporated by reference from Exhibit 4.06 to Registrant's Registration Statement on
         Form S-8 (file no. 333-92745) filed with the SEC on December 14,
         1999).

 10.70   Purchase Agreement among the Registrant and Goldman Sachs & Co.,
         Donaldson, Lufkin & Jenrette Securities Corporation and Morgan Stanley
         & Co. Incorporated dated December 2, 1999 related to the Registrant's
         4 3/4% Convertible Subordinated Notes due July 15, 2008. (Incorporated by reference from Exhibit 4.06 to the 4 3/4% notes Form S-3).

 10.71   Registration Rights Agreement among the Registrant and Goldman Sachs &
         Co., Donaldson, Lufkin & Jenrette Securities Corporation and Morgan
         Stanley & Co. Incorporated dated December 1, 1999 related to the
         Registrant's 4 3/4% Convertible Subordinated Notes due July 15, 2008.
         (Incorporated by reference from Exhibit 4.07 to the 4 3/4% notes Form
         S-3).

 10.72   Purchase Agreement among Registrant, Goldman, Sachs & Co., Donaldson,
         Lufkin & Jenrette Securities Corporation, BancBoston Robertson
         Stephens Inc., PaineWebber Incorporated and Morgan Stanley & Co.
         Incorporated dated December 2, 1999 related to the Registrant's 10
         3/4% Senior Notes due 2009. (Incorporated by reference to Exhibit
         10.72 to the 10 3/4% notes Form S-4).

 10.73   Exchange and Registration Rights Agreement among Registrant, Goldman,
         Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation,
         BancBoston Robertson Stephens Inc., PaineWebber Incorporated and
         Morgan Stanley & Co. Incorporated dated December 1, 1999 related to the Registrant's 10 3/4% Senior Notes due 2009. (Incorporated by reference to Exhibit 10.73 to the 10 3/4% notes Form S-4).

 10.74   Registration Rights Agreement dated April 21, 2000 between Registrant,
         Mirror Image Internet, Inc. and Xcelera.com Inc. (Incorporated by referred from Exhibit 4.01 to the Registrant's Registration Statement on Form S-3 filed with the SEC on May 5, 2000).

 10.75++ Purchase Agreement among Registrant, Goldman, Sachs & Co., Merrill
         Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
         Incorporated, Chase Securities Inc., Donaldson, Lufkin & Jenrette
         Securities Corporation, FleetBoston Robertson Stephens Inc. and Thomas
         Weisel Partners LLC, dated June 28, 2000 related to the Registrant's
         11 5/8% Senior Notes due 2010 and 11 3/8% Senior Notes due 2008.

 10.76++ Exchange and Registration Rights Agreement among Registrant, Goldman,
         Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         Morgan Stanley & Co. Incorporated, Chase Securities Inc., Donaldson,
         Lufkin & Jenrette Securities Corporation, FleetBoston Robertson
         Stephens Inc. and Thomas Weisel Partners LLC, dated July 6, 2000 related to the Registrant's 11 5/8% Senior Notes due 2010.

 10.77++ Exchange and Registration Rights Agreement among Registrant, Goldman,
         Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         Morgan Stanley & Co. Incorporated, Chase Securities Inc., Donaldson,
         Lufkin & Jenrette Securities Corporation, FleetBoston Robertson
         Stephens Inc. and Thomas Weisel Partners LLC, dated July 6, 2000 related to the Registrant's 11 3/8% Senior Notes due 2008.

 10.78** Networking Services, Marketing and Cooperation Agreement by and between Exodus Communications, Inc. and Gobal Crossing Ltd., dated as of September 28, 2000 (Incorporated by reference from Exhibit 99.01 to the October 2000 8-K).

 10.79** Networking Services, Marketing and Cooperation Agreement by and between Exodus Communications, Inc. and Asia Global Crossing Ltd., dated as of September 28, 2000 (Incorporated by reference from Exhibit
         99.02 to the October 2000 8-K).

 Exhibit
 Number                              Exhibit Title
 -------                             -------------
 10.80   Joint Venture Agreement relating to Exodus Asia-Pacific Ltd. among
         Exodus Communications, Inc., Asia Global Crossing, Ltd. and Exodus
         Asia-Pacific Ltd., dated as of September 28, 2000 (Incorporated by reference from Exhibit 99.03 to the October 2000 8-K).

 12.01+  Statement regarding Computation of Ratios.

 21.01++ Subsidiaries of the Registrant.

 23.01+  Consent of Fenwick & West LLP (included in Exhibit 5.01).

 23.02+  Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit
         5.02).

 23.03+  Consent of KPMG LLP, independent auditors.

 24.01++ Power of Attorney (see page II-11).

 25.01+  Statement of Eligibility of Trustee related to the Registrant's 11
         5/8% Senior Notes due 2010.

 25.02+  Statement of Eligibility of Trustee related to the Registrant's 11
         3/8% Senior Notes due 2008.

 27.01 Financial Data Schedule (Incorporated by reference from Exhibit 27.01 to the Registrants's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

 99.01+  Form of Letter of Transmittal for dollar notes.

 99.02+  Form of Letter of Transmittal for euro notes.

 99.03+  Form of Notice of Guaranteed Delivery for dollar notes.

 99.04+  Form of Notice of Guaranteed Delivery for euro notes.

--------

 * Confidential treatment has been granted for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions have been redacted and marked with a triple asterisk. The non-redacted version of this document has been sent to the Securities and Exchange Commission.

** Confidential treatment has been requested for certain portions of this document pursuant to an application for confidentioal treatment filed with the Securities and Exchange Commision on October 13, 2000. Such portions have been redacted and marked with a triple asterisk. The non-redacted version of this document has been sent to the Securities and Exchange Commission.

 + Filed herewith.

++ Previously filed.

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

   (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 13th day of October, 2000.

                                          Exodus Communications, Inc.

                                                   /s/ Ellen M. Hancock
                                          By: _________________________________
                                                     Ellen M. Hancock
                                               Chairman and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----
Principal Executive Officer:

       /s/ Ellen M. Hancock            Chairman and Chief          October 13, 2000
______________________________________  Executive Officer
           Ellen M. Hancock

Principal Financial Officer and
 Principal Accounting Officer:

       /s/ R. Marshall Case            Executive Vice President,   October 13, 2000
______________________________________  Finance and Chief
           R. Marshall Case             Financial Officer

Additional Directors:

         /s/ Mark Dubovoy *            Director                    October 13, 2000
  ____________________________________
             Mark Dubovoy

       /s/ John R. Dougery *           Director                    October 13, 2000
______________________________________
           John R. Dougery

        /s/ Max D. Hopper *            Director                    October 13, 2000
______________________________________
            Max D. Hopper

      /s/ L. William Krause *          Director                    October 13, 2000
______________________________________
          L. William Krause

       /s/ Daniel C. Lynch *           Director                    October 13, 2000
______________________________________
           Daniel C. Lynch

    /s/ Thadeus J. Morcarski *         Director                    October 13, 2000
______________________________________
         Thadeus J. Morcarski

              Signature                          Title                   Date
              ---------                          -----                   ----
      /s/ Naomi O. Seligman *          Director                    October 13, 2000
______________________________________
          Naomi O. Seligman

       /s/ Dirk A. Stuurop *           Director                    October 13, 2000
______________________________________
           Dirk A. Stuurop

    /s/ Laura D'Andrea Tyson *         Director                    October 13, 2000
______________________________________
         Laura D'Andrea Tyson

       /s/ Ellen M. Hancock
*By: _________________________________
           Ellen M. Hancock
           Attorney-in-Fact

                          EXODUS COMMUNICATIONS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                                 (in thousands)

                                         Balance at                      Balance
                                         Beginning                       at End
                                          of Year   Additions Deductions of Year
                                         ---------- --------- ---------- -------
Allowance for doubtful accounts
  Year ended December 31, 1997..........   $   15    $  742    $   (66)  $  691
  Year ended December 31, 1998..........      691     1,410       (280)   1,821
  Year ended December 31, 1999..........    1,821     6,911     (1,155)   7,577

                                 EXHIBIT INDEX

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  4.15+  Form of note for Registrant's unregistered 11 5/8% Senior Notes due
         2010.

  4.16+  Form of note for Registrant's unregistered 11 3/8% Senior Notes due
         2008.

  4.17++ Indenture between Registrant, as Issuer, and Chase Manhattan Bank and
         Trust Company, National Association, as trustee, dated July 6, 2000 related to the Registrant's 11 5/8% Senior Notes due 2010.

  4.18++ Indenture between Registrant, as Issuer, and Chase Manhattan Bank and
         Trust Company, National Association, as trustee, dated July 6, 2000 related to the Registrant's 11 3/8% Senior Notes due 2008.

  4.21+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 11 1/4% Senior Notes due 2008.

  4.22+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 5% Convertible Subordinated Notes due March
         15, 2006.

  4.23+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrants 10 3/4% Senior Notes due 2009.

  4.24+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 4 3/4% Convertible Subordinated Notes due
         July 15, 2008.

  4.25+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 11 5/8% Senior Notes due 2010.

  4.26+ Instrument of Resignation, Appointment and Acceptance dated as of September 6, 2000, among Exodus Communications, Inc., Chase Manhattan
         Bank and Trust Company, National Association, and HSBC Bank USA, regarding the Registrant's 11 3/8% Senior Notes due 2008.

  4.27+  Form of note for Registrant's registered 11 5/8% Senior Notes due
         2010.


  4.28+  Form of note for Registrant's registered 11 3/8% Senior Notes due
         2008.

  5.01+ Opinion of Fenwick & West LLP regarding legality of the securities being registered.

  5.02+ Opinion of Winthrop, Stimson, Putnam & Roberts regarding legality of the securities being registered.

 10.75++ Purchase Agreement among Registrant, Goldman, Sachs & Co., Merrill
         Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co.
         Incorporated, Chase Securities Inc., Donaldson, Lufkin & Jenrette
         Securities Corporation, FleetBoston Robertson Stephens Inc. and Thomas
         Weisel Partners LLC, dated June 28, 2000 related to the Registrant's
         11 5/8 Senior Notes due 2010 and 11 3/8% Senior Notes due 2008.

 10.76++ Exchange and Registration Rights Agreement among Registrant, Goldman,
         Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         Morgan Stanley & Co. Incorporated, Chase Securities Inc., Donaldson,
         Lufkin & Jenrette Securities Corporation, FleetBoston Robertson
         Stephens Inc. and Thomas Weisel Partners LLC, dated July 6, 2000 related to the Registrant's 11 5/8% Senior Notes due 2010.


 Exhibit
 Number                               Exhibit Title
 -------                              -------------
 10.77++ Exchange and Registration Rights Agreement among Registrant, Goldman,
         Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated,
         Morgan Stanley & Co. Incorporated, Chase Securities Inc., Donaldson,
         Lufkin & Jenrette Securities Corporation, FleetBoston Robertson
         Stephens Inc. and Thomas Weisel Partners LLC, dated July 6, 2000 related to the Registrant's 11 3/8% Senior Notes due 2008.

 10.78** Networking Services, Marketing and Cooperation Agreement by and between Exodus Communications, Inc. and Gobal Crossing Ltd., dated as of September 28, 2000 (Incorporated by reference from Exhibit 99.01 to the October 2000 8-K).

 10.79** Networking Services, Marketing and Cooperation Agreement by and between Exodus Communications, Inc. and Asia Global Crossing Ltd., dated as of September 28, 2000 (Incorporated by reference from Exhibit
         99.02 to the October 2000 8-K).

 10.80   Joint Venture Agreement relating to Exodus Asia-Pacific Ltd. among
         Exodus Communications, Inc., Asia Global Crossing, Ltd. and Exodus
         Asia-Pacific Ltd., dated as of September 28, 2000 (Incorporated by reference from Exhibit 99.03 to the October 2000 8-K).

 12.01+  Statement regarding Computation of Ratios.

 21.01++ Subsidiaries of Registrant.

 23.01+  Consent of Fenwick & West LLP (included in Exhibit 5.01).

 23.02+  Consent of Winthrop, Stimson, Putnam & Roberts (included in Exhibit
         5.02).

 23.03+  Consent of KPMG LLP, independent auditors.

 24.01++ Power of Attorney. (See page II-11).

 25.01+  Statement of Eligibility of Trustee related to the Registrant's 11
         5/8% Senior Notes due 2010.

 25.02+  Statement of Eligibility of Trustee related to the Registrant's 11
         3/8% Senior Notes due 2008.

 27.01 Financial Data Schedule (Incorporated by reference from Exhbit 27.01 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000).

 99.01+  Form of Letter of Transmittal for dollar notes.

 99.02+  Form of Letter of Transmittal for euro notes.

 99.03+  Form of Notice of Guaranteed Delivery for dollar notes.

 99.04+  Form of Notice of Guaranteed Delivery for euro notes.

--------

 * Confidential treatment has been granted for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions have been redacted and marked with a triple asterisk. The non-redacted version of this document has been sent to the Securities and Exchange Commission.

** Confidential treatment has been requested for certain portions of this document pursuant to an application for confidentioal treatment filed with the Securities and Exchange Commision on October 13, 2000. Such portions have been redacted and marked with a triple asterisk. The non-redacted version of this document has been sent to the Securities and Exchange Commission.

 + Filed herewith.

++ Previously filed.